(SHORT TERM AGREEMENT)


================================================================================

                               CREDIT AGREEMENT

                          dated as of October 9, 1997

                                 by and among

                       THE MULTICARE COMPANIES, INC. and

              ITS DIRECT AND INDIRECT SUBSIDIARIES, AS BORROWERS,

           THE FINANCIAL INSTITUTIONS IDENTIFIED HEREIN, AS LENDERS,

              MELLON BANK, N.A., AS ISSUER OF LETTERS OF CREDIT,

                  MELLON BANK, N.A., AS ADMINISTRATIVE AGENT,
                   CITICORP USA, INC., AS SYNDICATION AGENT,
                 NATIONSBANK, N.A., AS SYNDICATION AGENT, and
               FIRST UNION NATIONAL BANK, AS DOCUMENTATION AGENT

================================================================================

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

CREDIT AGREEMENT...........................................................  1

ARTICLEARTICLE 1 - CREDIT FACILITY.........................................  2
      1.1    COMMITMENT TO LEND............................................  2
      1.2    JOINT AND SEVERAL OBLIGATIONS.................................  2
      1.3     MANNER OF BORROWING..........................................  2
      1.4     REPAYMENT AND MANDATORY PREPAYMENTS..........................  5
      1.5     VOLUNTARY PREPAYMENTS........................................  6
      1.6     PAYMENTS BY THE BORROWERS IN GENERAL.........................  7
      1.7     REDUCTIONS OF COMMITMENT.....................................  9
      1.8     INTEREST.....................................................  9
      1.9     FEES......................................................... 10
      1.10   COMPUTATION OF INTEREST AND FEES.............................. 10
      1.11   PROMISSORY NOTES; RECORDS OF ACCOUNT.......................... 10
      1.12   PRO RATA TREATMENT............................................ 11
      1.13   TAXES ON PAYMENTS............................................. 11
      1.14    CHANGE OF LENDING OFFICE..................................... 12

ARTICLE 1A.-LETTERS OF CREDIT.............................................. 14
      1A.1   ISSUANCE OF LETTERS OF CREDIT..................................14

ARTICLE 2 - CONDITIONS TO EFFECTIVENESS OF AGREEMENT
              AND FUNDINGS................................................. 20
      2.1     CONDITIONS TO EFFECTIVENESS OF AGREEMENT AND
              INITIAL FUNDING.............................................. 20
      2.2    CONDITIONS TO EACH LOAN....................................... 26

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES................................. 28
      3.1    REPRESENTATIONS............................................... 28
      3.2     REPRESENTATIONS AND WARRANTIES ABSOLUTE...................... 37

ARTICLE 4 - AFFIRMATIVE COVENANTS.......................................... 38
      4.1     REPORTING REQUIREMENTS....................................... 38
      4.2     MAINTENANCE OF EXISTENCE..................................... 43
      4.3     CONDUCT OF BUSINESS AND MAINTENANCE OF LICENSES
              AND OTHER PROPERTY........................................... 43
      4.4     MAINTENANCE OF RECORDS; FISCAL YEAR.......................... 44
      4.5     COMPLIANCE WITH LAWS......................................... 44

      4.6     ERISA........................................................ 45
      4.7     RIGHT OF INSPECTION.......................................... 46
      4.8     INSURANCE.................................................... 46
      4.9     PAYMENT OF TAXES AND OTHER CHARGES........................... 46
      4.10    SUBSIDIARIES TO BE BORROWERS................................. 46
      4.11    PRESERVATION OF STATUS AS SENIOR INDEBTEDNESS................ 47
      4.12    CORPORATE SEPARATENESS....................................... 47
      4.13   TRANSACTIONS WITH AFFILIATES.................................. 48
      4.14   MERGER........................................................ 48
      4.15   USE OF PROCEEDS............................................... 48
      4.16   CERTAIN DISPOSITIONS.......................................... 48

ARTICLE 5 - FINANCIAL COVENANTS............................................ 49
      5.1    CERTAIN FINANCIAL COVENANTS................................... 49

ARTICLE 6 - NEGATIVE COVENANTS............................................. 52
      6.1     INDEBTEDNESS................................................. 52
      6.2     LIENS........................................................ 53
      6.3     LOANS, ADVANCES AND INVESTMENTS.............................. 55
      6.4     ACQUISITIONS, ETC............................................ 56
      6.5     DISPOSITIONS................................................. 57
      6.6     ISSUANCE OF SUBSIDIARY STOCK OR OTHER OWNERSHIP
              INTERESTS.................................................... 58
      6.7    LEASES........................................................ 58
      6.8     DIVIDENDS AND RELATED DISTRIBUTIONS.......................... 59
      6.9     CONSOLIDATED TAX RETURN...................................... 59
      6.10    LIMITATION ON PAYMENTS, PREPAYMENTS,
              DEFEASEMENT AND OTHER ACTION WITH RESPECT TO CERTAIN
              DEBT OBLIGATIONS............................................. 60
      6.11    LIMITATIONS ON MODIFICATION OF CERTAIN DOCUMENTS............. 60
      6.12    LIMITATION ON CERTAIN RESTRICTIVE PROVISIONS................. 61
      6.13    LIMITATIONS ON MERGERS, ETC.................................. 61
      6.14    AVOIDANCE OF OTHER CONFLICTS................................. 61
      6.15    CAPITAL EXPENDITURES......................................... 61
      6.16   MANAGEMENT FEE................................................ 61

ARTICLE 7 - DEFAULTS....................................................... 63
      7.1     EVENTS OF DEFAULT............................................ 63
      7.2    CONSEQUENCES OF AN EVENT OF DEFAULT........................... 66
      7.3     APPLICATION OF PROCEEDS...................................... 67

ARTICLE 8 - THE ADMINISTRATIVE AGENT....................................... 69
      8.1     APPOINTMENT.................................................. 69
      8.2     GENERAL NATURE OF ADMINISTRATIVE AGENT'S DUTIES.............. 69

      8.3     EXERCISE OF POWERS........................................... 70
      8.4     GENERAL EXCULPATORY PROVISIONS............................... 70
      8.5     ADMINISTRATION BY THE ADMINISTRATIVE AGENT................... 71
      8.6     LENDER PARTIES NOT RELYING ON ADMINISTRATIVE
              AGENT OR OTHER LENDERS....................................... 72
      8.7     INDEMNIFICATION.............................................. 72
      8.8     HOLDERS OF NOTES............................................. 73
      8.9     SUCCESSOR ADMINISTRATIVE AGENT............................... 73
      8.10    ADDITIONAL ADMINISTRATIVE AGENTS; COLLATERAL
              AGENT........................................................ 74
      8.11    CALCULATIONS................................................. 74
      8.12    OTHER AGENTS................................................. 74
      8.13    ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY.............. 74

ARTICLE 8A- SPECIAL INTER-BORROWER PROVISIONS.............................. 76
      8A.1    CERTAIN BORROWER ACKNOWLEDGEMENTS............................ 76
      8A.2    CERTAIN INTER-BORROWER AGREEMENTS............................ 76
      8A.3    RECORDS...................................................... 77

ARTICLE 9 - DEFINITIONS; CONSTRUCTION...................................... 78
      9.1    CERTAIN DEFINITIONS........................................... 78
      9.2     CONSTRUCTION................................................. 98
      9.3     ACCOUNTING PRINCIPLES........................................ 99

ARTICLE 10- MISCELLANEOUS..................................................101
      10.1    NOTICES......................................................101
      10.2    PRIOR UNDERSTANDINGS; ENTIRE AGREEMENT.......................101
      10.3   SEVERABILITY..................................................101
      10.4   DESCRIPTIVE HEADINGS..........................................102
      10.5   GOVERNING LAW.................................................102
      10.6   NON-MERGER OF REMEDIES........................................102
      10.7    NO IMPLIED WAIVER; CUMULATIVE REMEDIES.......................102
      10.8   AMENDMENTS; WAIVERS...........................................103
      10.9   SUCCESSORS AND ASSIGNS........................................104
      10.10  COUNTERPARTS; PHOTOCOPIED OR TELECOPIED SIGNATURE
              PAGES........................................................106
      10.11  MAXIMUM LAWFUL INTEREST RATE..................................106
      10.12  INDEMNIFICATION...............................................107
      10.13   EXPENSES.....................................................108
      10.14   MAXIMUM AMOUNT OF JOINT AND SEVERAL LIABILITY................109
      10.15   AUTHORIZATION OF MULTICARE BY OTHER BORROWERS................109
      10.17  CERTAIN WAIVERS BY BORROWERS..................................110
      10.18   SET-OFF......................................................110
      10.19   SHARING OF COLLECTIONS.......................................111

      10.20   CONSENT TO JURISDICTION, SERVICE AND VENUE;
              WAIVER OF JURY TRIAL.........................................111

                               CREDIT AGREEMENT

            THIS CREDIT AGREEMENT, dated as of October 9, 1997, by and among THE MULTICARE COMPANIES, INC., a Delaware corporation (together with its successors, "Multicare"), the Subsidiaries of Multicare referred to on the signature pages hereto and such other Subsidiaries of Multicare which may from time to time become Borrowers hereunder in accordance with the provisions hereof (collectively with Multicare, the "Borrowers"), the Lenders referred to on the signature pages hereto and other lenders parties hereto from time to time (together with their successors and assigns, the "Lenders"), MELLON BANK, N.A., a national banking association, as Administrative Agent for itself, and for the Lenders hereunder (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent"), MELLON BANK, N.A., a national banking association, as Issuer of Letters of Credit hereunder (in such capacity, together with its successors and assigns in such capacity, the "Issuer") CITICORP USA, INC., a Delaware corporation as Syndication Agent for itself and the Lenders hereunder, NATIONSBANK, N.A., a national banking association, as Syndication Agent for itself and the Lenders hereunder and FIRST UNION NATIONAL BANK, a national banking association as Documentation Agent. Certain terms used herein are defined in Article 9 below.

                         W I T N E S S E T H   T H A T

            WHEREAS, Multicare has requested that the Lenders extend the Loans to the Borrowers for the purposes described herein;

            WHEREAS, the Lenders have agreed to extend the Loans to the Borrowers on the terms and conditions described herein; and

            WHEREAS, ALL OBLIGATIONS HEREUNDER AND UNDER EACH AGREEMENT AND INSTRUMENT DELIVERED IN CONNECTION HEREWITH FROM TIME TO TIME ARE "SENIOR INDEBTEDNESS" AND ARE HEREBY DESIGNATED BY MULTICARE AS "DESIGNATED SENIOR INDEBTEDNESS" WITHIN THE MEANING OF THE 1997 SUBORDINATED NOTE INDENTURE.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows.

                                   ARTICLE 1

                                CREDIT FACILITY

      1.1 COMMITMENT TO LEND. Loans. Upon the terms and subject to the conditions of this Agreement, each Lender agrees to make, from time to time during the period from and including the Closing Date to and including the Maturity Date, one or more Loans ("RC Loans") to the Borrowers in an aggregate unpaid principal amount not exceeding at any time such Lender's Commitment at such time as set forth on Schedule 1.1 hereto. The total amount of the Commitment of all Lenders on the Agreement Date is $425,000,000.00.


      1.2 JOINT AND SEVERAL OBLIGATIONS. WHETHER OR NOT EXPRESSLY STATED HEREIN OR IN ANY OTHER LOAN DOCUMENT, ALL OBLIGATIONS OF THE BORROWERS (OR OF ANY BORROWER) HEREUNDER AND UNDER EACH OTHER LOAN DOCUMENT (WHETHER IN CONNECTION WITH LOANS, LETTERS OF CREDIT OR OTHER OBLIGATIONS) ARE JOINT AND SEVERAL OBLIGATIONS OF ALL BORROWERS.


      1.3   MANNER OF BORROWING.

            (a)   Notice of Borrowing.

                  (1) Revolving Credit Loans. Except for the Swing Loans (which shall be governed by paragraph (e) below) Multicare (on behalf of the Borrowers) shall give the Administrative Agent notice (which shall be irrevocable), no later than 11:00 a.m. (Philadelphia, Pennsylvania time) one Business Day prior to the requested date for the making of Loans. Each such notice shall be in the form of Exhibit B hereto and shall specify (i) the requested date for the making of such Loans which date shall be a Business Day, (ii) the amount of the requested Loans, which amount shall be $5,000,000.00 or any integral multiple of $1,000,000.00 in excess thereof (except that the amount of the requested Loans may be less if the amount requested is equal to the total Available Commitment). Upon receipt of any such notice, the Administrative Agent shall promptly notify each applicable Lender of the contents thereof and of the amount of the Loans to be made by such Lender on the requested date specified therein.

                  (2) Swing Loans. Upon the terms and subject to the conditions of this Agreement, the Swing Loan Lender agrees to make, from time to time, from and including the Closing Date to but excluding the Maturity Date, one or more Swing Loans to the Borrowers, in an aggregate unpaid principal amount not exceeding at any time $10,000,000.00, provided however that no Swing Loan shall be made at any time in an amount in excess of the Available Commitment. Each Swing Loan shall be in a principal amount equal to $500,000.00 or an integral multiple thereof and shall be made and maintained as a Prime Rate Loan unless a fixed rate shall be agreed upon by the Swing Loan Lender and Multicare (on behalf of the Borrowers). All Swing Loans shall be disbursed by the Swing Loan Lender in Dollars in funds immediately available to Multicare (on behalf of the Borrowers) by crediting an account of Multicare at the Swing Loan Lender's Office, or in such other manner as may have been specified in the applicable notice of borrowing and as shall be acceptable to the Swing Loan Lender.

            (b) Funding by Lenders. Not later than 12:00 noon (Philadelphia, Pennsylvania time) on each requested date for the making of Loans (other than Swing Loans) each Lender shall make available to the Administrative Agent, in Dollars in funds immediately available to the Administrative Agent at the office designated by the Administrative Agent, the Loans to be made by such Lender on such date, provided however that if a Lender does not receive timely notice from the Administrative Agent as set forth in paragraph (a) above, such Lender shall fund the required amount promptly upon receipt of such notice. The obligations of the Lenders hereunder are several; accordingly, any Lender's failure to make any Loan to be made by it on the requested date therefor shall not relieve any other Lender of its obligation to make any Loan to be made by it on such date, but the latter shall not be liable for the former's failure.

            (c) Permitted Assumption as to Funding. Unless the Administrative Agent shall have received notice from a Lender prior to 11:00 a.m. (Philadelphia, Pennsylvania time) on the requested date for the making of any Loan (other than a Swing Loan) that such Lender will not make available to the Administrative Agent the Loan requested to be made by it on such date, the Administrative Agent may assume that such Lender has made such Loan available. The Administrative Agent in its sole discretion and in reliance upon such assumption, may make available to the Borrowers on the requested date a corresponding amount on behalf of such Lender. If and to the extent such Lender shall not have made available to the Administrative Agent the Loans requested to be made by such Lender on such date and the Administrative Agent shall have so made available to the Borrowers a corresponding amount on behalf of such Lender,
(i) such Lender shall, on demand, pay to the Administrative Agent such corresponding amount together with interest thereon, for each day from the date such amount shall have been so made available by the Administrative Agent to the Borrowers until the date such amount shall have been paid in full to the Administrative Agent, at the Federal Funds Rate until (and including) the third Business Day after demand is made and thereafter at the Prime Rate, and (ii) the Administrative Agent shall be entitled to all interest payable by Borrowers on such amount for the period commencing on the date such amount was advanced by the Administrative Agent to but not including the date on which such amount is received by the Administrative Agent from such Lender. Moreover, any Lender that shall have failed to make available the required amount shall not be entitled to vote on such matters as Lenders or Required Lenders are otherwise entitled to vote on or consent to or approve under this Agreement and the other Loan Documents until such amount with interest is paid in full to the Administrative Agent by such Lender. Without limiting any obligations of any Lender pursuant to this paragraph

(c), if such Lender does not pay such corresponding amount promptly upon the Administrative Agent's demand therefor, the Administrative Agent shall notify Multicare (on behalf of the Borrowers) and the Borrowers shall promptly repay such corresponding amount to the Administrative Agent together with accrued interest thereon at the applicable rate or rates on such Loans.

            (d) Disbursements of Funds to Borrowers. All amounts made available to the Administrative Agent in accordance with paragraph (b) above shall be disbursed by the Administrative Agent promptly but in any event not later than 4:00 p.m. (Philadelphia, Pennsylvania time) on the requested date therefor in Dollars, in funds immediately available to the Borrowers by crediting such amount to an account of Multicare at the Administrative Agent's office or in such other manner as may be agreed to by Multicare and the Administrative Agent.

            (e) Special Provisions Respecting Swing Loans.

                    (i) Request for Borrowing. Multicare (on behalf of the Borrowers) shall give the Swing Loan Lender notice (which shall be irrevocable) of a request for a Swing Loan (with a copy to the Administrative Agent) no later than 12:00 noon (Philadelphia, Pennsylvania time) on the day such Loan is requested; if such notice is received later than 12:00 noon (Philadelphia, Pennsylvania time), then the request shall be deemed to be a request for a Swing Loan to be made on the next Business Day. The Swing Loan Lender shall provide prompt notice to the Administrative Agent of the making of any Swing Loans to the Borrowers.

                   (ii) Participation by Lenders. Upon demand made to all of the Lenders by the Swing Loan Lender, which demand may be made before or after a Default (including a Default arising under Section 7.1(m) (Bankruptcy, Etc.)), and before or after the maturity date of the subject Swing Loans but subject to the provisions of paragraph (iv) below, each Lender (other than the Swing Loan Lender) shall promptly, irrevocably and unconditionally purchase from the Swing Loan Lender, without recourse or warranty, an undivided interest and participation in the Swing Loans then outstanding. Each Lender shall effect such purchase by paying to the Swing Loan Lender, without reduction or deduction of any kind, including reductions or deductions for set-off, recoupment or counterclaim, in Dollars immediately available to the Swing Loan Lender at the Swing Loan Lender's office, an amount equal to such Lender's pro rata share of the principal amount of all Swing Loans then outstanding. Each Lender's pro rata share of the Swing Loans shall be based on the amount of such Lender's pro rata share of the total Commitment. Thereafter, the Lenders' respective interests in such Swing Loans, and the remaining interest of the Swing Loan Lender in such Swing Loans, shall in all respects be treated as Loans under this Agreement, except that subject to Section 1.8(c) (Default Rate) such Swing Loans shall continue to bear interest at the rate specified for such Swing Loans until such Swing Loans are due and payable and such Swing Loans shall be due and payable by the Borrowers on the dates referred to in Section 1.4(b). If any Lender does not pay any amount which it is required to pay promptly upon the Swing Loan Lender's demand therefor, (i) the Swing Loan Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon, at the Federal Funds Rate for the first three Business Days, and thereafter at the Prime Rate, for each day from the date of such demand, if made prior to 2:00 p.m. (Philadelphia, Pennsylvania time) on any Business Day, or, if made at any later time, from the next Business Day following the date of such demand, until the date such amount is paid in full to the Swing Loan Lender by such Lender and (ii) the Swing Loan Lender shall be entitled to all interest payable by the Borrowers on such amount until the date on which such amount is received by the Swing Loan Lender from such Lender. Moreover, any Lender that shall fail to make available the required amount shall not be entitled to vote on or consent to or approve any matter under this Agreement and the other Loan Documents until such amount with interest is paid in full to the Swing Loan Lender by such Lender. Without limiting any obligations of any Lender pursuant to this paragraph (ii), if such Lender does not pay such corresponding amount promptly upon the Swing Loan Lender's demand therefor, the Swing Loan Lender shall notify Multicare (on behalf of the Borrowers) and the Borrowers shall promptly repay such corresponding amount to the Swing Loan Lender together with accrued interest thereon at the applicable rate on such Swing Loans.

                  (iii) No Set-off, Etc. Subject only to the limitations set forth in the following paragraph (iv), the obligations of each Lender to make available to the Swing Loan Lender the amounts set forth in the preceding paragraph (ii) shall be absolute, unconditional and irrevocable under any and all circumstances without reduction for any set-off or counterclaim of any nature whatsoever and may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to qualification or exception and shall be made in accordance with the terms of this Agreement.

                   (iv) Certain Limitations. No Lender shall be obligated to purchase a participation in any Swing Loan if such Lender proves that (A) the Swing Loan Lender did not in good faith believe that the conditions specified in clauses (i), (iii), and (iv) of Section 2.2(a) were satisfied at the time such Swing Loan was made (unless such condition was waived in accordance with the terms of this Agreement) or (B) such Lender had actual knowledge that any such condition had not been satisfied and notified the Swing Loan Lender in a writing received by the Swing Loan Lender at least one Business Day prior to the time that it made such Swing Loan that the Swing Loan Lender was not authorized to make such Swing Loan and stating with specificity the reason therefor.

      1.4   REPAYMENT AND MANDATORY PREPAYMENTS.

            (a) RC Loans. The aggregate outstanding principal amount of the RC Loans shall mature and become due and payable, and shall be repaid by the Borrowers, on the earlier of (i) the date 120 days after the Closing Date or
(ii) the date on which the Merger becomes effective (the earlier of such dates being the "Maturity Date").

            (b) Swing Loans. The Borrowers shall repay each Swing Loan no later than 3:00 p.m. (Philadelphia, Pennsylvania time) on the date specified in the notice of borrowing delivered under Section 1.3(e) (which shall be a date not later than the earlier of (A) the fifth Business Day after the date on which such Swing Loan is to be made and (B) the Maturity Date). The Swing Loan Lender shall provide prompt notice to the Administrative Agent of any repayment of Swing Loans by the Borrowers.

            (c) Letters of Credit. The Borrowers shall reimburse the Issuer, through the Administrative Agent, for each Drawing under a Letter of Credit on the date determined with respect to such Drawing in the manner set forth in
Article 1A below. In addition, the Borrowers shall fund the cash collateral account securing the Letter of Credit obligations in the manner set forth in
Article 1A below.

            (d) Mandatory Prepayments. (i) In the event there occurs a disposition of assets which would otherwise result in a mandatory prepayment under the 1997 Subordinated Notes to the extent the Borrowers are not otherwise required to make a mandatory prepayment hereunder, the Borrowers shall be required to make a mandatory prepayment hereunder in an amount and at a time not later than is necessary to avoid any prepayment under the 1997 Subordinated Notes or the 1997 Subordinated Note Indenture.

                  (ii) At any time that the Commitment is reduced pursuant to
Section 1.7 (Reductions of Commitment) to an amount less than the amount of the outstanding Loans, the Borrowers shall prepay the Loans in an amount equal to such excess amount.

      1.5   VOLUNTARY PREPAYMENTS.

            (a) Optional Prepayments. The Borrowers may, at any time and from time to time, prepay the Loans in whole or in part, without premium or penalty, except that any optional partial prepayment (other than a prepayment of all outstanding Loans) shall be in an aggregate principal amount of $5,000,000.00 or any integral multiple of $1,000,000.00 in excess thereof except that a Swing Loan (prior to the time that the Swing Loan Lender makes a demand under Section 1.3(e)(ii)) may be prepaid in an aggregate principal amount of $500,000.00 or any integral multiple thereof. Amounts to be so prepaid shall irrevocably be due and payable on the date specified in the applicable notice of prepayment delivered pursuant to paragraph (b) of this Section 1.5 together with interest thereon as provided in Section 1.8 (Interest).

            (b)   Application and Timing of Voluntary Prepayments.

                   (i) Notice. Subject to the provisions of the last sentence of this paragraph (i), the Borrowers shall give the Administrative Agent notice of each prepayment of Loans, no later than 11:00 a.m. (Philadelphia, Pennsylvania time) three (3) Business Days before the date of such prepayment. Each such notice of prepayment shall be in the form of Exhibit C hereto and shall specify the date and amount of such prepayment. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof. Notwithstanding the foregoing, if the Borrowers wish to make a prepayment of Swing Loans only, they may prepay such Swing Loans by giving the Swing Loan Lender and the Administrative Agent written notice no later than 12:00 noon (Philadelphia time) one Business Day prior to the date of such prepayment or as otherwise agreed to by Multicare (on behalf of the Borrowers) and the Swing Loan Lender.

                  (ii) Timing and Application of Voluntary Prepayments. Any voluntary prepayments pursuant to paragraph (a) of this Section 1.5 shall be applied in the following order:

                        (1) First, prepayments shall be applied against the
                  principal of the Loans.

                        (2) Second, prepayments shall be applied to any other
                  amounts owing under, or in respect of, the Loan Documents or deposited in the Letter of Credit cash collateral account if required under Article 1A below and, if all such Loan Obligations have been paid in full and the amount of outstanding Letters of Credit is less than the sum of the amount in the cash collateral account (as required) and the Available Commitment, then any excess amount shall be returned to Multicare (on behalf of the Borrowers) or as otherwise required by applicable Law.

            (c) Certain Provisions Respecting Prepayments Generally. Prepayments shall be subject to the interest payment provisions, as applicable, set forth in
Section 1.8 below.

      1.6   PAYMENTS BY THE BORROWERS IN GENERAL.

            (a) Time, Place and Manner. All payments due to the Administrative Agent under the Loan Documents shall be made to the Administrative Agent at the office designated by the Administrative Agent on the signature pages hereto or to such other Person or at such other address as the Administrative Agent may designate by written notice to Multicare on behalf of the Borrowers. Except as otherwise set forth in this Agreement, a payment shall not be deemed to have been made on any day unless such payment has been received by the required Person, at the required place of payment, in Dollars in funds immediately available to such Person, no later than 1:00 p.m. (Philadelphia, Pennsylvania time) on such day; provided, however, that the failure of the Borrowers to make any such payment by such time shall not constitute a Default hereunder so long as such payment is received no later than 3:00 p.m. (Philadelphia, Pennsylvania time) on such day, but any such payment received later than 1:00 p.m. (Philadelphia, Pennsylvania time) on such day shall be deemed to have been made on the next Business Day for the purpose of calculating interest on the amount paid, provided further, that any such payment made with the proceeds of

Loans shall be deemed to have been made on the date of the making of such Loans, so long as such proceeds are immediately so applied and are not otherwise disbursed to the Borrowers.

            (b) No Reductions. All payments due to the Administrative Agent or any Lender under this Agreement and the other Loan Documents, shall be made by the Borrowers without any reduction or deduction whatsoever, including any reduction or deduction for any charge, set-off, holdback, recoupment or counterclaim (whether sounding in tort, contract or otherwise).

            (c) Authorization to Charge Accounts. The Borrowers hereby authorize each Lender Party, and each participant and each Affiliate of each Lender Party, if and to the extent any amount payable by the Borrowers under the Loan Documents (whether payable to such Person or to any other Lender Party) is not otherwise paid when due, to charge such amount against any or all of the demand deposit or other accounts of any Borrower with such Person (whether maintained at a branch or office located within or without the United States), with the Borrowers remaining jointly and severally liable for any deficiency. The Person so charging any such account shall give the relevant Borrower prompt notice thereof, but any failure to give or delay in giving such notice shall not affect such Person's right to effect such charge.

            (d) Extension of Payment Dates if Not a Business Day. Whenever any payment to the Administrative Agent or any Lender under the Loan Documents would otherwise be due (except by reason of acceleration) on a day that is not a Business Day, such payment shall instead be due on the next succeeding Business Day. If the due date for any payment under the Loan Documents is extended (whether by operation of any Loan Document, applicable Law or otherwise), such payment shall bear interest for such extended time at the rate of interest applicable hereunder.

            (e) Disbursement of Payments to Lenders. The Administrative Agent shall promptly distribute to each of the applicable Lender Parties its ratable share of each payment received by the Administrative Agent under the Loan Documents for the account of such Lender Party by crediting an account of such Lender Party at the Administrative Agent's office or by wire transfer to an account of such Lender Party at an office of any other commercial bank located in the United States or at any Federal Reserve Bank designated by such Person. Unless the Administrative Agent shall have received notice from Multicare (on behalf of the Borrowers) prior to the date on which any payment is due to any Lender Parties under the Loan Documents that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, in reliance upon such assumption, cause to be distributed to each applicable Lender Party on such due date a corresponding amount with respect to the amount then due to such Person. If and to the extent that the Borrowers shall not have so made such payment in full to the Administrative Agent and the Administrative Agent shall have so distributed to such Lender

Party or Lender Parties a corresponding amount, such Lender Party or Lender Parties shall, on demand, repay to the Administrative Agent the amount so distributed together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date the such Person repays such amount to the Administrative Agent, at the Federal Funds Rate until (and including) the third Business Day after demand is made and thereafter at the Prime Rate. Moreover, any Lender Party that shall have failed to make available the required amount shall not be entitled to vote on such matters as the Lenders or Required Lenders are otherwise entitled to vote on or consent to or approve under this Agreement and the other Loan Documents until such amount with interest is paid in full to the Administrative Agent by such Lender Party. Nothing in this Section 1.6 shall relieve the Borrowers from any payment obligations.

      1.7   REDUCTIONS OF COMMITMENT.

            (a) Optional Reductions. The Borrowers may reduce the Commitment by giving the Administrative Agent notice (which shall be irrevocable) thereof no later than 11:00 a.m. (Philadelphia, Pennsylvania, time) on the third Business Day before the requested date of such reduction, provided, that each partial reduction thereof shall be in an amount equal to $10,000,000.00 or any integral multiple of $5,000,000.00 in excess thereof and, provided, further, that no reduction shall reduce the Commitment to an amount less than the aggregate of the principal amount of all Loans outstanding on such date (after giving effect to any repayment or prepayment of Loans made on or prior to such date). Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and the amount (based on a pro rata reduction to each Lender's Commitment) to which such Lender's Commitment is to be reduced.

            (b) Automatic Mandatory Reductions. At the time of any mandatory prepayment of Loans pursuant to Section 1.4, the Commitment shall be reduced to the extent required by said Section 1.4, except that only the first $50,000,000 of the Net Cash Proceeds received in connection with the disposition of the assets mentioned in Section 6.5(e) hereof shall reduce the Commitment.

            (c) No Reinstatement of Commitment. All reductions of the Commitment are permanent and the Commitment cannot be restored without the written consent of all Lenders.

      1.8   INTEREST.

            (a) Interest Rate in General. Subject to the terms and conditions of this Agreement, the Loans shall bear interest on the outstanding principal amount thereof until paid in full at a rate per annum equal to 1.5 percentage points in excess of the Prime Rate as in effect from time to time except that Swing Loans shall bear interest at the prime Rate with no margins.

            (b) Interest Payment Dates. Except for Swing Loans on which interest is payable when each such Loan is due, interest shall be payable quarterly in arrears on each Quarterly Payment Date, and (ii) when the Loans shall be due (whether at maturity, by reason of notice of prepayment or acceleration or otherwise), but only to the extent then accrued on the amount then so due. Interest at the Default Rate shall be payable on demand.

            (c) Default Rate. At any time that an Event of Default shall have occurred and shall be continuing, any amount payable hereunder and under each other Loan Document shall bear interest (whether before or after judgment), payable on demand, at a rate per annum equal to the applicable Default Rate.

      1.9   FEES.

            (a) Commitment Fees. The Borrowers shall pay to the Administrative Agent, for the account of each Lender, a commitment fee on the daily unused amount of such Lender's Commitment for each day from and including the Agreement Date to but excluding the Maturity Date at the rate of .50% per annum, payable in arrears (i) on each Quarterly Payment Date, and (ii) on the Maturity Date.

            (b) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent, for the respective accounts of the RC Lenders, a letter of credit commission on the daily aggregate amount of the Contingent Reimbursement Obligations under each Letter of Credit at a rate per annum equal to the Applicable Margin that would be applicable to RC Loans that are LIBO Rate Loans at such time. In addition, the Borrowers shall pay to the Administrative Agent, for the sole account of the Issuer, a Letter of Credit fronting fee on the daily aggregate amount of the Contingent Reimbursement Obligations under each Letter of Credit at a rate per annum equal to .10%. Such fees shall be payable in arrears on successive Quarterly Payment Dates and at the expiration or other termination of each Letter of Credit. In addition, the Borrowers shall pay to the Administrative Agent, for the benefit of the Issuer, the Issuer's standard posted charges for such matters as opening, negotiation and transfer.

            (c) Other Fees. The Borrowers shall pay to the Administrative Agent for the respective accounts of the Administrative Agent, the Lenders and/or the other Agents, as the case may be, such other fees as have been or may be agreed to by the Borrowers, by Genesis, or by Acquisition Corp. in connection with the commitment to enter into this Agreement (including any facility fees referred to in any commitment letters) and the transactions contemplated by this Agreement.

      1.10 COMPUTATION OF INTEREST AND FEES. Interest calculated on the basis of the Federal Funds Rate shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. Commitment fees, letter of credit fees and interest calculated on the basis of the Prime Rate shall be computed on the basis of a year of 365 or 366 days, as applicable, and paid for the actual number of days elapsed. Interest, commitment fees and letter of credit fees for any period shall be calculated from and including the first day thereof to but excluding the last day thereof.

      1.11 PROMISSORY NOTES; RECORDS OF ACCOUNT. Each Lender's Loans and the Borrowers' joint and several obligations to repay such Loans with interest in accordance with the terms of this Agreement shall be evidenced by this Agreement, the records of the Administrative Agent and such Lender and a single Note payable to the order of such Lender except that the Swing Loans and the Borrowers' joint and several obligations to repay such Loans shall be evidenced by a single Swing Loan Note payable to the order of the Swing Loan Lender. Each Lender's participation in Letters of Credit shall be evidenced by this Agreement, the records of such Lender and the Issuer and the Letters of Credit. The amount of each Lender's Commitment and the amount of outstanding Loan Obligations shall at all times be ascertained from the records of the Administrative Agent, which shall be conclusive absent manifest error and the outstanding amount of any Swing Loans and the amount of unpaid interest thereon shall at all times be ascertained from the records of the Swing Loan Lender, which shall be conclusive absent manifest error.

      1.12 PRO RATA TREATMENT. Except to the extent otherwise provided herein, the Loans shall be made by, and principal, interest and fees in respect thereof shall be paid or repaid to, the Lenders pro rata in accordance with their respective Commitments. Each participation of obligations in respect to Letters of Credit shall be allocated among, and each reimbursement for Drawings under Letters of Credit or letter of credit commissions shall be made for the account of, the Lenders pro rata in accordance with their respective amounts of Commitments.

      1.13  TAXES ON PAYMENTS.

            (a) Taxes Payable by the Borrowers. If any Tax is required to be withheld or deducted from, or is otherwise payable by the Borrowers in connection with, any payment due to the Administrative Agent, the Issuer or any Lender that is not a "United States Person" (as such term is defined in Section 7701(a)(30) of the Code), the Borrowers (i) shall, if required, withhold or deduct the amount of such Tax from such payment and, in any case, pay such Tax to the appropriate taxing authority in accordance with applicable Law and (ii) except in the case of any Bank Tax, shall pay to the Issuer, such Lender or the Administrative Agent such additional amounts as may be necessary so that the net amount received by such Person with respect to such payment, after withholding or deducting all Taxes required to be withheld or deducted, is equal to the full amount payable hereunder. If any Tax is withheld or deducted from, or is otherwise payable by the Borrowers in connection with, any payment due to the Issuer, any Lender or the Administrative Agent hereunder, the Borrowers shall furnish to such Person the original or a certified copy of a receipt (if any) for such Tax from the applicable taxing authority or other evidence of payment thereof satisfactory to such Person within 30 days after the date of such payment (or, if such receipt shall not have been made available by such taxing authority within such time, the Borrowers shall use reasonable efforts to promptly obtain and furnish such receipt). If the Borrowers fail to pay any such Taxes when due to the appropriate taxing authority or fail to remit to the Issuer any Lender or the Administrative Agent the required receipts or other evidence of payment thereof satisfactory to such Person, the Borrowers shall indemnify such person for any Taxes, interest, penalties or additions to Tax that may become payable such Person as a result of any such failure.

            (b) Taxes Payable by the Issuer, any Lender or the Administrative Agent. The Borrowers shall, promptly upon request by the Issuer, any Lender or the Administrative Agent that is not a United States Person, pay to such Person an amount equal to (i) all Taxes (other than Bank Taxes and without duplication of amounts paid pursuant to the preceding paragraph (a)) payable by such Person with respect to any payment due to such Person hereunder and (ii) all Taxes (other than Bank Taxes) payable by such Person as a result of payments made by the Borrowers (whether made to a taxing authority or to such Person pursuant to the preceding paragraph (a) or this paragraph (b)).

            (c) Credits and Deductions. If any Lender or the Administrative Agent is, in its sole opinion, able to apply for any refund, offset, credit, deduction or other reduction in Taxes by reason of any payment made by the Borrowers under the preceding paragraph (a) or (b), such Lender or the Administrative Agent, as the case may be, shall use reasonable efforts to obtain such refund, offset, credit, deduction or other reduction and, upon receipt thereof, will pay to the Borrowers such amount, not exceeding the increased amount paid by the Borrowers, as is equal to the net after-tax value to such Lender or the Administrative Agent, in its sole opinion, of such part of such refund, offset, credit, deduction or other reduction as it considers to be allocable to such payment by the Borrowers, having regard to all of such Person's dealings giving rise to similar refunds, offsets, credits, deductions or other reductions in relation to the same tax period and to the cost of obtaining the same; provided, however, that if such Person has made a payment to the Borrowers pursuant to this paragraph (c) and the applicable refund, offset, credit, deduction or other reduction in Tax is subsequently disallowed, the Borrowers shall, promptly upon request by the Issuer, the Administrative Agent or such Lender refund to such Person that portion of such payment determined by such Person, in its sole opinion, relating to such disallowance; and provided, further that (i) the Administrative Agent or such Lender, as the case may be, shall not be obligated to disclose to the Borrowers any information regarding its Tax affairs or computations and (ii) nothing in this paragraph (c) shall interfere with the right of such Person to arrange its Tax affairs as it deems appropriate.

            (d) Exemption from U.S. Withholding Taxes. Each Lender that is not a United States Person shall submit to the Borrowers and the Administrative Agent, on or before the fifth day prior to the first Quarterly Payment Date occurring after the Closing Date (or, in the case of a Person that is not a United States Person and that became a Lender by assignment, promptly upon such assignment), two duly completed and signed copies of either (A) Form 1001 of the United States Internal Revenue Service entitling such Lender to a complete exemption from withholding on all amounts to be received by such Lender pursuant to this Agreement and the Loans or (B) Form 4224 of the United States Internal Revenue Service relating to all amounts to be received by such Lender pursuant to this Agreement and the Loans or (C) in the case of a Lender Party that is claiming an exemption from United States withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest" two accurate and complete signed original Forms W-8 (or any successor form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or is entitled to a reduced rate of United States withholding tax on payments under this Agreement or the Notes) and, if such Lender Party delivers such Forms W-8 (or successor form), two signed certificates that such Lender Party is not (1) a "bank" for purposes of Section 881(c) of the Internal Revenue Code, (2) is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and (3) is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), as appropriate. Each such Lender shall, from time to time after submitting either such Form, submit to the Borrowers and the Administrative Agent such additional duly completed and signed copies of one or the other such Forms (or any successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (A) requested in writing by the Borrowers or the Administrative Agent and (B) appropriate under the circumstances and under then current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender pursuant to this Agreement or the Loans. Upon the request of the Borrowers or the Administrative Agent, each Lender that is a United States Person shall submit to the Borrowers and the Administrative Agent a certificate to the effect that it is a United States Person.

      1.14 CAPITAL AND RESERVE REQUIREMENTS. If, in the determination of any Lender, such Lender or any Affiliate thereof is required, under applicable Law (including Regulation D), interpretations, directives, requests and governmental or regulatory guidelines (whether or not having the force of law), to maintain capital or deposit any reserve on account of any Loan or any commitment to make any Loan, then, upon request by such Lender, the Borrowers shall pay to such Lender such additional amounts as such Person determines will fully compensate it for any reduction in the rate of return on the capital that such Lender or such Affiliate is so required to maintain. Such additional amounts shall be payable, in the case of those applicable to prior periods, within 15 Business Days after request by such Lender for such payment accompanied by the certificate described below and, in the case of those relating to future periods, on the dates specified, or determined in accordance with the method specified, by such Lender.

      In making the determinations contemplated by this Section 1.14, each Lender and the Issuer shall make such estimates, assumptions, allocations and the like that such Person is good faith determines to be appropriate, and such Person's selection thereof in accordance with this Section 1.14, and the determinations made by such Person on the basis thereof, shall be final, binding and conclusive upon the Borrowers, except, the case of such determinations, for manifest errors. Each Lender and the Issuer shall furnish to the Borrowers, at the time of any request for compensation under Section 1.14, a certificate outlining in reasonable detail the computation of any amounts claimed by it under this Section 1.14 and the assumptions underlying such computations, which shall include a statement of an officer of such Lender certifying that such request for compensation is being made pursuant to a policy adopted by such Lender to seek such compensation generally from customers similar to the Borrowers and having similar provisions in agreements with such Lender.

      1.15 CHANGE OF LENDING OFFICE. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.13 (Taxes on Payments) or Section 1.14 (Capital and Reserve Requirements), with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that the such Lender and its lending office suffer no material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operations of any such Section. Nothing in this Section 1.15 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Section 1.13 (Taxes on Payments) or Section 1.14 (Capital and Reserve Requirements).

                                  ARTICLE 1A

                               LETTERS OF CREDIT

      1A.1  ISSUANCE OF LETTERS OF CREDIT.

            (a) In General. Upon the terms and subject to the conditions of this Agreement, the Issuer shall, from time to time, from the Closing Date to the date which is 90 days prior to the Maturity Date, issue one or more Letters of Credit for the account of any Borrower, provided that (i) the sum of the Contingent Reimbursement Obligations (after giving effect to the requested Letter of Credit) plus the aggregate unpaid amount of all Drawings under Letters of Credit shall not exceed $5,000,000.00 and provided, further, that the face amount of the Letter of Credit so requested shall not exceed the Available Commitment at such time. Each Letter of Credit shall be in a form and shall contain such terms as shall be reasonably satisfactory to the Issuer. Letters of Credit shall be issued only on a Business Day, and shall be used for the general corporate purposes of the Borrowers or for such other purposes as shall be acceptable to the Issuer in its sole discretion.

            (b) Terms. Each Letter of Credit shall be denominated only in Dollars and shall expire on or before the first anniversary of the issuance thereof and in any event not later than the fifth Business Day preceding the Maturity Date. No Letter of Credit shall have an expiration date which is extendable under an "evergreen" or similar provision unless the Issuer expressly agrees to the same in its sole discretion in any particular case. All other extensions and renewals are also at the sole discretion of the Issuer. Any extension of the expiry date of a Letter of Credit to a date beyond the first anniversary of the issuance thereof shall constitute an "issuance" of such Letter of Credit for all purposes hereof.

            (c) Form of Request. The Borrowers shall request the issuance of a Letter of Credit by furnishing to the Administrative Agent and the Issuer, at least five Business Days before the requested date of such issuance (or at such later time as shall be acceptable to the Issuer), such notice thereof as shall be reasonably satisfactory to the Issuer to which shall be attached a certificate of the chief financial officer or other Responsible Officer of Multicare representing that Multicare is, and after giving effect to the additional Indebtedness will be, in compliance with Section 4.03 of the 1997 Subordinated Note Indenture, that the obligations with respect to such Letter of Credit constitute "Senior Indebtedness" and "Designated Senior Indebtedness" as defined in the 1997 Subordinated Note Indenture, and as to such other matters as required by Section 2.2 below.

            (d) Participation by Lenders. Upon the date of issuance of a Letter of Credit, the Issuer shall be deemed to have granted to each Lender (other than the Issuer), and each Lender (other than the Issuer) shall be deemed to have acquired from the Issuer without further action by any party hereto, a participation in such Letter of Credit and any Drawings that may at any time be made thereunder, to the extent of such Lender's pro rata share of the Commitment.

            (e) Notice of Drawings. The Issuer shall promptly notify Multicare (on behalf of the Borrowers) of its receipt of each Drawing request with respect to a Letter of Credit, stating the date and amount of the Drawing requested thereby and the date and amount of each Drawing disbursed pursuant to such request. The failure of the Issuer to give, or delay in giving, any such notice shall not release or diminish the obligations hereunder of the Borrowers in respect of such Drawing.

            (f) Reimbursement of Drawings by Borrowers. If at any time Multicare (on the behalf of the Borrowers) receives notice of a Drawing, the Borrowers shall reimburse such Drawing by paying to the Issuer in immediately available funds the amount of the payment made by the Issuer with respect to such Drawing, together with interest thereon at a rate per annum equal to the Prime Rate from the day that the Drawing is made until the day such reimbursement is made if such Drawing is not reimbursed on the day the Drawing is made. Such reimbursement shall be made by the Borrowers to the Issuer no later than one (1) Business Day following the date that Multicare (on behalf of Borrowers) receives the relevant notice of Drawing if such notice is received on or prior to 10:00 a.m. (Philadelphia, Pennsylvania time) and no later than two (2) Business Days following the date that Multicare receives the relevant notice of Drawing if such notice is received after 10:00 a.m. (Philadelphia, Pennsylvania time). If the Borrowers shall fail to make any payment required by this paragraph (f) at the time specified, and if at such time, there shall be any Available RC Commitment, the Administrative Agent may (but is not obligated to) assume that the Borrowers intend to use the proceeds of RC Loans to make such payment. In reliance on such assumption, the Administrative Agent may (but is not obligated to) notify the Lenders (and Multicare (on behalf of the Borrowers)) that notwithstanding the Borrowers' failure to provide notice pursuant to Section 1.3 above, such notice is deemed given pursuant to this paragraph (f) requesting an RC Loan in an amount sufficient to make the payments required by this paragraph
(f). Such notice from the Administrative Agent shall be treated by the Lenders in the same manner as a notice from the Borrowers under Section 1.3 above. The Administrative Agent may, at the direction of the Issuer, apply the proceeds of such Loans to satisfy the requirements of this paragraph (f).

            (g) Obligations of Lenders to Issuer. In the event that the Borrowers shall fail to make any payment when due pursuant to the preceding paragraph (f) and for so long as such failure shall be continuing, the Issuer may give notice of such failure to the Administrative Agent and each Lender, which notice shall include, in the case of an Lender, the amount of such Lender's interest in such Drawing, whereupon each such Lender (other than the Issuer) shall promptly remit such amount to the Administrative Agent for the account of the Issuer as provided in this paragraph (g). Each Lender (other than the Issuer) shall, in the event it receives such notice from the Issuer at or before 12:00 noon (Philadelphia, Pennsylvania time) on any Business Day, fund its participation in any unreimbursed Drawing by remitting to the Administrative Agent, no later than 2:00 p.m.

(Philadelphia, Pennsylvania time) on such day, in immediately available funds its share of the reimbursement obligations in respect of each Drawing. In the event that the Administrative Agent receives such funds from an Lender at or before 2:00 p.m. (Philadelphia, Pennsylvania time) on any day, the Administrative Agent shall make available the amount thereof to the Issuer, in immediately available funds no later than 4:00 p.m. (Philadelphia, Pennsylvania time) on that same day. Any amount payable by an Lender to the Administrative Agent for the account of the Issuer under this paragraph (g), and any amount payable by the Administrative Agent to the Issuer under this paragraph (g), shall bear interest for each day from the date due (and including such day if paid after 2:00 p.m. (Philadelphia, Pennsylvania time) in the case of any such payment by a Lender to the Administrative Agent, or 4:00 p.m. (Philadelphia, Pennsylvania time), in the case of any such payment by the Administrative Agent to the Issuer, on such day) until the date it is received by the Issuer at a rate equal to the Federal Funds Rate until (and including) the third Business Day after the date due and thereafter at the Prime Rate. Moreover, any Lender that shall have failed to make available the required amount shall not be entitled to vote on such matters as Lenders or Required Lenders are otherwise entitled to vote on or consent to or approve under this Agreement and the other Loan Documents until such amount with interest is paid in full to the Administrative Agent by such Lender. Each Lender shall, upon the demand of the Issuer, reimburse the Issuer, through the Administrative Agent to the extent that the Issuer has not been reimbursed by the Borrowers after demand therefor, for the reasonable costs and expenses (including reasonable legal fees) incurred by it (other than as a result of its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction) in connection with the collection of amounts due under, the administration of, and the preservation and enforcement of any rights conferred by, the Letters of Credit or the performance of the Issuer's obligations under this Agreement in respect thereof on a pro rata basis relative to such Lender's pro rata share of the Commitment (as of the time such costs and expenses are incurred). The Issuer shall refund through the Administrative Agent any costs and expenses reimbursed by such Lender that are subsequently recovered from the Borrowers in an amount equal to such Lender's ratable share thereof.

            (h) Cash Collateral. It is intended that at all times that the Borrowers shall have contingent or other obligations (including obligations in respect of fees) relating to Letters of Credit, there shall be sufficient availability under the Commitment to reimburse the Issuer (and the Lenders) out of proceeds of RC Loans. Accordingly, in the event that there shall, at any time, be insufficient availability under the Commitment (after giving effect to all outstanding Swing Loans and RC Loans) to do so (whether because the amount of the Commitment is reduced pursuant to a mandatory reduction or is terminated at maturity, upon acceleration or otherwise or because the amount of outstanding RC Loans, Swing Loans and such Letter of Credit obligations exceeds the amount of the Commitment for any other reason), the Borrowers shall forthwith pay to the Administrative Agent an amount equal to the aggregate face value of all outstanding Letters of Credit plus the aggregate amount of all unreimbursed Drawings plus the amount of all fees or other obligations in respect of Letters of Credit to the extent of such excess. Such amount shall be maintained by the Administrative Agent in an interest-bearing cash collateral account in the name of and for the benefit of the Issuer and the Lenders to secure such payment obligations of the Borrowers until such time as all outstanding Letters of Credit have expired or been cancelled and all amounts in respect thereof have been paid in full. Upon receipt of a notice from the Issuer that there are unreimbursed Drawings or other amounts due in respect of such Letters of Credit (which notice shall set forth the amount of such unreimbursed Drawings or other obligations) the Administrative Agent shall promptly disburse from the cash collateral account the amount specified in the notice and shall pay such amount to the Issuer and Lenders ratably in accordance with the respective amounts owing to each such Person, first, for fees and indemnities until the same are paid in full and, second, for unreimbursed Drawings. The Administrative Agent and the Issuer may rely on their records as to any amounts so owing and shall be fully protected in doing so. Such records shall be conclusive, absent manifest error. At any time that the Commitment again becomes available for reimbursement of Drawings under outstanding Letters of Credit such that (i) the sum of the Commitment at that time and the amount in the cash collateral account exceeds (ii) the sum of all outstanding RC Loans and Swing Loans, the face amount of all outstanding Letters of Credit and the amount of all unreimbursed Drawings, then, upon written request of Multicare (on behalf of the Borrowers) (which request shall (A) represent that there exists no Default or Event of Default and (B) specify the amount of such excess), the Administrative Agent shall release such excess amount to the Borrowers from the cash collateral account. If all Loan Obligations (other than Loan Obligations constituting contingent obligations under indemnification provisions which survive indefinitely, so long as no unsatisfied claim has been made under any such indemnification provision) have been indefeasibly paid in full in cash, all Commitments have terminated and all Letters of Credit have expired, promptly following demand by Multicare (on behalf of the Borrowers) the Administrative Agent shall release to the Borrowers all remaining funds in the Letter of Credit cash collateral account.

            (i) Obligations Absolute. The obligation of each Borrower and each Lender to make available to the Issuer the amounts set forth in this Article 1A shall be absolute, unconditional and irrevocable under any and all circumstances without reduction for any set-off or counterclaim of any nature whatsoever, and may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to any qualification or exception and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

            (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

            (ii) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuer, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between such Borrower and the beneficiary named in any such Letter of Credit);

            (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

            (v) the occurrence of any Default or Event of Default.

            (j) Limitations on Liability; Protection of Issuer, Administrative Agent and Lenders.

                  (i) Limitation on Liability of Lender Parties. Without affecting any rights any Lender Party may have under applicable Law, each of the Borrowers agrees that none of the Lenders, the Issuer, the Administrative Agent or their respective officers or directors shall be liable or responsible for, and the obligations of the Borrowers to the Lenders, the Issuer and the Administrative Agent hereunder shall not in any manner be affected by: (A) the use that may be made of any Letter of Credit or the proceeds thereof by the beneficiary thereof or any other Person or any acts or omissions of such beneficiary or any other Person; (B) the validity, sufficiency or genuineness of documents presented in connection with any Drawing, or of any endorsements thereon, even if such documents should, in fact, prove to be in any or all respects, invalid, insufficient, fraudulent or forged; or (C) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit or any other action taken or omitted to be taken by any Person under or in connection with any Letter of Credit, except that the Borrowers shall have a claim against the Issuer and the Issuer shall be liable to the Borrowers, in each case to the extent and only to the extent of any damages suffered by the Borrowers that they prove are caused by the Issuer's willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, in determining whether to pay under any Letter of Credit, the Issuer shall not have any obligation relative to the other Lenders other than to determine that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit, regardless of any notice or information to the contrary. Any action taken or omitted to be taken by the Issuer under or in connection with any Letter of Credit (if taken or omitted in the absence of gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction) shall not create for the Issuer any resulting liability to any Borrower or any Lender.

                  (ii) Indemnification and Expenses. In addition to any other amounts payable under this Agreement, the Borrowers agree jointly and severally to protect, indemnify, pay and hold the Issuer and each Lender harmless from and against any and all claims, costs, charges and expenses (including reasonable attorneys' fees) which the Issuer may incur or be subject to as a consequence, direct or indirect, of
(A) the issuance of, or payment of any drawing under, any Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Issuer as finally determined by a court of competent jurisdiction or (B) the failure of the Issuer to honor a Drawing under any Letter of Credit as a result of any act or omission of any present or future government or Governmental Authority.

              (iii) Issuer Not Responsible. In furtherance of the foregoing limitations on liability, the Issuer shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the issuance of Letters of Credit; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part; (C) errors, omissions, interruptions, or delays in transmissions or delivery of any messages, by mail, cable, telecopy, telex or otherwise, whether or not in cipher, except for damages proven to be caused by the Issuer's gross negligence or willful misconduct; (D) the misapplication by the beneficiary of any Letter of Credit or the proceeds of any drawing under such Letter of Credit; or (E) any consequence arising from causes beyond the control of the Issuer, including any governmental acts.

                                   ARTICLE 2

                   CONDITIONS TO EFFECTIVENESS OF AGREEMENT
                                 AND FUNDINGS

      2.1 CONDITIONS TO EFFECTIVENESS OF AGREEMENT AND INITIAL FUNDING. The effectiveness of this Agreement (other than this Article 2) and the obligation of the Lenders to make the initial Loans hereunder and the obligation of the Issuer to issue Letters of Credit hereunder are subject to the fulfillment of the following conditions on or before October 15, 1997 (unless such date is extended in writing by the Agents in their sole discretion), in each case to the satisfaction of the Agents and, to the extent specified below, to the satisfaction of each Lender (each Lender upon making its initial Loan hereunder being deemed to have waived or found satisfactory all such conditions so specified).

            (a) Secretary's Certificates. The Borrowers shall have delivered, or caused to be delivered, a certificate of the Secretary or an Assistant Secretary (or general partner, as applicable) of each of the Borrowers, Acquisition Corp. and Genesis ElderCare Corp., with specimen signatures of the authorized signatories to the Loan Documents, and to which shall be attached copies of the following, as applicable: articles or certificate of incorporation (each of which shall be certified as of a recent date by the Secretary of State of the state of such Borrower's, Acquisition Corp. and Genesis ElderCare Corp.), certificates of formation (each of which shall be certified as of a recent date by the Secretary of State of the state of such Person's formation), operating agreements, management agreements, bylaws, partnership agreements, resolutions and shareholder agreements.

            (b) Good Standing Certificates. The Borrowers shall have delivered, or caused to be delivered, a good standing or subsistence certificate, as the case may be, issued as of a recent date with respect to each Borrower (and corporate or limited liability company or limited partnership, general partners of Borrowers that are partnerships), Acquisition Corp. and Genesis ElderCare Corp., (i) issued by the Secretary of State or other appropriate official of the jurisdiction of formation of such Person and (ii) issued by the Secretary of State or other appropriate official of each jurisdiction where such Person is required to qualify to do business and, if any such certificate is dated more than seven (7) days prior to the Closing Date, a confirmation (which may be provided by a reputable corporate service) of the information in such certificate.

            (c) The Notes. The Borrowers shall have delivered the Notes to the Administrative Agent for distribution to the Lenders and the Swing Loan Note to the Administrative Agent.

            (d) Lien Searches. The Borrowers shall have delivered to the Administrative Agent Uniform Commercial Code, tax, and judgment lien searches of the Borrowers,

Acquisition Corp. and Genesis ElderCare Corp. as of a recent date, in such form and with such content as are acceptable to the Administrative Agent.

            (e) Pledge Agreement. The Borrowers shall each have executed and delivered Pledge Agreements whereby the Administrative Agent shall receive a pledge and first priority security interest for the benefit of the Lender Parties in all of the equity interests in each of the direct and indirect Subsidiaries of Multicare and all inter-Borrower notes (collectively, as such agreements are amended, modified, restated or supplemented from time to time in accordance with the terms hereof and thereof, the "Pledge Agreement") in substantially the form annexed to this Agreement as Exhibit D (together with the stock certificates, assignment powers, Uniform Commercial Code financing statements (in proper form for filing in the appropriate offices to perfect the security interest of the Administrative Agent for the benefit of the Secured Parties, in the Collateral granted under the Pledge Agreement) and other items required thereunder to the extent that such items were not previously delivered to the Administrative Agent).

            (f) Multicare Management Agreement. Prior to or substantially contemporaneously with the initial funding hereunder, GENESIS HEALTH VENTURES, INC. ("Genesis") (and/or one or more of its Subsidiaries) shall have entered into a Management Agreement with Genesis ElderCare Corp. (the "Multicare Management Agreement") under which Genesis (and/or such Subsidiaries) will provide management services to the Borrowers and its Subsidiaries. As a further condition, Genesis and Multicare and the Agents shall enter into the Multicare Management Subordination Agreement.

            (g) Transaction Documents. The Borrowers shall have delivered to each of the Agents and any Lender that so requests, each of the other Transaction Documents certified by a Responsible Officer of Multicare as being a true and correct copy of such Transaction Document as in full force and effect on the Closing Date.

            (h) Completion of Tender Offer. Simultaneously with the Closing hereunder, the Tender Offer shall close with the purchase of at least a majority of the common stock of Multicare having been purchased for $28 per share and the other transactions contemplated by the Transaction Documents to have occurred on or before the Closing Date shall take place in strict compliance with the terms of said Transaction Documents, subject only to such modifications as are acceptable to the Agents. There shall be no legal impediment to the merger of Acquisition Corp. into Multicare under Section 253 or 251, as the case may be, of the Delaware General Corporation Law on the terms set forth in the Merger Agreement and the restrictions in Section 203 of the Delaware General Corporation Law and any other impediment under Delaware law shall be inapplicable to the acquisition of the shares of Multicare by Acquisition Corp. and the proposed merger pursuant to the terms of the Merger Agreement.

            (i) Multicare Board of Directors. Simultaneously with the Closing hereunder, Acquisition Corp. shall have the unrestricted right, subject to ss.14(f) of the

Securities Exchange Act of 1934, to designate and cause to be elected a majority of the board of directors of Multicare.

            (j) Approval of Merger. The board of directors of Multicare, as constituted before any change in its composition pursuant to the right described in paragraph (i) of this Section 2.1, shall have approved the Merger.

            (k) Certain Legal Matters. The restrictions of ss.203 of the Delaware General Corporation Law and any other impediment under the Delaware General Corporation Law shall be inapplicable to the acquisition of the Multicare Shares pursuant to the Tender Offer; no legal impediment (under ss.251 or ss.253 of the Delaware General Corporation Law or otherwise) to the Merger shall exist; and there shall not be pending or threatened any legal or administrative proceeding seeking to restrain or prevent the consummation of the Tender Offer, the Merger or any other of the transactions contemplated by this Agreement or the Transaction Documents or questioning the legality or validity thereof; and the Tender Offer and other related transactions shall be consummated in accordance with all applicable Laws.

            (l) Maximum Price. The total amount payable by Acquisition Corp. and the Borrowers, in connection with the Tender Offer and the Merger, including consulting, noncompetition, severance and other payments to employees of the Borrowers, and including amounts provided (hereunder or otherwise) to refinance Indebtedness of the Borrowers, plus the amount of existing Indebtedness of Multicare not repaid in connection with the Tender Offer and the Merger, shall not exceed $1,533,000,000.00.

            (m) Opinions of Counsel. (i) The Borrowers shall have delivered favorable opinions of counsel, dated as of the Closing Date, from:

                  (A) Blank, Rome, Comisky & McCauley, counsel to the Borrowers, as to the absence of conflicts with other financing agreements and other material agreements of the Borrowers, the status of the Loan Obligations as "Senior Indebtedness" and "Designated Senior Indebtedness" within the meaning of the 1997 Subordinated Note Indenture, and compliance with Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, compliance with Laws applicable to the Tender Offer, the perfection of security interests under the Pledge Agreement, issuance of capital stock of the Borrowers, the due organization of the Borrowers, the due authorization of the transactions referred to herein, the enforceability of the Loan Documents, certain health care and licensing compliance issues and such other matters as the Agents may reasonably request, in form and substance satisfactory to the Agents; and

                  (B) local counsel to the Borrowers in the States of Massachusetts, West Virginia, New Jersey, Ohio, Pennsylvania, Wisconsin, Connecticut, Illinois, Rhode Island, Vermont and Virginia as to certain health care matters and such other matters as the Agents may reasonably request, in form and substance satisfactory to the Agents.

                        (ii) Drinker Biddle & Reath LLP, special counsel to the Administrative Agent shall have delivered to the Administrative Agent a favorable opinion of counsel, dated as of the Closing Date, as to such matters as the Administrative Agent shall reasonably request.

            (n) Solvency Opinion. The Borrowers shall have delivered letters from their chief financial officers and from a nationally recognized appraisal firm, valuation consultant or investment banking firm satisfactory to the Agents in form and substance satisfactory to the Agents, attesting to the solvency of the Borrowers, taken as a whole, after giving effect to the transactions referred to herein (including the making of the initial Loans)

            (o) Officers Certificate Regarding Senior Subordinated 12-1/2% Notes and Convertible 7% Subordinated Debentures. Multicare, on behalf of Borrowers shall have delivered a certificate dated the Closing Date signed by a Responsible Officer detailing as of the Closing Date the amount of Multicare's Convertible 7% Subordinated Debentures remaining outstanding and the maximum amount necessary to redeem and retire all such Debentures by no later than March 16, 1998; and the amount of Multicare's Senior Subordinated 12-1/2% Notes remaining outstanding and the maximum amount necessary to redeem and retire all such Notes by no later than January 2, 1998.

            (p) Consents and Approvals. All material corporate, governmental, judicial and third party consents and approvals necessary in connection with this Agreement and the other Loan Documents, the Tender Offer and the related transactions (including without limitation consents and approvals required under or referred to in the Merger Agreement) shall have been obtained and, as applicable, become final orders (without imposition of any conditions that are not acceptable to the Lenders) and shall remain in full force and effect and, to the extent requested by any Agent, copies thereof shall have been delivered to the Administrative Agent. Without limiting the generality of the foregoing, all appropriate filings shall have been made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable waiting periods relating thereto shall have expired or been terminated without requests for additional information from the reviewing agencies.

            (q)   Financial Statements; Projections.

                  (i) Financial Statements. The Borrowers shall have delivered, or caused to be delivered, to the Administrative Agent and the Lenders at least three (3) Business Days prior to the Closing Date each of the following:

                        (x) a consolidated income statement of Multicare and its
                  consolidated Subsidiaries, for the twelve calendar month period ending on June 30, 1997, adjusted, on a pro forma basis to the beginning of the period (as required for the financial covenants) to reflect the consummation of all of the transactions set forth in the Transaction Documents and all Acquisitions and dispositions which shall have occurred within said twelve month period as if such transactions, Acquisitions and dispositions had occurred on the first day of such period, which statement shall be supplemented by information separating out and explaining all pro forma adjustments made thereto; and

                        (y) a consolidated balance sheet of Multicare and its
                  consolidated Subsidiaries as of June 30, 1997, reflecting, on a pro forma basis, the consummation of all transactions set forth in the Transaction Documents including all borrowings in connection therewith and all borrowings otherwise contemplated hereunder, the application of all proceeds of such borrowings and the amount of all outstanding Indebtedness after giving effect to the foregoing, which balance sheet shall be supplemented by information separating out and explaining all pro forma adjustments made thereto;

each of which statements shall be (1) in form acceptable to the Agents, (2) accompanied by explanatory notes acceptable to the Agents and (3) certified by the chief financial officer of the Borrowers to fairly present on a pro forma basis the financial condition and results of operations as at the date, or for the period, indicated.

                  (ii) Projections. Multicare on behalf of the Borrowers shall have delivered to each Lender projections respecting the consolidated financial condition and results of operations of Multicare and its Subsidiaries for the period commencing on January 1, 1997 and ending on December 31, 2002, which projections shall be in reasonable detail, shall reflect the consummation of the transactions contemplated hereby and the Transaction Documents including the making of the initial Loans and shall be accompanied by a written statement of the assumptions and estimates underlying such projections.

            (r) Officer's Compliance Certificate. Multicare on behalf of the Borrowers shall have delivered an Officer's Compliance Certificate, dated as of the Closing Date, as to the truth of the representations and warranties herein and in the other Loan Documents and the absence of any Default (in each case, both before and after giving effect to the initial Loans). The Officers Compliance Certificate shall demonstrate that EBITDA of the Borrowers for the twelve calendar month period ending June 30, 1997 (after making all adjustments referred to in paragraph Q above) is no less than $118,000,000.00 and Total Funded Indebtedness of the Borrowers is not more than $760,000,000.00. The Officers Compliance Certificate delivered pursuant to this paragraph (r) shall include a reconciliation of the financial information set forth thereon respecting Multicare and its Restricted Subsidiaries and that set forth on the financial statements for Multicare and its consolidated subsidiaries.

            (s) Repayment of Predecessor Indebtedness. The Borrowers shall have delivered to the Administrative Agent evidence that, prior to or substantially simultaneously with the making of the initial Loans, (a) all Indebtedness of the Borrowers other than that expressly permitted under Section 6.1 (Indebtedness) below will be repaid, (b) all commitments to lend in respect of the such Indebtedness shall have been effectively terminated and (c) all collateral held in connection therewith shall have been released (or undertakings to release such collateral upon receipt of specified funds shall have been duly made) and UCC-3 termination statements and all other documents necessary in the determination of the Administrative Agent to effectively terminate of record all security interests related to such Indebtedness shall have been duly executed by the proper parties and shall have been delivered to the Administrative Agent (or undertakings to do so upon receipt of specified funds shall have been furnished to the Administrative Agent).

            (t) Insurance. The Borrowers shall have delivered to the Administrative Agent evidence of the insurance required by Section 4.8 below.

            (u) Fees and Expenses. The Borrowers shall have paid the fees required to be paid to the Agents and the Lenders on or before the Closing Date and the fees and disbursements of counsel for the Agents in connection with the negotiation, preparation, execution and delivery of the Loan Documents and the making of the initial Loans.

            (v) Concurrent Closing of Genesis and Acquisition Corp. Credit Facilities. All conditions to the initial funding under (i) the Third Amended and Restated Credit Agreement, dated as of the date hereof, among Genesis, certain of its Subsidiaries, Mellon as administrative agent, and certain other agents and lenders referred to therein (the "Genesis Credit Agreement") and (ii) the Credit Agreement, dated as of the date hereof, among Acquisition Corp., Mellon as administrative agent, and certain other agents and lenders referred to therein (the "Acquisition Corp. Credit Agreement") shall have been satisfied. The closings under those credit facilities shall occur substantially simultaneously with the closing under this Agreement.

            (w) Investment in Genesis ElderCare Corp. and in Acquisition Corp. Substantially contemporaneously with the initial funding hereunder, Genesis shall have acquired approximately 44% of the common stock of Genesis ElderCare Corp. for a cash purchase price of at least $325,000,000.00; Cypress, Nazem and TPG, collectively, shall have paid at least $420,000,000.00 in cash for the remainder of the common stock of Genesis ElderCare Corp.; substantially contemporaneously with the initial funding hereunder, Genesis ElderCare Corp. shall have contributed at least $745,000,000.00 to Acquisition Corp. in exchange for common stock of the Acquisition Corp.; and the Acquisition Corp.
shall be wholly owned by Genesis ElderCare Corp.

            (x) 1997 Subordinated Note Indenture. The 1997 Subordinated Note Indenture with terms and conditions satisfactory to the Agents in their sole discretion, shall have been executed by the parties thereto, and Acquisition Corp. shall have received at least

$250,000,000.00 in gross proceeds from the sale of the 1997 Subordinated Note and the net proceeds from such issuance shall have been released to Acquisition Corp. from the escrow in which they were deposited.

            (y) Tax Sharing Agreement. The Borrowers shall have delivered a copy of the Tax Sharing Agreement duly executed by the Borrowers and Genesis ElderCare Corp. and the Excluded Subsidiaries (the "Tax Sharing Agreement"), limiting, as between the parties thereto, the tax liabilities of the Borrowers in connection with a consolidated tax filing (which may include as part of the consolidated group for tax purposes the Borrowers and the Excluded Subsidiaries), to the amount of tax liabilities that the Borrowers would have incurred had they filed separately. The Tax Sharing Agreement shall be certified as such by a Responsible Officer of Multicare.

            (z) Subordination of Management Fees. The Borrowers, the Administrative Agent and Genesis shall have entered into a subordination agreement as of the date hereof, whereby Genesis shall agree to subordinate its rights to a portion of its fees under the Multicare Management Agreement (those fees in excess of the greater of $23,900,000.00 per annum and 4% of consolidated net revenue) to the rights of the Lender Parties hereunder (the "Management Fee Subordination Agreement").

      2.2  CONDITIONS TO EACH LOAN.

            (a) Conditions. The obligation of the Lenders to make any Loans, including the initial Loans and the obligation of the Issuer to issue any Letters of Credit, are subject to fulfillment of each of the following conditions, in each case, unless otherwise specified, to the satisfaction of the Administrative Agent:

                  (i) Absence of Default. There shall not, either prior to or after giving effect to each such Loan, exist an Event of Default or a Default.

                  (ii) Borrowing Notice/L.C. Request Notice. In connection with any request for Loans (other than Swing Loans), the Administrative Agent shall have received a borrowing notice as required by Section 1.3(a)(1) above; in connection with any request for the issuance of a Letter of Credit, the Issuer and the Administrative Agent shall have received a Letter of Credit request as required by Section 1A.1(c) above; and in connection with any request for any Swing Loans, the Swing Loan Lender and the Administrative Agent shall have received a Swing Loan request as required by Section 1.3(e).

                  (iii) Truth of Representations. The representations and warranties of the Borrowers and each other Loan Party made in this Agreement and each other Loan Document shall be true and correct in all material respects as of the date each such Loan is made or Letter of Credit issued (both immediately prior to and after giving effect to said Loan or Letter of Credit) as if made on and as of such date.

                  (iv) No Violations of Law. Neither the making of, nor use of the proceeds of, any Loans nor the issuance of, or use of the proceeds of, any Letters of Credit shall conflict with, or cause any Borrower to violate any Law.

                  (v) Compliance with Indenture Covenants. Neither the making of such Loans nor the issuance of any Letters of Credit shall not violate the terms of the 1997 Subordinated Note Indenture and Multicare shall deliver a certificate of its chief financial officer or controller representing that, both before and after giving effect to such additional Indebtedness, (A) Multicare is in compliance with the financial covenants set forth in Section 4.03 of the 1997 Subordinated Note Indenture and (B) that the Loans or Letters of Credit as the case may be constitute "Senior Indebtedness" and "Designated Senior Indebtedness" as defined in the 1997 Subordinated Note Indenture.

                  (vi) Additional Information. The Lenders shall have received such additional information and documentation as the Lenders may reasonably request.

                  (vii) Business Activities. In the case of any Loan made before the effective date of the Merger, Acquisition Corp. shall not be engaged in any business activity except in connection with the Tender Offer.

            (b) Deemed Representation and Warranty. The request for, and acceptance of, any Loan (including any Swing Loan) by any Borrowers shall be deemed a representation and warranty by the Borrowers that the conditions specified in clauses (i), (iii), (iv), (v), and (vii) of the preceding paragraph
(a) have been satisfied.

                                  ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES

      3.1 REPRESENTATIONS. The Borrowers hereby jointly and severally represent and warrant to each Lender Party as follows:

            (a) Status of Borrowers. Each Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Borrower has the power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage. Each Borrower is duly qualified to do business as a foreign corporation or foreign partnership and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary or advisable, except for any failures to maintain such qualifications which, individually or in the aggregate, could not have a Material Adverse Effect. Schedule 3.1(a) hereto sets forth for each Borrower, as of the Closing Date, (i) whether it is a corporation, limited partnership or general partnership, (ii) the jurisdiction of its organization, and (iii) the jurisdictions in which it is qualified to do business as a foreign corporation or a foreign partnership, as the case may be, except where the failure to maintain such qualification could not, individually or in the aggregate, have a Material Adverse Effect. Each direct and indirect Subsidiary of Multicare (other than the Excluded Subsidiaries) is a Borrower hereunder and is designated as such on the signature pages hereto (or, after the Closing Date, on signature pages of a Joinder Supplement hereto). The states in which any Borrowers operate Health Care Businesses are Massachusetts West Virginia, New Jersey, Ohio, Pennsylvania, Wisconsin, Connecticut, Illinois, Rhode Island, Vermont and Virginia.

            (b) Capitalization of Borrowers. Schedule 3.1(b) hereto sets forth
(i) for each corporate Borrower, (A) the authorized capitalization, (B) the names of the owners (indicating whether they are Borrowers) of the outstanding capital stock, (C) the number and class of shares issued to each such owner and
(D) the percentage of outstanding shares of each class of capital stock owned by each such owner, and (ii) for each Borrower which is a partnership, (A) the names of the owners (indicating whether they are Borrowers) of the outstanding equity thereof and (B) the percentage ownership interest of, and type of equity issued to, each such owner. The outstanding equity of each Borrower has been duly authorized and validly issued. All capital stock is fully paid and nonassessable. Each Borrower owns beneficially and of record and has good title to all equity indicated as being owned by it on said Schedule 3.1(b), free and clear of any Lien, except for Liens in favor of the Administrative Agent, as agent for the benefit of the Secured Parties, as contemplated by the Loan Documents and other Permitted Liens. There are no options, warrants, calls, or similar rights relating to equity of the Borrowers. No Excluded Subsidiary has any equity interest in any Borrower.

            (c) Authorization, Execution and Binding Effect of Loan Documents. Each Borrower has the power and authority to execute, deliver, perform, and take all actions contemplated by, each Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary corporate or partnership (as the case may be) proceedings on its part. This Agreement and each other Loan Document has been duly and validly executed and delivered by each Loan Party listed on the signature pages hereto or thereto, as the case may be. This Agreement and each other Loan Document constitutes the legal, valid and binding obligation of each Loan Party purporting to be a party hereto or thereto, as the case may be, enforceable against such Person in accordance with its terms, except as the enforceability hereof of thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

            (d) Security. The Pledge Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of each Borrower in the Collateral described therein, and the Administrative Agent has (or, upon the filing of the UCC-1 financing statements delivered by the Borrowers on the Closing Date, will have), for the benefit of the Secured Parties, a fully perfected and continuing first priority Lien on all of the right, title and interest of each Borrower in the Collateral described in the Pledge Agreement, subject to no Liens other than Permitted Liens.

            (e) Governmental Approvals and Filings; Absence of Conflicts. No approval, order, consent, authorization, exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority or other Person is necessary in connection with, the execution and delivery of any Loan Document by any Loan Party, or in connection with the performance of the terms hereof or thereof by such Person, other than the filing of Uniform Commercial Code financing and continuation statements as referred to in the Pledge Agreement. No Loan Party is subject to any Law which purports to restrict or regulate its ability to borrow money, obtain credit or provide a guarantee or other form of credit support as a consequence of the nature of the business conducted by such Loan Party. Neither the execution and delivery of this Agreement or any other Loan Document by any Loan Party, nor the performance of or compliance with the terms and conditions hereof or thereof (including the execution, delivery and performance of the Transaction Documents) by any Loan Party does or will

                  (i) violate or conflict with any Law or any judgment, decree, or order of a court or Governmental Authority or any settlement agreement,

                  (ii) violate, conflict with or result in a breach of any term or condition of, or constitute a default under, or cause an acceleration of, or result in the creation or imposition of any Lien upon any of property of any Loan Party (except for any Lien in favor of the Administrative Agent pursuant to the Pledge Agreement) under or in connection with,

                        (x) its articles or certificate of incorporation or
                  bylaws, partnership agreement or operating agreement (or other constituent documents),

                        (y) any agreement or instrument creating, evidencing or
                  securing any Indebtedness in the aggregate amount of $250,000.00 or more to which any Loan Party is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, or

                        (z) any other agreement or instrument or arrangement to
                  which it is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound,

            except, in the case of the foregoing clause (z), for matters that, individually or in the aggregate, could not have a Material Adverse Effect, or

                  (iii) result in a Limitation on any Licenses applicable to the operations or properties of any Borrower, or adversely affect the ability of any Borrower to participate in any Third Party Payor Arrangement.

                  (iv) except to the extent that the failure to obtain the same could not have a Material Adverse Effect, no approval, order, consent of, authorization, exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority or other Person is necessary in connection with the Tender Offer and merger of Acquisition Corp. into Multicare except such consents as are listed on Schedule 3.1(e) hereto all of which have been obtained and are in full force and effect.

            (f) Financial Statements. Multicare has heretofore furnished to the Administrative Agent and each Lender consolidated balance sheets of Multicare and its consolidated Subsidiaries as of December 31, 1996 and December 31, 1995 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the fiscal years then ended, as examined and reported on by KPMG Peat Marwick, independent certified public accountants for Multicare, who delivered an unqualified opinion in respect thereof. Such financial statements (including the notes thereto) present fairly the financial condition of Multicare and its consolidated Subsidiaries as of the end of each such fiscal year and the results of their operations and their cash flows for the fiscal years then ended, all in conformity with GAAP. Multicare has heretofore furnished to the Administrative Agent, the Issuer and each Lender interim consolidated balance sheets of Multicare and its consolidated Subsidiaries as of the first two fiscal quarters of the fiscal year beginning January 1, 1997, together with the related consolidated statements of income, cash flows and changes in stockholders' equity for the applicable fiscal periods ending on each such date. Such financial statements (including the notes thereto), as well as those financial statements delivered pursuant to paragraph (q) of Section 2.1 above, present fairly the financial condition of Multicare and its consolidated Subsidiaries (or Persons referred to therein) as of the date specified and the results of their operations and their cash flows for the fiscal periods specified, all in conformity with GAAP, subject to normal and recurring year-end audit adjustments, except that such financial statements do not contain all of the footnote disclosures required by GAAP. There are no material liabilities of the Borrowers except as disclosed on such financial statements. Schedule 6.1 hereto sets forth, as of the Closing Date, all Indebtedness (and commitments for Indebtedness) of the Borrowers.

            (g) Projections. The projections delivered pursuant to Section 2.1(q) above and the assumptions and estimates referred to therein are as of the Closing Date reasonable, are made in good faith, are consistent with the Loan Documents and represent the Borrowers' best judgment as to such matters. Nothing has come to the attention of any Borrower which would lead such Borrower to believe that such projections will not be attained or exceeded provided, however, that nothing contained in this paragraph (g) shall constitute a representation or warranty that such future financial performance or results of operations will in fact be achieved.

            (h) Absence of Material Adverse Change. Since December 31, 1996, there has been no material adverse change in the business, operations, condition (financial or otherwise), properties or prospects of the Borrowers taken as a whole or the industry served by the Borrowers.

            (i) Title to Property. Each Borrower has good and marketable title to all property owned or purported to be owned by it, including but not limited to all property reflected in the most recent balance sheets delivered to the Lenders pursuant to this Agreement (except such property as was sold or otherwise disposed of in accordance with Section 6.5 (Dispositions) below) subject to no Liens except Permitted Liens. Schedule 6.2 hereto sets forth, as of the Closing Date, all Liens on property of the Borrowers.

            (j) Solvency. The present fair saleable value of the assets of the Borrowers, taken as a whole, after giving effect to all the transactions contemplated by the Loan Documents and the funding of the Loans and the issuance of the Letters of Credit hereunder exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of such Borrowers, taken as a whole, as they mature. Multicare does not intend to, nor does Multicare believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by Multicare, and of amounts to be payable on or in respect of debt of Multicare). The property of each Borrower does not constitute unreasonably small capital for such Borrower to carry out its business as now conducted and as proposed to be conducted including the capital needs of such Borrower. The cash available to each Borrower after taking into account all other anticipated uses of the cash of such Borrower, is anticipated to be sufficient to pay all such amounts on or in respect of debt of such Borrower when such amounts are required to be paid.

            (k) Accurate and Complete Disclosure. The information heretofore, contemporaneously or hereafter provided in writing by or on behalf of any Borrower to any Lender Party pursuant to or in connection with this Agreement or any other Loan Document is or will be (as the case may be) true and accurate in all material respects on the date as of which such information is dated (or, if not dated, when received by such Lender Party) and does not or will not (as the case may be) omit to state any material fact necessary to make such information not misleading at such time in light of the circumstances in which it was provided.

            (l) Legal and Administrative Proceedings. There is no action, suit, litigation or proceeding pending, or to the knowledge of the Borrowers, threatened nor, to the knowledge of the Borrowers, is there any investigation pending or threatened, in any court or before any arbitrator or Governmental Authority or any payor appeals bodies respecting or relating to any Borrowers (or any officer or director thereof) or any property of any Borrowers that, individually or in the aggregate, (i) could have a material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrowers taken as a whole or (ii) could materially adversely affect the Lenders' rights and remedies hereunder or under the other Loan Documents, this Agreement or other Loan Documents or the ability of the Borrowers to perform their obligations hereunder or thereunder.

            (m) Absence of Violations and Conflicts. No Borrower is in violation of, in default under, or is subject to any contingent liability on account of any violation of or conflict with: (i) any Law; (ii) its articles or certificate of incorporation, bylaws, partnership agreement, operating agreement (or other constituent documents); or (iii) any financing agreement or other instrument or arrangement to which it is party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, except, with respect to clauses (i) or (iii) above for matters that, individually or in the aggregate, could not have a Material Adverse Effect.

            (n) Operation of Health Care Facilities.

                  (i) Except where the failure to possess the same, either individually or in the aggregate, could not have a Material Adverse Effect, each Borrower possesses all Licenses and Reimbursement Approvals necessary to operate its Health Care Business substantially as now operated and as presently proposed to be operated. No Borrower is in material violation of the terms of its Licenses and Reimbursement Approvals.

                  (ii) Except for Limitations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, there is no threatened or pending Limitation of any material License or Reimbursement Approval relating to the operation of any of Borrowers' Health Care Businesses.

                  (iii) Except where the failure to file same, either individually or in the aggregate, could not have a Material Adverse Effect, each of the Borrowers has caused there to be accurately prepared and filed (or obtained extensions for) all applicable cost reports with respect to any and all Third Party Payor Arrangements that are material to conduct its Health Care Businesses substantially as now conducted.

                  (iv) No Borrower is subject to any claim (including any claim for overpayment), litigation, proceeding or other action or, to any Borrower's knowledge, investigation relating to a claim or action by any Governmental Authority, except matters that, if adversely decided, individually or in the aggregate, could not have a Material Adverse Effect.

                  (v) Each of the Borrowers participates in an internal comprehensive compliance program respecting compliance with all Laws affecting the types of business carried on by Borrowers (including health care Laws) and has made such program available for review by any Lender, upon request.

                  (vi) Each of the foregoing statements in this paragraph (n) are also true as applied to Persons managed by any Borrower to the extent that the failure of any such statement to be true (as applied to any Person managed by a Borrower) could have a Material Adverse Effect.

            (o) Management Agreements. Schedule 3.1(o) sets forth as of the Closing Date, a complete and correct list of all Management Agreements relating to (i) the operation and management by a Person that is not a Borrower of each health care facility owned by a Borrower and (ii) the operation and management by a Borrower of each health care facility owned by a Person that is not a Borrower. As of the Closing Date, each such Management Agreement is in full force and effect subject to no material default.

            (p) Health Care Business. Schedule 3.1(p) sets forth, as of the Closing Date, a complete and correct list of all Health Care Businesses owned or operated by the Borrowers and the locations thereof indicating which such Health Care Businesses are operated but not owned.

            (q) Leased Properties. Schedule 3.1(q) identifies all properties leased by any Borrower as of the Closing Date. As of the Closing Date, all leases relating to such leased properties are in full force and effect subject to no material default. Such leases comply with the provisions of Section 6.7 below.

            (r) Intellectual Property. Each Borrower owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, service, fictitious or otherwise), copyrights, technology (including computer programs and software), processes, data bases and other rights (collectively, "intellectual property"), free from burdensome restrictions, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others. No Borrower is in material violation of the rights of others with respect to any intellectual property.

            (s) Employee Benefits/ERISA.

                  (i) The Borrowers and the members of their Controlled Groups maintain only those Defined Benefit Pension Plans, Defined Contribution Plans and other Plans listed on Schedule 3.1(s) attached hereto and contribute to only those Multiemployer Plans listed on Schedule 3.1(s).

                  (ii) Each Defined Benefit Plan and Defined Contribution Plan, as most recently amended, including amendments to any trust agreement, group annuity, or insurance contracts, or other governing instrument, is the subject of a favorable determination letter by the Internal Revenue Service with respect to its qualification under ss.401(a) of the Code.

                  (iii) All Plans comply, both in form and in operation, with the requirements of the Code and ERISA.

                  (iv) There is not now, and has not been, any material violation of the Code or ERISA with respect to the filing of applicable reports, documents, and notices regarding any Plan with the Secretary of Labor, the Secretary of the Treasury, the PBGC or any other governmental entity or the furnishing of such documents to the participants or beneficiaries of any Plan. Borrowers have furnished to the Lenders copies of the most recent annual report, audited financial statements, and other reports filed with the Secretary of Labor, the Secretary of the Treasury, the PBGC or any other governmental entity with respect to each Plan.

                  (v) All Pension Plans, as of the date hereof, meet the minimum funding standards of ss.412 of the Code and ss.302 of ERISA without regard to any funding waiver. Borrowers and the members of their Controlled Group have, as of the date hereof, made all contributions or payments to or under Pension Plans required by the terms of any such Plan or any contract or agreement.

                  (vi) No Material liability to the PBGC has been, or is expected by any Borrower or any member of its Controlled Group to be, incurred by the Borrower or any member of its Controlled Group.

                  (vii) No Defined Benefit Pension Plan has any Amount of Unfunded Benefit Liabilities except as listed on Schedule 5.1(s) which, in the aggregate, do not exceed $500,000.00.

                  (viii) No trust was established in connection with any Defined Benefit Pension Plan pursuant to ss.4049 of ERISA (as in effect on December 17, 1987) and no liabilities (whether or not such liability is being litigated) have been asserted against any Borrower or any member of its Controlled Group in connection with any such Defined Benefit Pension Plan by the PBGC or by a trustee appointed pursuant to ss.4042(b) or (c) of ERISA, and no lien has been attached and no person has threatened to attach a lien on any property of any Borrower or any member of its Controlled Group as a result of any failure to comply with the Code or ERISA.

                  (ix) No Prohibited Transaction has occurred with respect to any Plan.

                  (x) No Reportable Event has occurred with respect to any Defined Benefit Plan.

                  (xi) No Borrower or any member of its Controlled Group has any unfunded liabilities of unfunded and uninsured "employee welfare benefit plans" (as defined in ss.3(1) of ERISA).

                  (xii) There is not now, and has not been, any COBRA Violation with respect to any Plan to which such continuation coverage requirements apply which has a material adverse effect, directly or indirectly, on the financial condition of any of the Borrowers.

                  (xiii) Borrowers and the members of their Controlled Group have established only those irrevocable trusts the assets of which remain subject to the general creditors of Borrowers and/or members of their Controlled Group (sometimes referred to as "rabbi trusts") listed on Schedule 3.1(s) attached hereto and have furnished to the Lenders copies of each such "rabbi trust."

                  (xiv) If any Borrower or any member of its Controlled Group were obligated to pay the entire potential Withdrawal Liabilities for which any of them would be liable if each of them were to withdraw from the Multiemployer Plans to which any of them makes contributions, such obligations would not be in excess of $500,000.00.

                  (xv) Borrowers and the members of their Controlled Group have complied with the requirements of ss.515 of ERISA with respect to Multiemployer Plans.

            (t) Environmental Matters.

                  (i) Each Borrower and each of its respective Environmental
            Affiliates is and has been, in full compliance with all applicable Environmental Laws, except for matters which, individually or in the aggregate, could not have a Material Adverse Effect. There are no circumstances that may prevent or interfere with such full compliance now or in the future.

                  (ii) Each Borrower and each of its respective Environmental
            Affiliates have all Environmental Approvals necessary or desirable for the ownership and operation of their respective properties, facilities and businesses as presently owned and operated and as presently proposed to be owned and operated, in the future, except for matters which, individually or in the aggregate, could not have a Material Adverse Effect.

                  (iii) There is no Environmental Claim pending or, to the
            knowledge of any Borrower after due inquiry, threatened, and there are no past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by any Borrower or any Environmental Affiliates of Borrowers) that could form the basis of any Environmental Claim against any Borrower or any such Environmental Affiliates, except for matters which, if adversely decided, individually or in the aggregate, could not have a Material Adverse Effect.

                  (iv) No facility or property now or previously owned, operated or leased by any Borrower or any of their respective Environmental Affiliates is an Environmental Cleanup Site. No Borrower and none of their respective Environmental Affiliates has directly transported or disposed of or arranged for the transportation or disposal of any Environmental Concern Materials to any Environmental Cleanup Site. No Lien exists, and, to the Borrowers' knowledge after due inquiry, no condition exists which could result in the filing of a Lien, against any property of any Borrower or any Subsidiary of any Borrower or any of their respective Environmental Affiliates, under any Environmental Law.

            (u) Margin Regulations. No proceeds of any Loan hereunder will be used for the purpose of purchasing or carrying any "margin stock," as such term is used in Regulations G and U of the Board of Governors of the Federal Reserve System, as amended from time to time, or to extend credit to others for the purpose of purchasing or carrying any "margin stock". Neither the making of any Loan or issuance of any Letter of Credit nor any use of proceeds of the Loans will violate or conflict with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

            (v) Regulation O. No director, executive officer or principal shareholder of any Borrower is a "director," "executive officer" or "principal shareholder" of any Lender, as such terms are used in Regulation O of the Board of Governors of the Federal Reserve System, as amended.

            (w) 1997 Subordinated Notes. Multicare hereby confirms that the Loan Obligations are "Senior Indebtedness" and hereby designates the Loan Obligations as "Designated Senior Indebtedness" under the 1997 Subordinated Note Indenture. All of the Loan Obligations constitute and will constitute "Senior Indebtedness" and "Designated Senior Indebtedness" within the meaning ascribed to such terms in such indenture. The subordination provisions therein are enforceable against the respective issuers thereunder and the holders, from time to time, of the 1997 Subordinated Notes. The respective issuers are not in default under any such indenture.

            (x) Certain Documents and Transactions. Each of the Transaction Documents (including the Multicare Management Agreement), and the Tax Sharing Agreement are in full force and effect and no amendments, modifications or supplements have been made to any such documents as the same were delivered to the Agents pursuant to Article 2 above, except such amendments, modifications or supplements to Transaction Documents as could not reasonably be expected to have an adverse effect on any Borrower (including the condition, financial or otherwise, properties or prospects of such Borrower), the Loan Documents or any Lender Parties and supplements or amendments to the Tax Sharing Agreement necessary to join any other Subsidiaries of Multicare which may hereafter be consolidated with Multicare for tax purposes. There exists no default under any such agreements except for immaterial breaches.

            (y) Labor Matters. There are no existing, or, to the best of Borrowers' knowledge, threatened or contemplated, strikes, slowdowns, picketing or work stoppages by any employees against any Borrower, any lockouts by any Borrower of any of its employees or any labor trouble or other occurrence, event or condition of a similar character which individually or in the aggregate, could have a Material Adverse Effect.

            3.2 REPRESENTATIONS AND WARRANTIES ABSOLUTE. The representations and warranties of the Borrowers set forth in this Article 3 are unaffected by any prior or subsequent investigation by, or knowledge of, any Agent or any Lender.

                                   ARTICLE 4

                             AFFIRMATIVE COVENANTS

            So long as any Loan Obligation shall remain unpaid or any Lender shall have any Commitment under this Agreement, each of the Borrowers shall comply with the following covenants.

      4.1   REPORTING REQUIREMENTS.

            (a) Annual Financial Statements. As soon as practicable, and in any event within 90 days after the close of each fiscal year of Multicare, Multicare (on behalf of the Borrowers) shall furnish to the Administrative Agent and each Lender, audited (i) consolidated statements of income, cash flows and changes in stockholders' equity of Multicare and its consolidated Subsidiaries (the "Multicare Group") for such fiscal year and a consolidated balance sheet of such Persons as of the close of such fiscal year. If at any time the Cash Flow of the Excluded Subsidiaries in the aggregate exceeds 3.0% of the Cash Flow of Multicare and its consolidated Subsidiaries, Multicare on behalf of the Borrowers shall furnish statements of income, cash flows and changes in stockholders equity of the Borrowers, on a consolidated basis, for such fiscal year and a balance sheet of such Persons, on a consolidated basis, as of the close of such fiscal year, in lieu of the requirements of the preceding sentence; and (ii) statements of income, cash flows and changes in stockholders equity of Genesis and its Subsidiaries (including the Multicare Group), on a consolidated basis, for such fiscal year and a balance sheet of Genesis and its Subsidiaries, on a consolidated basis, as of the close of such fiscal year, and with respect to all of the foregoing financial statements referred to above setting forth the appropriate footnotes, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year. Such financial statements shall be accompanied by an unqualified opinion in form and substance satisfactory to the Administrative Agent of independent certified public accountants of recognized national standing selected by the Borrowers and satisfactory to the Administrative Agent.

            (b) Quarterly Financial Statements. As soon as practicable, and in any event within 45 days after the close of each fiscal quarter of each fiscal year of Multicare, Multicare, on behalf of the Borrowers, shall furnish to the Administrative Agent, the Issuer and each Lender, the following unaudited financial statements:

                    (i) consolidated statements of income, cash flows, and changes in stockholders' equity of the Multicare Group for such fiscal quarter and the applicable year to date period, and a consolidated balance sheet of such Persons as of the close of such fiscal quarter. If at any time the Cash Flow of the Excluded Subsidiaries in the aggregate exceeds 3.0% of the Cash Flow of Multicare and its Subsidiaries, Multicare, on behalf of the Borrowers, shall furnish statements of income, cash flows and changes in stockholders equity of the Borrowers, on a consolidated basis, for such fiscal quarter and applicable year-to-date period, in lieu of the requirements of the preceding sentence; and

                   (ii) statements of income, cash flows and changes in stockholders' equity for Genesis and its Subsidiaries (including the Multicare Group), on a consolidated basis, for such fiscal quarter, together with the applicable year to date period and a balance sheet of such Persons on a consolidated basis as of the end of such fiscal quarter, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the balance sheets, which shall set forth in comparative form the corresponding balance sheets as of the prior fiscal year end), together with a consolidating schedule showing the financial information respecting Multicare and its Subsidiaries, the financial information respecting Genesis and its Subsidiaries and any adjustments made to reconcile the financial information of Multicare and its Subsidiaries and Genesis and its Subsidiaries, on a consolidated basis. Such financial statements shall be certified by the chief financial officer or other Responsible Officer of Multicare as presenting fairly the financial position of the subject entities as of the end of such fiscal quarter and year-to-date period, and the results of their operations and their cash flows and changes in stockholders' equity for such fiscal quarter and year-to-date period, in conformity with GAAP, subject to normal and recurring year-end audit adjustments.

            (c) Quarterly Compliance Certificates. Multicare, on behalf of the Borrowers, shall deliver to the Administrative Agent, the Issuer and each Lender, an Officer's Compliance Certificate concurrently with the delivery of the financial statements referred to in paragraph (a) of this Section 4.1 (with respect to the fiscal year, and paragraph (b) of this Section 4.1 (with respect to the first three fiscal quarters). Each such Officer's Compliance Certificate shall include among other things referred to therein the calculations necessary to demonstrate the Borrowers' compliance with the covenants set forth in Article 5 hereof. In addition, the Officers' Compliance Certificate shall show the calculations necessary to confirm compliance with the financial covenants set forth in Section 4.03 of the 1997 Subordinated Note Indenture. The Officer's Compliance Certificate delivered pursuant to this paragraph (c) shall include a reconciliation of the financial information set forth thereon respecting Multicare and its Restricted Subsidiaries and that set forth on the financial statements for Multicare and its consolidated Subsidiaries.

            (d) Other Information To Be Delivered Annually. Multicare, on behalf of the Borrowers, shall deliver to the Administrative Agent, the Issuer and each Lender, the following: (i) annually, within one hundred twenty (120) days of the end of the Borrowers' fiscal year, an accountants' management letter provided by independent certified public accountants satisfactory to the Administrative Agent, and (ii) annually, no later than ninety (90) days prior to the commencement of each fiscal year of the Borrowers, an annual budget, setting forth in reasonable detail, expected sources and uses of funds, for the fiscal year then beginning in form and substance satisfactory to the Administrative Agent.

            (e) SEC Filings and Other Disclosure. Promptly upon their becoming available to any Borrower but no later than ten Business Days after the same are filed with the Securities Exchange Commission or any securities exchange, Multicare, on behalf of the Borrowers, shall deliver to the Administrative Agent, the Issuer and each Lender, a copy of (i) all regular or special reports, registration statements and amendments to the foregoing which any Borrower or any of its Affiliates shall file with the Securities and Exchange Commission or any securities exchange, (ii) all reports, proxy statements, financial statements and other information distributed by any Borrower or any of its Affiliates to its stockholders, bondholders or the financial community generally, (iii) all accountants' management letters (not otherwise delivered pursuant to the preceding paragraph (d)) and all other reports submitted by accountants in connection with any audit of any Borrower, and (iv) copies of all compliance certificates and notices delivered to or from the trustees under the 1997 Subordinated Note Indenture.

            (f) Notice of Certain Events. Promptly upon any Borrower becoming aware of any of the following, such Borrower or Multicare, on behalf of the Borrowers, shall give the Administrative Agent notice thereof, together with a written statement setting forth the details thereof and any action with respect thereto taken or proposed to be taken by any Borrower:

                  (i) Loss of Licenses or Reimbursement Approvals. Any actual
            Limitation (other than in the ordinary course of business) or any threatened Limitation (to the extent that it individually or in the aggregate with all other actual or threatened Limitations is material) of any License or Reimbursement Approval relating to the operation of a Health Care Business or, if the same individually or in the aggregate could have a Material Adverse Effect, any Limitation of any License or Reimbursement Approval of any Person managed by any Borrower;

                  (ii) Default. Any Event of Default or Default;

                  (iii) Material Adverse Change. Any material adverse change in the business, operations, or condition (financial or otherwise), or prospects of any Borrower;

                  (iv) Material Litigation. Any pending or threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting any Borrower (or any officer or director thereof) or any property of any Borrower, except for matters that if adversely decided, individually or in the aggregate, could not have a Material Adverse Effect;

                  (v) Breach or Termination of Certain Agreements. Any breach, claimed breach, termination, or purported or threatened termination (including a copy of any notice of termination) of (A) the Multicare Management

            Agreement, (B) any other Transaction Document (except a termination in accordance with its terms), (C) any other Management Agreement except in the ordinary course of business, (D) the 1997 Subordinated
            Note Indenture (including a copy of any notice of default delivered thereunder), or (E) any other agreement or instrument material to the business, operations, condition (financial or otherwise) or prospects of Multicare and its Restricted Subsidiaries taken as a whole.

                  (vi) ERISA.

                        (A) Any taxes, penalties, interest charges and other financial obligations in excess of $250,000.00 that have been assessed or otherwise imposed or which any Borrower has reason to believe may be assessed or otherwise imposed in excess of $250,000.00, against any Borrower or any member of its Controlled Group by the Internal Revenue Service, the PBGC, the Department of Labor or any other governmental entity with respect to any Plan or Multiemployer Plan;

                        (B) Any application for a waiver by a Borrower or any member of its Controlled Group of the minimum funding standard under ss.412 of the Code with respect to a Pension Plan;

                        (C) The adoption of any Plan, including but not limited to a Defined Benefit Pension Plan, or any obligation to contribute to any Multiemployer Plan by a Borrower or any member of its Controlled Group;

                        (D)   Any Prohibited Transaction with respect to a Plan.

                        (E) (1) that any Reportable Event has or will occur with respect to any Defined Benefit Pension Plan maintained by any Borrower or any member of its Controlled Group, (2) that any Defined Benefit Pension Plan maintained by any Borrower or any member of its Controlled Group is to be terminated in "distress termination" (within the meaning ofss.4041(c) of ERISA), (3) that the PBGC has instituted or will institute proceedings under Title IV of ERISA to terminate any Defined Benefit Pension Plan maintained by any Borrower or any member of its Controlled Group, (4) that any Borrower has incurred Withdrawal Liability from a Multiemployer Plan maintained by it or any member of its Controlled Group, (5) that any Multiemployer Plan to which any Borrower or any member of its Controlled Group has made contributions is or will be in Reorganization, or
                              (6) that any other condition exists with respect to a Defined Benefit Pension Plan or Multiemployer Plan which presents a material risk of termination of any such Plan, Borrowers will furnish a statement to the Lenders setting forth the details of such Reportable Event, distress termination, termination proceedings, Withdrawal Liability, Reorganization or condition, and the action that Borrowers propose to take with respect thereto, together with a copy of any notice of such Reportable Event or distress termination given to the PBGC, or a copy of any notice of termination proceedings, Withdrawal Liability or Reorganization received by such Borrower or any member of its Controlled Group.

                        (F) any default by any Borrower or any member of its Controlled Group (as defined in ss.4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of its withdrawal (as defined in ss.4203 or ss.4205 of ERISA).

                        (G) any action brought against any Borrower or any member of its Controlled Group under ss.502 of ERISA with respect to its failure to comply with ss.519 of ERISA.

                  (vii) Environmental. Any Environmental Claim pending or
            threatened against any Borrower or any of its Environmental Affiliates, or any past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by any Borrower or any of its Environmental Affiliates) that could form the basis of such Environmental Claim, which Environmental Claim, if adversely resolved, individually or in the aggregate, could have a Material Adverse Effect.

            (g) Other ERISA Information. The Borrowers shall deliver to the Administrative Agent copies of the following:

                  (A) Promptly after the filing thereof with the Secretary of Labor, the Secretary of the Treasury, the PBGC or any other governmental entity, copies of each annual report, each audited financial statement and any other report so filed with respect to each Plan.

                  (B) As soon as possible (and in any event within five days) after the receipt by any Borrower or any member of its Controlled Group of a demand letter from the PBGC notifying any Borrower or any member of its Controlled Group of the final decision finding liability and the date by which such liability must be paid, Borrowers will furnish to the Lenders a copy of such letter together with a statement to the Lenders setting forth the action which Borrowers propose to take with respect thereto.

                  (C) Borrowers will furnish to the Lenders as soon as possible after receipt thereof a copy of any notice that any Borrower or any member of its Controlled Group receives from the PBGC, the Internal Revenue Service, the Department of Labor or any other governmental entity or the sponsor of any Multiemployer Plan that sets forth or proposes any action to be taken or determination made by the PBGC, the Internal Revenue Service, the Department of Labor or any other governmental entity or the sponsor of any Multiemployer Plan with respect to any Plan.

            (h) Amendments to Transaction Documents. Multicare (on behalf of the Borrowers) shall furnish the Administrative Agent copies or drafts of all proposed amendments, modifications or waivers to any Transaction Documents (1) in the case of any amendments, modifications or waivers requiring the consent of the Required Lenders at least 20 Business Days prior to the effective date thereof and (2) in all other cases, at least 5 Business Days prior to the effective date thereof.

            (i) Non-Renewal of Management Agreement. Multicare, on behalf of the Borrowers shall give the Administrative Agent written notice promptly upon receipt of delivery of any notice of non-renewal or termination delivered under or relating to the Multicare Management Agreement. The Administrative Agent shall give each Lender a copy of any notice delivered pursuant to this paragraph
(i).

            (j) Notices under Indenture. Multicare, on behalf of the Borrowers shall furnish to the Administrative Agent copies of all notices, reports, certificates or other material delivered to or by the trustee or any other party under the 1997 Subordinated Note Indenture, promptly upon receipt thereof.

            (k) Other Information. In addition, the Borrowers will promptly furnish to the Administrative Agent such other information as any Lender Party, through the Administrative Agent, may reasonably request including information submitted by the Borrowers or the Surety to any Governmental Authority and the Administrative Agent will furnish such information to the requesting Lender Party.

      4.2 MAINTENANCE OF EXISTENCE. Each Borrower shall preserve and maintain, its corporate or partnership existence, as the case may be, and good standing in the jurisdiction of its organization, provided, however, upon giving written notice to the Administrative Agent, the Borrowers may dissolve any Subsidiary if (a) such Subsidiary is not (either individually or in the aggregate with all other entities dissolved pursuant to this proviso) a material Borrower (or material Borrowers) and (b) Multicare determines that it is in the best interest of the Borrowers, taken as a whole, that such Subsidiary be dissolved. Multicare and (to the extent that any failure to qualify or remain qualified could have a Material Adverse Effect) each Restricted Subsidiary, shall qualify and remain qualified as a foreign corporation or partnership in each jurisdiction in which such qualification is required, provided, however nothing in this Section 4.2 shall prohibit any sales or other dispositions permitted under Section 6.5.

      4.3 CONDUCT OF BUSINESS AND MAINTENANCE OF LICENSES AND OTHER PROPERTY.
(a) Type of Business. Each Borrower shall continue to engage in the business of the same general type as conducted by the Borrowers on the Closing Date and not engage in any other type of business without the consent of the Required Lenders.

                  (b) Healthcare and Regulatory Rights. Except where the failure to take any of the following actions, individually or in the aggregate, could not have a Material Adverse Effect, each Borrower shall (i) maintain in effect all Licenses and Reimbursement Approvals necessary or appropriate to own and operate all Health Care Businesses which it owns or operates and (ii) obtain all Licenses and Reimbursement Approvals necessary or appropriate to own and operate all Health Care Businesses which it acquires and (iii) continue its participation in any and all Third Party Payor Arrangements. Except where such failure to so comply (together with all other failures from time to time by the same or other Borrowers) could not reasonably be expected to have a Material Adverse Effect, each Borrower shall comply with any and all rules, regulations, standard procedures and decrees necessary to maintain its participation in any such Third Party Payor Arrangements and prepare and file, all applicable cost reports with respect to all Third Party Payor Arrangements to the extent required thereby. Each Borrower shall use its best efforts to cause each Person managed by it to obtain and maintain its Licenses and Reimbursement Approvals necessary for the conduct of its business and to continue its participation in Third Party Payor Arrangements and comply with all rules, regulations, standard procedures and decrees relating thereto to the extent that the failure to do so could have a Material Adverse Effect.

                  (c) Maintenance of Property. Each Borrower shall maintain, keep and preserve all of its property necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted (except for sales and other dispositions of property permitted under Section 6.5 below (Dispositions)). Without limiting the generality of the foregoing, each Borrower shall maintain in full force and effect each lease, Management Agreement and other material agreement used or useful in its business, subject to no material default except where the loss of, or default under, such lease, Management Agreement or other agreement (i) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) is not otherwise prohibited by the terms of this Agreement.

      4.4 MAINTENANCE OF RECORDS; FISCAL YEAR. Each Borrower shall keep adequate records and books of account, in which complete entries will be made in accordance with historical practice and GAAP, reflecting all financial transactions of the Borrowers. Each Borrower shall maintain, and shall cause the Surety to maintain, a fiscal year end of December 31.

      4.5 COMPLIANCE WITH LAWS. Each Borrower shall comply (and maintain procedures to assure compliance) in all material respects with all applicable Laws (including environmental and health care Laws) and all judgments, decrees or orders of any court or Governmental Authority and all settlement agreements. Without limiting the generality of the foregoing, each of the Borrowers shall maintain in full force and effect an internal compliance program respecting compliance with all Laws affecting the types of businesses carried on by the Borrowers (including healthcare Laws) and make such program available for review by any Lender, upon request.

      4.6   ERISA.

            (a) Each Borrower will, and will cause each member of its Controlled Group, to comply in all material respects with the provisions of ERISA and the Code with respect to any Plan both in form and in operation.

            (b) Each Borrower will cause to be made all contributions required to avoid any Accumulated Funding Deficiency, whether or not waived, with respect to any Pension Plan.

            (c) No Borrower will adopt or permit the adoption by any member of its Controlled Group of any Defined Benefit Pension Plan which would result in any Amount of Unfunded Benefit Liabilities in excess of $500,000.00.

            (d) No Borrower will acquire, or permit the acquisition by any member of its Controlled Group of, any trade or business which has incurred either directly or indirectly any Amount of Unfunded Benefit Liabilities under any Defined Benefit Pension Plan in excess of $500,000.00.

            (e) The Borrowers will not permit with respect to any Plan, any Prohibited Transaction or Prohibited Transactions under ERISA or the Code resulting in liability of any Borrower or any member of its Controlled Group which together with any other liabilities subject to this paragraph (e) would in the aggregate be in excess of $500,000.00, unless such Borrower or any member of its Controlled Group will be contesting in good faith and by appropriate proceedings any such matter and measures are available and are being taken which have the effect of preventing the seizure of property of such Borrower or any member of its Controlled Group pending the outcome of such contest.

            (f) No Borrower will withdraw, or permit any member of its Controlled Group to withdraw, from any Multiemployer Plan to which any of them may hereafter contribute if the Withdrawal Liability which would thereupon be incurred would have a material adverse effect, directly or indirectly, on the financial condition of any of the Borrowers.

            (g) No Borrower will permit any unfunded liabilities of unfunded and uninsured "employee welfare benefit plans" (as defined in ss.3(1) of ERISA) of any Borrower and of any member of its Controlled Group in excess of $500,000.00 in the aggregate with all other liabilities subject to this paragraph (g).

            (h) No Borrower will, or will permit any member of its Controlled Group to, cause or suffer to exist a COBRA Violation with respect to any Plan to which such continuation coverage requirements apply if the violation(s) could result in a liability in excess of $500,000.00 in the aggregate.

      4.7 RIGHT OF INSPECTION. Each Borrower shall, at any reasonable time and from time to time, and upon reasonable advance notice (but no advance notice shall be required if a Default or an Event of Default shall then exist), permit the Administrative Agent or any Lender or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit and inspect the properties of, any Borrower, and to discuss the affairs, finances and accounts of such Borrower with any of its officers, directors and independent accountants.

      4.8 INSURANCE. Each Borrower shall maintain with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as are customary in the case of Persons engaged in the same or similar businesses or having similar properties similarly situated, including insurance covering its respective properties, buildings, machinery, equipment, tools, furniture, fixtures and operations, and medical malpractice, professional liability and public liability, as well as business interruption. The Borrowers shall have the Administrative Agent named to receive certificates evidencing such insurance annually at least thirty days prior to the anniversary date of such insurance policies and any other time requested by the Administrative Agent.

      4.9   PAYMENT OF TAXES AND OTHER CHARGES.  Each Borrower shall

            (a) on or prior to the date on which penalties attach thereto, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties; and

            (b) on or prior to the date when due, pay all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons and all other lawful claims which, in each case if unpaid, might result in the creation of a Lien upon any of its properties, provided that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, such Borrower need not pay or discharge any such tax, assessment, charge or claim so long as (x) the validity thereof is being contested in good faith and by appropriate proceedings diligently conducted and (y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.


      4.10 SUBSIDIARIES TO BE BORROWERS. (a) Each Borrower shall cause all of its Subsidiaries, other than Excluded Subsidiaries, at all times to be Borrowers hereunder (by signing Joinder Supplements hereto, each a "Joinder Supplement"), executing Notes or allonges thereto and taking such other action as the Administrative Agent may reasonably request) and cause all the capital stock or other equity interests in such Subsidiaries, other than Excluded Subsidiaries, and all notes or other rights to receive payment from another Borrower to be pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement.

      Without limiting the generality of the foregoing, when the Borrowers are required, in connection with an Acquisition or otherwise, to cause one or more (direct or indirect) Subsidiaries of Multicare (each, a "Joining Subsidiary") to become Borrowers hereunder, then the Borrowers and each such Joining Subsidiary shall take the actions set forth on Schedule 4.10, in the case of the formation of a new Subsidiary, promptly upon such formation, and in the case of the acquisition of an entity which shall become a Subsidiary, no later than the date of the consummation of the relevant Acquisition.

            (b) With the prior written consent of the Administrative Agent, Multicare (on behalf of the Borrowers) may from time to time redesignate one or more Subsidiaries which are designated as Excluded Subsidiaries on Schedule 11.1 to be Borrowers and Restricted Subsidiaries hereunder, Pledgors under the Pledge Agreement and comparable parties under the other Loan Documents (and not Excluded Subsidiaries). Thereupon and upon satisfaction of the requirements set forth in paragraph (a) above for Joining Subsidiaries, such redesignated Subsidiaries shall be Borrowers hereunder, Pledgors under the Pledge Agreement and comparable parties to the other Loan Documents. The Administrative Agent shall give the Lenders notice of any such redesignation.

      4.11  PRESERVATION OF STATUS AS SENIOR INDEBTEDNESS.  The
Borrowers shall comply with the terms of the 1997 Subordinated Note Indenture. Each Borrower shall promptly take or cause Genesis to take, as appropriate, all action necessary or requested by the Administrative Agent at any time to protect, preserve and give effect to the status of the Loan Obligations as "Senior Indebtedness" and "Designated Senior Indebtedness" within the meaning of the 1995 Subordinated Note Indenture and the 1996 Subordinated Note Indenture (if and when applicable to Multicare or the other Borrowers) and the 1997 Subordinated Note Indenture.


      4.12 CORPORATE SEPARATENESS. Each Borrower shall observe all requirements necessary to cause it to be treated as a separate legal entity for all purposes under applicable corporate law. Without limiting the foregoing requirement, each Borrower specifically shall (i) maintain and cause each Excluded Subsidiary to maintain separate corporate and financial records and to observe all corporate formalities; (ii) maintain, and cause each Excluded Subsidiary to maintain, capitalization adequate to meet its business needs;
(iii) cause all reports, filings and public information to refer to such Borrower or Excluded Subsidiary, as the case may be, as a separate company (and not a division of each other); and (iv) otherwise conduct and cause each Excluded Subsidiary to conduct its dealings with third parties in its own name and as a separate and independent entity. Without limiting the generality of the foregoing, except as expressly permitted or required elsewhere by this Agreement or unless specifically agreed to by the Required Lenders, no Borrower may enter into any merger or other combination with or transfer assets to Genesis or any of its Subsidiaries, make any loan to, advance to, or other investment in Genesis or any of its Subsidiaries, guarantee any Indebtedness or otherwise be liable for obligations of Genesis or any of its Subsidiaries or any Excluded Subsidiaries, provided, nothing in this Section 4.12 shall prohibit the execution and delivery of the MultiCare Management Agreement or the Tax Sharing Agreement or the transactions contemplated thereby. Notwithstanding the foregoing, the Borrowers may make such Investments in, borrow money from, and carry on other transactions with, Excluded Subsidiaries on an arm's length basis to the extent that this Agreement permits the Borrowers to carry on such activities with unrelated third parties.

      4.13 TRANSACTIONS WITH AFFILIATES. Each Borrower shall effect all transactions with Affiliates (excluding transactions with other Borrowers) on a basis at least as favorable to such Borrower as would at the time be obtainable for a comparable transaction on an arm's length dealing with an unrelated third party, except that this Section 4.13 shall not apply to (a) the Tax Sharing Agreement or (b) the Transaction Documents or

(c) transaction fees and expenses payable to Genesis, Cypress and TPG within seven days of the Closing Date, to the extent such are permitted by the 1997 Subordinated Note Indenture.

      4.14 MERGER. The Borrowers and Acquisition Corp. shall use their best efforts to cause the Merger to occur as soon after the Closing Date as practicable in accordance with the terms of the Merger Agreement.

      4.15 USE OF PROCEEDS. The Borrowers will apply the proceeds of the Loans only (i) to refinance all of the existing Indebtedness of Multicare and its Subsidiaries (including without limitation Indebtedness acquired by Multicare as a result of its merger with Acquisition Corp.) except Indebtedness identified on
Schedule 6.1 hereto, (ii) to fund working capital and Capital Expenditure needs, subject to the other limitations set forth in this Agreement, (iii) to fund interest and principal payments on the Loans and other permitted Indebtedness,
(iv) to pay fees, expenses or any other amounts owing hereunder or under any other Loan Document, and (v) for general corporate purposes.

      4.16 CERTAIN DISPOSITIONS. On or before December 31, 1997, the Borrowers shall sell to Genesis and/or one or more of its Subsidiaries (other than the Surety or Multicare or any Subsidiary of either of them) their contract therapy business for a cash purchase price of approximately $24,000,000.00 and their institutional pharmacy business for a cash purchase price of approximately $50,000,000.00, each on terms and conditions satisfactory to the Agents.

                                   ARTICLE 5

                             FINANCIAL COVENANTS

       5.1 CERTAIN FINANCIAL COVENANTS. So long as any Loan Obligations shall remain unpaid or any Lender has any Commitment under this Agreement, the Borrowers shall comply with the following financial covenants.

            (a) Fixed Charge Coverage. The Fixed Charge Coverage Ratio shall be at least equal to the ratios set forth below during the periods indicated below:

                  Period                  Ratio
                  ------                  -----
            9/30/97 through 6/30/99       1.20
            7/1/99 through 9/30/01        1.25
            10/1/01 through 9/30/02       1.30
            10/1/02 and thereafter        1.35

            (b) Consolidated Net Worth. The total amount of stockholders' equity of Multicare and the Restricted Subsidiaries, on a consolidated basis, at any date of determination after the Agreement Date shall be not less than the sum of

                  (i) Six Hundred Eighty Five Million Dollars ($685,000,000.00) plus

                  (ii) an amount equal to the sum of:

                              (A) an amount equal to the net proceeds of all
                        equity offerings of the Genesis ElderCare Corp. on a cumulative basis commencing on the Agreement Date through such date of determination, plus

                              (B) 75% of the cumulative amount of Net Income
                        (which shall not be reduced by the amount of any net loss for any fiscal quarter) of Multicare and its Restricted Subsidiaries, on a consolidated basis, for the period commencing on the first day of the fiscal quarter in which the Agreement Date occurs through the last day of the fiscal quarter ending on, or most recently prior to, such date of determination, plus

                              (C) any reduction in the amount of debt of
                        Multicare and its Restricted Subsidiaries as a result of the conversion of convertible debt securities into equity (excluding Multicare's Convertible Subordinated 7% Debentures).

            (c) Adjusted Total Debt/Cash Flow. The Adjusted Total Debt/Cash Flow Ratio shall be not greater than the ratios set forth below during the periods indicated below:

                   Period                 Ratio
                   ------                 -----
            9/30/97 through 9/30/98       6.50
            10/1/98 through 9/30/99       5.75
            10/1/99 through 9/30/00       5.25
            10/1/00 and thereafter        4.50

            (d) Adjusted Senior Debt/Cash Flow. The Adjusted Senior Debt/Cash Flow Ratio shall be not greater than the ratios set forth below during the periods indicated below:

                  Period                  Ratio
                  ------                  -----
            9/30/97 through 9/30/98       4.50
            10/1/98 through 9/30/99       4.00
            10/1/99 and thereafter        3.50

      5.2 CALCULATION OF FINANCIAL COVENANTS. The financial covenants set forth in this Article 5 shall be maintained continuously and shall be tested at the end of each fiscal quarter and at such other times as may be required by the terms of this Agreement. Following the effective date of any Acquisition that is effected by Multicare or any of its Restricted Subsidiaries and that is permitted under Section 6.4 hereof (Acquisitions Etc.), the financial covenants set forth in this Article 5 shall be computed on a pro forma basis as if the effective date of such Acquisition had been the first day of the earliest of the four fiscal quarters ended on, or most recently prior to, such actual date of the Acquisition. For purposes of such computation, the Borrowers may elect to make pro forma income statement adjustments at the time of the effective date of such Acquisition under the following circumstances: (i) adjustments to reflect the elimination of that portion of salary and employee benefit expenses that will no longer be incurred after the Acquisition, to the extent demonstrated by Multicare to the satisfaction of the Administrative Agent, and (ii) adjustments to reflect any other savings in expenses which will be realized by such Person so acquired as a consequence of such Acquisition, to the extent demonstrated by Multicare to the satisfaction of the Administrative Agent. Following the effective date of any disposition that is effected by Multicare or any of its Restricted Subsidiaries and that is permitted under Section 6.5 hereof (Dispositions), the financial covenants set forth in this Article 5 shall be computed on a pro forma basis as if the effective date of such disposition had been the first day of the earliest of the four fiscal quarters ended on, or most recently prior to, such actual date of disposition. Following the Closing Date, the financial covenants set forth in this Article 5 shall be computed on a pro forma basis as if all transactions in connection with the Transaction Documents had been consummated, including as if the Multicare Management Agreement had been in effect since the first day of the earliest of the four fiscal quarters ended on, or most recently prior to, the Closing Date. Unless otherwise agreed to by the Required Lenders, the financial condition and results of operations of the Excluded

Subsidiaries shall not be combined with those of the Borrowers for purposes of calculating the financial covenants set forth in this Article 5.

                                   ARTICLE 6

                              NEGATIVE COVENANTS

      So long as any Loan Obligations shall remain unpaid or any Lender shall have any Commitment under this Agreement, each of the Borrowers shall comply with the following covenants.

      6.1 INDEBTEDNESS. No Borrower shall, at any time, create, incur, assume or suffer to exist any Indebtedness (including any Guaranties, Capitalized Leases or Assumed Indebtedness), except:

            (a) Indebtedness to the Lender Parties pursuant to this Agreement and the other Loan Documents;

            (b) Indebtedness constituting inter-Borrower loans and advances evidenced by promissory notes duly pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the terms of the Pledge Agreement;

            (c) A guaranty of the obligations of Acquisition Corp. of its obligations under the Acquisition Corp. Credit Agreement and a subordinated guaranty of Acquisition Corp.'s obligations under the 1997 Subordinated Notes;

            (d) Indebtedness (including the indebtedness under the 1997 Subordinated Notes) existing on the Closing Date acceptable to the Agents and described on Schedule 6.1 hereto, which sets forth certain Indebtedness in a principal amount not exceeding $300,000,000; and any extensions, renewals, refinancings of the same so long as such extensions, renewals and refinancings
(i) are in a principal amount no greater than the amount the Indebtedness so extended, renewed or refinanced, (ii) have maturity dates (and amortization schedules) no earlier than the debt being refinanced, (iii) are incurred pursuant to agreements or instruments which do not prohibit the Indebtedness or Liens created pursuant to the Loan Documents or otherwise conflict with the terms of the Loan Documents, and (iv) are not made at a time that a Default or an Event of Default has occurred and is continuing or would be caused thereby.

            (e) With respect to the Borrowers other Indebtedness incurred from time to time, in an aggregate outstanding principal amount not to exceed Five Million Dollars ($5,000,000.00) at any time so long as such Indebtedness is incurred pursuant to agreements or instruments which do not cause a Default or Event of Default hereunder, which contain terms and conditions no more onerous than the terms and conditions hereof and which do not mature, or have principal amortization prior to, the Maturity Date;

            (f) With respect to the Borrowers, Indebtedness in an aggregate amount not to exceed $20,000,000 incurred to finance the construction of the of the assisted living facilities identified on Schedule 6.1(f) attached hereto provided that the Borrowers' obligations with respect to such Indebtedness shall be terminated in connection with the disposition of such facilities as contemplated in Section 6.5 (Dispositions) hereto;

            (g) Provided that the terms of this Agreement and the consummation of the transactions contemplated hereby and by the Transaction Documents are consistent with, and do not cause a default under, Multicare's Convertible Subordinated 7% Debentures or the Indenture under which they were issued, Indebtedness evidenced by Multicare's Convertible Subordinated 7% Debentures in the original principal amount of $86,250,000.00 of which no more than $39,424,000 in principal amount shall remain outstanding as of the Closing Date, provided that the Borrowers shall cause all such Indebtedness to be redeemed or converted, by no later than March 16, 1998, at an aggregate cost to the Borrowers (including amounts expended prior to, on and after the Closing Date) not to exceed $122,000,000.00 plus interest through the redemption date;

            (h) Provided that the terms of this Agreement and the consummation of the transactions contemplated hereby and by the Transaction Documents are consistent with, and do not cause a default under, Multicare's Senior Subordinated 12-1/2% Notes on the Indenture under which they were issued, Indebtedness evidenced by Multicare's Senior Subordinated 12-1/2% Notes in the original principal amount of $100,000,000.00 of which no more than $75,000.00 in principal amount shall remain outstanding as of the Closing Date provided that the Borrowers shall cause all such Indebtedness to be redeemed by no later than January 2, 1998, at an aggregate cost to the Borrowers (including amounts expended prior to, on and after the Closing Date) not to exceed $26,000,000.00 plus interest through the redemption date.

provided, however, that all Indebtedness incurred pursuant to paragraph (e) above shall be subject to the following: (i) it shall be incurred on terms which do not prohibit the Indebtedness created pursuant to the Loan Documents, or otherwise conflict with the terms hereof or the other Loan Documents; (ii) at the time such Indebtedness is incurred, no Default or Event of Default shall have occurred and be continuing or shall be caused or created thereby; (iii) prior to the incurrence of such Indebtedness, Multicare (on behalf of the Borrowers) shall deliver to the Administrative Agent a certificate of a Responsible Officer of Multicare (A) stating the amount of such Indebtedness,
(B) containing a representation that such Indebtedness was incurred in compliance with the provisions of this Section 6.1 and showing calculations thereof, and (C) containing a representation that such Indebtedness was incurred in compliance with the financial covenants set forth herein, in Section 5.9 of the 1995 Subordinated Note Indenture and in Section 5.9 of the 1996 Subordinated
Note Indenture, if and when applicable to Multicare as set forth in Section 5.1(w), and the 1997 Subordinated Note Indenture and showing calculations thereof; (iv) the terms of the instruments and agreements respecting such Indebtedness shall be no more restrictive than the terms of this Agreement; and
(v) the instruments and agreements respecting such

Indebtedness shall not contain provisions that would violate the terms of
Section 6.12 (Limitation on Certain Restrictive Provisions) below.

      6.2 LIENS. No Borrower shall, at any time, create, incur, assume or suffer to exist any Lien on any of its assets (now owned or hereafter acquired), except for the following ("Permitted Liens"):

            (a) Liens granted pursuant to the Loan Documents;

            (b) Liens acceptable to the Agents and existing on the Closing Date securing obligations existing on the Closing Date which Liens and obligations are listed on Schedule 6.2 hereto (and any extension, renewal and replacement Liens upon the same property theretofore subject to a listed Lien, provided that
(i) the amount secured by each Lien constituting such an extension, renewal or replacement Lien shall not exceed the amount secured by the corresponding Lien theretofore existing) and (ii) such replacement Liens are incurred pursuant to agreements or instruments which do not prohibit the Liens or Indebtedness created pursuant to the Loan Documents or otherwise conflict with the terms of the Loan Documents);

            (c) Liens arising from taxes, assessments, charges or claims described in Section 4.9 hereof to the extent permitted by said Section 4.9, provided that the aggregate amount secured by all Liens described in this clause
(c) shall not at any time exceed $500,000.00;

            (d) Other Liens (other than on Collateral) securing Indebtedness incurred pursuant to paragraph (f) of Section 6.1 above in an amount not to exceed $20,000,000 in the aggregate;

            (e) Liens in respect of property or assets of the Borrowers imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrowers taken as a whole or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such lien and that adequate reserves have been set aside on the Borrower's books to protect against an adverse result;

            (f) Liens arising from judgments, decrees or attachments and Liens securing appeal bonds arising from judgments, in each case in circumstances not constituting an Event of Default under Section 7.1(g);

            (g) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); and

            (h) easements, rights-of-way, restrictions, minor defects or irregularities in title to real property and other similar charges or encumbrances on real property not interfering in any material respect with the ordinary conduct of the business of the Borrowers taken as a whole or the value or salability of the assets so encumbered or affecting their use for their intended purposes;

            (i) Liens existing on real estate and equipment acquired by any Borrower in an Acquisition permitted under Section 6.4 hereof so long as any such Lien secures only the corresponding Assumed Indebtedness permitted under clause (e) of Section 6.1, above;

            (j) With respect to the Borrowers other (i) purchase money Liens encumbering only the property purchased with the proceeds from the corresponding Indebtedness, and (ii) Capitalized Leases, in each case securing Indebtedness permitted under clause (e) of Section 6.1 above;

provided, however, that no Lien permitted under clauses (d), (i) and (j) above shall be created at any time, if there shall exist, either before or after giving effect to such transaction, a Default or an Event of Default. "Permitted Lien" shall in no event include any Lien imposed by, or required to be granted pursuant to, ERISA or any Environmental Law.

      6.3 LOANS, ADVANCES AND INVESTMENTS. No Borrower shall, at any time (i) make or suffer to exist any loan or advance to, or (ii) purchase, acquire or own (beneficially or of record) any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or (iii) make any capital contribution to, or other investment in (collectively, "Investments") any other Person, except:

            (a) Receivables owing to such Borrower arising from provision of services or sales of inventory under usual and customary terms in the ordinary course of business; and loans and advances extended by a Borrower to subcontractors or suppliers under usual and customary terms in the ordinary course of business;

            (b) Loans from Multicare to a wholly-owned Restricted Subsidiary of Multicare or loans from a wholly-owned Restricted Subsidiary of Multicare to Multicare or another wholly-owned Restricted Subsidiary of Multicare, provided, however, all such loans and advances shall be evidenced by promissory notes duly pledged to the Administrative Agreement for the benefit of the Secured Parties pursuant to the Pledge Agreement;

            (c) The capital stock or other ownership interests in other Borrowers duly pledged to the Administrative Agent, for the benefit of the Secured Parties;

            (d) Cash Equivalent Investments; and

            (e) Investments existing on the Closing Date in an amount not greater than $20,050,000.00 which are listed on Schedule 6.3 hereto.

            (f) Acquisitions permitted under Section 6.4 (Acquisitions) below;

            (g) The capital stock or other ownership interests in the Excluded Subsidiaries existing on the Closing Date and set forth on Schedule 9.1 hereto;

            (h) With respect to the Borrowers other Investments not covered by clauses (a) through (h) of this Section 6.3 provided, that

                  (i) at the time that any Investment is made, the aggregate amount (which shall include all existing amounts and all new commitments therefor) of all Investments pursuant to this paragraph
            (i) shall not exceed $5,000,000.00; and

                  (ii) no Default or Event of Default shall then exist either before or after giving effect to such transaction.

Investments referred to in paragraph (e) which are existing on the Closing Date and the amount of each such Investment are listed on Schedule 6.3 hereto. On or before (if practicable) but in any event within 5 days after any Investment is made pursuant to the preceding paragraph (h), Multicare (on behalf of the Borrowers) shall deliver to the Administrative Agent a supplement to Schedule
6.3 showing the proposed Investment, together with a certificate of a Responsible Officer of Multicare stating that such Investment was made in compliance with this Section 6.3 and in compliance with the provisions of the 1997 Subordinated Note Indenture. The "amount" of any Investment referred to in this Section 6.3 shall mean the sum of the following (without duplication): the amount of cash paid for or contributed to such Investment; the fair market value of any equity or assets constituting consideration for or contributed to such Investment; and any commitment to pay, contribute, incur, or become liable for any of the foregoing.

      6.4 ACQUISITIONS, ETC. No Borrower shall engage in any Acquisition (other than an acquisition of assets in the ordinary course of business) except:

            (a) A Borrower may merge with or into or consolidate with Multicare or any direct or indirect wholly-owned Restricted Subsidiary of Multicare, provided that (i) if Multicare is a party to the merger, Multicare is the surviving entity and (ii) if Multicare is not a party to the merger, a wholly-owned Restricted Subsidiary of

      Multicare is the surviving entity and provided, further, that no Event of Default or Default shall occur and be continuing before or after giving effect to such transaction; and

            (b) So long as no Default or Event of Default has occurred or would exist after giving effect to such Acquisition, any Borrower may make an Acquisition not covered by clause (a) of this Section 6.4, provided, however, that (i) the Acquisition Cost of all Acquisitions made pursuant to this paragraph (b) does not exceed $5,000,000.00 in any fiscal year, and (ii) the "Acquisition Conditions" set forth on Schedule 6.4 hereto shall have been satisfied.

      6.5 DISPOSITIONS. No Borrower shall sell, convey, assign, lease as lessor, transfer, abandon or otherwise dispose of (collectively, for purposes of this Section 6.5, "transfer"), voluntarily or involuntarily, any of its assets, except:

            (a) A Borrower may sell inventory in the ordinary course of business;

            (b) A Borrower may dispose of equipment which is obsolete or no longer useful in its business;

            (c) A Borrower may transfer its properties to Multicare or a wholly-owned Restricted Subsidiary of Multicare so long as no Event of Default or Default shall exist either before or after giving effect to such transfer;

            (d) Subject to the mandatory prepayment provisions set forth above, the Borrowers may transfer at any time the facilities identified on
      Schedule 6.5(d) located in the states of Ohio, Wisconsin or Illinois (i) for a cash price, or (ii) in connection with a swap of assets of the same type and generating cash flow at approximately the same level, or greater, than the facilities identified in Schedule 6.5(d) being transferred, as certified by a Responsible Officer of Multicare, on behalf of the Borrowers, in writing prior to such transfer with such detail and supporting financing information as the Administrative Agent may require; provided that in the case of either (i) or (ii) above, the Board of Directors of Multicare determines that the fair market value in either case is equal to the fair market value in an arm's length transaction with an unrelated third party and such transfer is on such terms as are (A) reflective of market conditions at the time of sale, (B) consistent with the terms of this Agreement, and (C) satisfactory to the Administrative Agent.

            (e) Subject to the mandatory prepayment provisions set forth above, the Borrowers shall sell to Genesis (i) their contract therapy business for a cash purchase price of approximately $24,000,000.00 and (ii) their institutional pharmacy business for a cash price of approximately $50,000,000.00.

            (f) Subject to the mandatory prepayment provisions set forth above, the Borrowers may transfer the assisted living facilities described in
      Schedule 6.5(f) attached hereto to a Person who is not a Borrower for a sales price at least sufficient to repay any Indebtedness associated therewith provided that the Cash Flow for the immediately preceding four fiscal quarters such facilities (and if such facilities have not been in operation for four fiscal quarters, then such Cash Flow for the period since operations commenced on an annualized basis) does not exceed 15% of the associated Indebtedness.

            (g) The Borrowers may grant Liens permitted under Section 6.2
      (Liens).

            (h) So long as no Default or Event of Default has occurred or would exist after giving effect to such transfer, a Borrower may transfer other assets (including ownership interests of a Restricted Subsidiary), provided, however, that (i) the "Disposition Conditions" set forth on
      Schedule 6.5(h) hereto shall have been satisfied and (ii) both of the following financial tests shall be satisfied: The sum of the aggregate fair market value of the property subject to such proposed transfer plus the aggregate fair market value of all property previously transferred pursuant to this paragraph (h) at any time after the Closing Date (in each case determined as of the date of transfer or proposed transfer, as the case may be) is less than (A) an amount equal to 5% of the total assets of Multicare and its Restricted Subsidiaries on a consolidated basis, determined as of the fiscal year ending on, or most recently prior to, the date of the proposed transfer and (B) $5,000,000.00.

            (i) Subject to the mandatory prepayment provisions set forth above, so long as no Default or Event of Default has occurred or would exist after giving effect to such transfer, any Borrower may transfer its interest in Excluded Subsidiaries.

      6.6 ISSUANCE OF SUBSIDIARY STOCK OR OTHER OWNERSHIP INTERESTS. The Borrowers shall not create, acquire, dispose of, or change any interest in any Restricted Subsidiary except as follows:

            (a) Restricted Subsidiaries of Borrower(s) (or any interest therein) may be created or acquired in connection with an Acquisition to the extent permitted under Section 6.4 above (Acquisitions, Etc.);

            (b) Restricted Subsidiaries of Borrowers (or any interest therein) may be created or acquired in connection with an Investment to the extent permitted under Section 6.3 above (Loans, Advances and Investments);

            (c) Restricted Subsidiaries of Borrowers may be created as wholly-owned direct or indirect Subsidiaries of Multicare for other purposes consistent with the terms of this Agreement; and

            (d) Restricted Subsidiaries (or any interest therein) may be disposed of pursuant to the provisions of Section 6.5 above
      (Dispositions);

provided, however, that with respect to Subsidiaries created or acquired in accordance with paragraphs (a), (b) or (c) above, they shall become "Borrowers" hereunder and corresponding parties to the other Loan Documents, their equity shall be pledged to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Pledge Agreement and they shall become parties to the Tax Sharing Agreement.

      6.7 LEASES. The Borrowers shall not at any time, enter into or suffer to remain in effect any lease, as lessee, of any property, except:

            (a) Leases (including subleases) by Multicare or a wholly-owned Subsidiary of Multicare as lessor (or sublessor) to Multicare or another wholly-owned Subsidiary of Multicare as lessee (or sublessee);

            (b) Capitalized Leases permitted under Section 6.1 above; and

            (c) Other leases which are not Capitalized Leases or Synthetic Leases but only to the extent that the aggregate Rental Expense of the Borrowers with respect to all such other leases does not exceed (i) during the fiscal year ending December 31, 1997, $15,000,000.00 and (ii) during each fiscal year thereafter, an amount equal to the amount permitted in the preceding year plus an additional $2,000,000.00 (e.g., $17,000,000.00 in the fiscal year ending December 31, 1998).

      6.8 DIVIDENDS AND RELATED DISTRIBUTIONS. Except for dividends from Multicare to Acquisition Corp. and from Acquisition Corp. to Genesis ElderCare Corp. in an amount necessary to permit Acquisition Corp. and Genesis ElderCare Corp. to pay their respective taxes and general corporate operating expenses of the type typically incurred by a corporation whose only assets are the stock of operating companies with no other business activity, Multicare shall not, and the Borrowers shall not permit Acquisition Corp. to (a) declare or pay any dividends, (b) purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, or (c) make any distribution of assets to its stockholders as such whether in cash, assets or obligations of Multicare, (d) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of, any shares of its capital stock, (e) or make any other distribution by return of capital or otherwise in respect of any shares of its capital stock except that Multicare may declare and pay dividends and make distributions payable solely in its common stock, or options, warrants or other rights to purchase common stock provided that such stock, warrants, options or other rights are pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement.

      6.9 CONSOLIDATED TAX RETURN. No Borrower shall file or consent to the filing of any consolidated income tax return with any Person other than other Borrowers or other Persons party to the Tax Sharing Agreement or become party to any tax sharing or tax allocation agreement with any other Person other than the other Borrowers, except as contemplated in the Tax Sharing Agreement. From and after the effective date of the Tax Sharing Agreement (which shall be on or about the Closing Date), each of the Borrowers shall cause the Tax Sharing Agreement to remain in full force and effect, subject to no amendments or modifications other than (a) joinder of additional Subsidiaries of Multicare, from time to time, such that at all times all Subsidiaries of Multicare shall be parties thereto, and (b) such amendments or modifications which, individually or in the aggregate, could not reasonably be expected to have an adverse effect on the Borrowers taken as a whole (including the business, operations, condition, financial or otherwise, properties or prospects of the Borrowers), the Loan Documents or any Lender Party.

      6.10 LIMITATION ON PAYMENTS, PREPAYMENTS, DEFEASEMENT AND OTHER ACTION WITH RESPECT TO CERTAIN DEBT OBLIGATIONS.

            (a) No Borrower shall, or shall permit any of its Subsidiaries, directly or indirectly, pay, prepay, purchase, defease, redeem, retire, acquire, or otherwise make any payment (on account of principal, interest, premium or otherwise) in respect of any obligation under, or evidenced by the 1997 Subordinated Note Indenture (or cause or allow any event or condition to exist which would require any payment, prepayment, purchase, defeasance, redemption, retirement, acquisition or other payment of any such obligation), except that a Borrower may make cash interest payments on the aforesaid Indebtedness, as and when required to do so by the mandatory terms thereof, all to the extent consistent with the subordination provisions applicable thereto. Multicare shall not amend, modify or supplement the terms or provisions contained in the aforementioned debt agreements or any agreement or instrument evidencing or applicable thereto. Multicare shall not take or omit to take any action under or in connection with, any such agreement or instrument, which would violate or impair the subordination provisions thereof. No Loan Party shall designate any of its Indebtedness as "Designated Senior Indebtedness" for purposes of the 1997 Subordinated Note Indenture except Indebtedness incurred pursuant to this Agreement.

            (b) No Borrower will make or give any notice that it shall make any voluntary or optional payment or prepayment or redemption or acquisition for value of, or will refund, refinance or exchange any Indebtedness (excluding Loan Obligations) if at such time any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof.

      No Loan Party shall designate any of its Indebtedness as "Designated Senior Indebtedness" for purposes of the 1997 Subordinated Note Indenture except Indebtedness incurred pursuant to this Agreement, the other Loan Documents, or Qualifying Interest Rate Hedging Agreements.

      6.11  LIMITATIONS ON MODIFICATION OF CERTAIN DOCUMENTS.

            (a) Constituent Documents. No Borrower shall, amend, modify or supplement its articles or certificate of incorporation, bylaws, partnership agreement or similar constituent documents (i) if a Material Adverse Effect could result from such amendment, modification or supplement or (ii) if such amendment, modification or waiver could reasonably be expected to materially adversely affect the rights or interests of the Agents or the Lenders.

            (b) Transaction Documents. No Borrower shall amend, modify or supplement the other Transaction Documents, except for such amendments, modifications or supplements which could not reasonably be expected to have an adverse effect on the Borrowers, taken as a whole (including the condition (financial or otherwise), properties or prospects of the Borrowers, the Loan Documents or any Lender Party.

      6.12  LIMITATION ON CERTAIN RESTRICTIVE PROVISIONS.  No
Borrower shall enter into, or remain a party to, any agreement or instrument which would impose any restriction (a) on the right of such Person from time to time to declare and pay dividends or take similar actions with respect to capital stock owned by such Person or pay any Indebtedness, obligations or liabilities from time to time owed to a another Borrower; or (b) that would prohibit the grant of any Lien upon any of its properties (now owned or hereafter acquired) to secure any senior Indebtedness except for restrictions in agreements respecting Permitted Liens to the extent that the prohibition applies only to property subject to the Permitted Lien; or (c) that would prohibit, or require the consent of any Person to, any amendment, modification or supplement to any of the Loan Documents except (i) restrictions set forth in the Loan Documents; (ii) legal restrictions of general applicability; and (iii) restrictions in the 1997 Subordinated Note Indenture.

      6.13 LIMITATIONS ON MERGERS, ETC. No Borrower shall merge or consolidate with or into any Person, except (a) mergers of any Borrower with Multicare where Multicare is the survivor, (b) mergers of any Restricted Subsidiary of Multicare with any wholly-owned Restricted Subsidiary of Multicare where such wholly-owned Restricted Subsidiary is the survivor, or (c) any merger pursuant to an Acquisition permitted under Section 6.4 above (Acquisitions, Etc.) or (d) any merger pursuant to a transfer permitted under Section 6.5 (Dispositions) above.

      6.14 AVOIDANCE OF OTHER CONFLICTS. No Borrower shall violate or conflict with, be in default under, or be or remain subject to any liability (contingent or otherwise) on account of any violation or conflict with (a) its articles or certificate of incorporation, bylaws or partnership agreement (or other constituent documents), or (b) any agreement or instrument to which it is party or by which any of its properties (now owned or hereafter acquired) may be subject or bound, except, with respect to clause (b), for matters that could not, individually or in the aggregate, have a Material Adverse Effect.

      6.15 CAPITAL EXPENDITURES. No Borrower shall make or commit to make any Capital Expenditure if, after giving effect to such Capital Expenditure, the aggregate amount of all Capital Expenditures of the Borrowers incurred (i) during the fiscal year ending December 31, 1997, would exceed $45,000,000.00, and (ii) during any fiscal year thereafter, would exceed $35,000,000.00

      6.16 MANAGEMENT FEE. The Borrowers shall not pay management fees under the Multicare Management Agreement in any fiscal year in an amount less than $23,900,000.00, or in excess of 6% of the consolidated net revenue of the Borrowers. All such management fees shall be subordinated to the obligations of the Borrowers hereunder in accordance with the terms contained in the Management Fee Subordination Agreement as in effect on the Agreement Date. Such management fees may be accrued but not paid except that such fees may be paid to the extent they do not exceed in any fiscal year the greater of (a) 4% of the consolidated net revenue of the Borrowers, and (b) $23,900,000.00. To the extent such management fees in any fiscal year (including the payment in such year of accrued management fees) would exceed the amount specified in the preceding sentence, such excess amount shall be payable only to the extent that, both before and after giving effect to such payment, (i) there exists no Event of Default or Default, (ii) Borrower's Fixed Charge Coverage Ratio shall be not less than 1.4 for the two most recent completed fiscal quarters of the Borrowers, and (iii) the Adjusted Total Debt/Cash Flow Ratio for the two most recently completed fiscal quarters of the Borrowers shall be less than 4.00. No Borrower shall agree with any Person (other than the Lender Parties) to withhold, defer or change the amount or timing of payments under the Multicare Management Agreement.

                                   ARTICLE 7

                                   DEFAULTS

      7.1 "EVENTS OF DEFAULT" An Event of Default means any one of the following events (whatever the reason for such Event of Default, whether it shall be voluntary or involuntary and whether it shall be by action or inaction, by operation of law, pursuant to a court order or any rule or regulation of any Governmental Authority or otherwise):

            (a) Failure to Pay Principal. The Borrowers shall fail to make any payment of the principal of any Loan on the date when the same shall become due and payable, whether at stated maturity or at a date fixed for any installment or prepayment thereof or otherwise; or the Borrowers shall fail to make any reimbursement of any Drawing under a Letter of Credit or shall fail to deposit any amount into the cash collateral account, in either case, at the times and in the amounts specified in Article 1A above.

            (b) Failure to Pay Interest, Fees and Other Amounts. The Borrowers shall fail to make any payment of interest on any Loan or shall fail to pay any fees or any other amounts owing hereunder or under any other Loan Documents (other than as specified in paragraph (a) above) on the dates when such interest, fees or other amounts shall become due and payable and such failure continues for more than three (3) Business Days.

            (c) Covenant Defaults. (i) There shall occur a default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to any of Sections 4.1(f)(ii), 4.2, 4.3, 4.7, 4.10, 4.11, 4.13 or 4.15 or Article 5 or Article 6.

                  (ii) There shall occur any default in the due performance or observance of any term, covenant or agreement to be performed or observed pursuant to the provisions of this Agreement (other than as provided in paragraph (a) or paragraph (b) above or subparagraph (i) of this paragraph (c)) and, if capable of being remedied, such default shall continue unremedied for thirty (30) days after any Borrower becomes aware, or should in the exercise of reasonable diligence have become aware, of such default.

            (d) Misrepresentation. Any representation or warranty made or deemed made by any Loan Party in or pursuant to or in connection with any Loan Document shall prove to have been false or misleading in any material respect as of the time when made or deemed made.

            (e) Subordinated Debentures. Any "Event of Default" (or similar term) as defined in the 1997 Subordinated Note Indenture and any other subordinated indentures to which any Borrower may from time to time be a party shall have occurred and be continuing; or, any term or provision of the subordination provisions contained in any such indenture shall cease to be in full force and effect in accordance with its respective terms, or any Loan Party or any holder of any 1997 Subordinated Note or other subordinated note or other subordinated obligations (or any trustee or agent on behalf of such holder) shall terminate, repudiate, declare voidable or void or otherwise contest any term or provision of such subordination provisions; or Multicare shall make, or shall be required to make or to offer to make, any defeasance, redemption or purchase of 1997 Subordinated Notes under the 1997 Subordinated Note Indenture, or Multicare shall make, or be required to make, or offer to make, any defeasance, redemption or purchase of subordinated notes under any similar provision, if any, under any such other subordinated indentures or other subordinated note or other subordinated obligations.

            (f) Other Cross-Defaults. (i) Any Loan Party shall fail to pay, in accordance with its terms and when due and payable, any Indebtedness (other than Indebtedness referred in paragraph (a) or (e) above) under, or arising out of an agreement or instrument (or group or series of related agreements or instruments) which evidences outstanding Indebtedness in excess of $5,000,000.00; (ii) the maturity of any such Indebtedness shall, in whole or in part, have been accelerated, or any such Indebtedness shall, in whole or in part, have been required to be prepaid or purchased prior to the stated maturity thereof; (iii) any event shall have occurred and be continuing that permits any holder or holders of such Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person to accelerate the maturity thereof or require any prepayment or repurchase thereof; (iv) a default by any Loan Party shall be continuing under any other instrument or agreement (whether or not relating to Indebtedness) binding upon such Person, except a default that, together with all other such defaults under this clause (iv), could not have a Material Adverse Effect; or (v) there shall have occurred and be continuing any "Event of Default" as such term is defined in the Acquisition Corp. Credit Agreement.

            (g) Judgments and Executions. One or more judgments for the payment of money shall have been entered against any Loan Party or Loan Parties which judgment or judgments, to the extent not paid or fully covered by insurance, exceed $1,000,000.00 in the aggregate, and such judgment or judgments shall have remained undischarged and unstayed for a period of 30 consecutive days; or one or more writs or warrants of attachment, garnishment, execution, distraint or similar process or any attachment (prejudgment or otherwise) of assets exceeding in value the aggregate amount of $1,000,000.00 shall have been issued against any Loan Party or Loan Parties or any of its or their respective properties.

            (h) Invalidity or Noncompliance With Loan Documents. Any of the Loan Parties shall fail to perform any of its obligations under any of the Loan Documents (after taking into account any applicable cure period set forth in such agreements), or the validity of this Agreement or any of the other Loan Documents, or the subordination provisions of any other instrument or document intended by the parties hereto to benefit the Lender Parties, shall have been challenged or disaffirmed by or on behalf of any of the Loan

Parties, or any of the Loan Documents shall cease to be in full force and effect (other than pursuant to its terms) or, other than as a direct result of any action or inaction of a Lender Party, any Liens created or intended to be created by any of the Loan Documents shall at any time cease to be valid and perfected subject to no equal or prior Liens except Permitted Liens.

            (i) Material Adverse Effect. The Required Lenders shall have determined in good faith that an event or condition has occurred which could have a Material Adverse Effect.

            (j) Environmental. Any one or more of the events or conditions set forth in the following clauses (i) or (ii) shall have occurred with respect to any Borrower or any Loan Party or any of their respective Environmental Affiliates, and the Required Lenders shall determine in good faith (which determination shall be conclusive) that such events or conditions, individually or in the aggregate, could have a Material Adverse Effect: (i) any past or present violation of any Environmental Law by such Person which has not been cured to the satisfaction of the Required Lenders, or (ii) the existence of any pending or threatened Environmental Claim against any such Person, or the existence of any past or present acts, omissions, events or circumstances that could form the basis of any Environmental Claim against any such Person.

            (k) Change of Control. A Change of Control shall have occurred; or a "Change in Control" (as defined in the 1997 Subordinated Note Indenture) shall have occurred.

            (l) Subsidiaries as Loan Parties. Any direct or indirect Subsidiary of Multicare, other than Excluded Subsidiaries, shall fail to be, or shall cease to be, or fail to become, a Borrower hereunder; or the equity of any such Person owned by any Borrower or of Multicare shall cease to be, or fail to be, pledged under the Pledge Agreement.

            (m) Insolvency, Bankruptcy, Etc. Any Loan Party shall make an assignment for the benefit of creditors or a composition with creditors, shall generally not be paying its debts as they mature, shall admit its inability to pay its debts as they mature, shall file a petition in bankruptcy, shall be adjudicated insolvent or bankrupt, shall petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator or trustee of or for it or any substantial part of its property or assets, shall commence any proceeding relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there shall be commenced against such Loan Party, any such proceeding and the same shall not be dismissed within thirty (30) days or an order, judgment or decree approving the petition in any such proceeding shall be entered against such Loan Party; or any Loan Party, Acquisition Corp., or Genesis ElderCare Corp. shall by any act or failure to act indicate its consent to, approval of or acquiescence in, any such proceeding or any appointment of any receiver, custodian, liquidator or trustee of or for it or for any substantial part of its property or assets, or shall suffer the appointment of any receiver, liquidator or trustee, or shall take any corporate action for the purpose of effecting any of the foregoing; or any court of competent jurisdiction shall assume jurisdiction with respect to any such proceeding and the same shall not be dismissed within thirty (30) days or a receiver or a trustee or other officer or representative of a court or of creditors, or any court, governmental office or agency, shall, under color of legal authority, take and hold possession of any substantial part of the property or assets of such Person and shall not have relinquished possession within thirty (30) days, or such Loan Party, Acquisition Corp., or Genesis ElderCare Corp. shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors, or any of them, or any Loan Party shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint.

            (n) Termination of Multicare Management Agreement or other Transaction Documents. Except as permitted by the Required Lenders, (i) the Multicare Management Agreement shall cease to be in full force and effect or there shall be any breach by any party thereto or a default thereunder, or an amendment, modification or supplement thereto not permitted by the terms of this Agreement or any notice a non-renewal or termination thereunder shall have been delivered by any party thereto, or (ii) any other Transaction Document shall cease to be in full force and effect (other than by its terms) or there shall be any material breach by any party thereto or a default thereunder or any such document shall be amended, restated, modified or supplemented in a manner not expressly permitted by the terms of this Agreement or (iii) any other Management Agreement of any Borrower shall be terminated or cease to be renewed or extended or shall be amended, restated, modified or supplemented if such termination, failure to renew or extend or amendment, restatement, modification or supplement (either singly or collectively with all other such events relating to other Management Agreements) could have a Material Adverse Effect.

            (o) Loss of Licenses, Reimbursement Approvals, Etc. There shall be a Limitation of one or more Licenses or Reimbursement Approvals of any Borrower or Borrowers or Persons managed by a Borrower or Borrowers and the Required Lenders shall determine in good faith that such Limitation, and individually or collectively all such Limitations could reasonably be expected to have a Material Adverse Effect.

            7.2  CONSEQUENCES OF AN EVENT OF DEFAULT

                  (a) Events of Default in General. If an Event of Default (other than one specified in paragraph (m) of Section 7.1 (Insolvency, Bankruptcy, Etc.) hereof) shall occur and be continuing or shall exist, then, in addition to all other rights and remedies which the Administrative Agent or any other Lender Party may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Lenders shall be under no further obligation to make Loans, the Issuer shall be under no further obligation to issue Letters of Credit hereunder, and the Administrative Agent may, (and upon the written request of the

Required Lenders, shall), by notice to Multicare (on behalf of the Borrowers), from time to time do any or all of the following:

                  (i) Declare the Commitments terminated, whereupon the
            Commitments will terminate and any fees hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                  (ii) Declare the unpaid principal amount of the Loans,
            interest accrued thereon and all other Loan Obligations to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                  (iii) Direct the Borrowers to pay (and the Borrowers jointly and severally agree that upon receipt of notice they will pay) to the Administrative Agent cash for deposit to the credit of the Letter of Credit collateral account in accordance with Article 1A hereof.

                  (iv) Take any and all actions permitted under the Pledge
            Agreement or other Loan Documents.

                  (v) Exercise such other remedies as may be available to the
            Lender Parties under applicable Law.

                  (b) Automatic Acceleration; Certain Bankruptcy-Related Events. If an Event of Default specified in paragraph (m) of Section 7.1 (Insolvency, Bankruptcy, Etc.) hereof shall occur or exist, then, in addition to all other rights and remedies which any Lender Party may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Commitments shall automatically terminate and the Lenders shall be under no further obligation to make Loans and the Issuer shall be under no further obligation to issue Letters of Credit hereunder and the unpaid principal amount of the Loans, interest accrued thereon and all other Loan Obligations including those referred to in clause (iii) of the preceding paragraph (a), shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue, and in addition, the Administrative Agent may, (and upon the written request of the Required Lenders), shall, by notice to Multicare (on behalf of the Borrowers), do one or more of the following: (i) take any and all actions permitted under the Pledge Agreement or any other Loan Document or (ii) exercise such other remedies as may be available to the Lender Parties under applicable Law.

                  (c) Equitable Remedies. It is agreed that, in addition to all other rights hereunder or under Law, the Administrative Agent shall have the right to institute proceedings in equity or other appropriate proceedings for the specific performance of any covenant or agreement made in any of the Loan Documents or for an injunction against the violation of any of the terms of any of the Loan Documents or in aid of the exercise of any power granted in any of the Loan Documents or by Law or otherwise.

      7.3 APPLICATION OF PROCEEDS. After the occurrence of an Event of Default and acceleration of the Loans, any amounts received on account of Loan Obligations shall be applied by the Administrative Agent in the following order:

            First, to payment of that portion of the Loan Obligations constituting fees, indemnities, expenses and other amounts due to the Administrative Agent in its capacity as such;

            Second, to payment of that portion of the Loan Obligations constituting fees, indemnities (other than those paid pursuant to the preceding clause First) due to the Lender Parties, ratably among them in proportion to the amounts described in this clause Second due to them;

            Third, to payment of that portion of the Loan Obligations constituting accrued and unpaid interest on Loans and accrued and unpaid interest on Drawings, ratably among the Lender Parties in proportion to the respective amounts described in this clause Third due to them;

            Fourth, to payment of that portion of the Loan Obligations constituting unpaid principal of the Loans or unreimbursed Drawings ratably among the Lender Parties in proportion to the respective amounts described in this clause Fourth due to them;

            Fifth, to be deposited in such cash collateral account, if any, as may be required under Article 1A above.

            Sixth, to payment of all other Loan Obligations, ratably among the Lender Parties in proportion to the respective amounts described in this clause Sixth due to them; and

            Finally, the balance, if any, after all of the Loan Obligations have been indefeasibly paid in full and all of the Letters of Credit shall have terminated (or funds equal to the amount of any contingent liabilities in respect thereof shall have been deposited in the Letter of Credit cash collateral account), to Multicare (on behalf of the Borrowers) or as otherwise required by Law.

                     ARTICLE 8 - THE ADMINISTRATIVE AGENT

      8.1 APPOINTMENT. Each Lender Party hereby irrevocably appoints Mellon to act as Administrative Agent for such Lender Party under this Agreement and the other Loan Documents. Each Lender Party hereby irrevocably authorizes the Administrative Agent to take such action on behalf of such Lender Party under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are expressly delegated to or required of the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Mellon hereby agrees to act as Administrative Agent on behalf of the Lender Parties on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 8.9 hereof. Each Lender Party hereby irrevocably authorizes the Administrative Agent to execute and deliver each of the Loan Documents and to accept delivery of such of the other Loan Documents as may not require execution by the Administrative Agent. Each Lender Party agrees that the rights and remedies granted to the Administrative Agent under the Loan Documents shall be exercised exclusively by the Administrative Agent (or a Person designated by the Administrative Agent), and that no Lender shall have any right individually to exercise any such right or remedy, except to the extent, if any, expressly provided herein or therein.


      8.2   GENERAL NATURE OF ADMINISTRATIVE AGENT'S DUTIES.
Notwithstanding anything to the contrary elsewhere in this Agreement or in any other Loan Document:

            (a) The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Administrative Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist.

            (b) The duties and responsibilities of the Administrative Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Administrative Agent shall not have a fiduciary relationship with respect to any Lender Party.

            (c) The Administrative Agent's relationship with and to the Lender Parties is governed exclusively by the terms of this Agreement and the other Loan Documents. The Administrative Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, any Lender Party or any other Person or (except only as expressly provided in this Agreement and the other Loan Documents) any other duty or responsibility to such Lender Party or other Person.

            (d) The Administrative Agent shall be under no obligation to take any action hereunder or under any other Loan Document if the Administrative Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any other Loan Document, or may require the Administrative Agent to qualify to do business in any jurisdiction where it is not then so qualified.

            (e) The authority of the Administrative Agent to request information from the Borrowers or take any other voluntary action hereunder shall impose no duty of any kind on the Administrative Agent to make such request or take any such action.

      8.3 EXERCISE OF POWERS. The Administrative Agent shall take any action of the type specified in this Agreement or any other Loan Document as being within the Administrative Agent's rights, powers or discretion in accordance with directions from the Required Lenders (or as otherwise provided in the Loan Documents). In the absence of such direction, the Administrative Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take any such action, except to the extent that this Agreement or such other Loan Document expressly requires the direction or consent of the Required Lenders (or all of the Lenders, or some other Person or group of Persons), in which case the Administrative Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on each Lender Party (whether or not it so consented). The Administrative Agent shall not have any liability to any Person as a result of any action or inaction in conformity with this
Section 8.3.

      8.4 GENERAL EXCULPATORY PROVISIONS. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

            (a) The Administrative Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, except only for direct (as opposed to consequential or other) damages suffered by a Person and only to the extent that such Person proves that such damages were caused by the Administrative Agent's own gross negligence or willful misconduct.

            (b) The Administrative Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of any Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, or received under or in connection with, any Loan Document, (iii) any failure of any Loan Party or any Lender to perform any of their respective obligations under any Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any Loan Document or otherwise from time to time, or (v) caring for, protecting, insuring, or paying any taxes, charges or assessments with respect to any Collateral or (vi) the enforceability of any subordination.

            (c) The Administrative Agent shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Loan Party, (ii) the business, operations, condition (financial or otherwise) or prospects of any Loan Party or any other Person (even if the Administrative Agent knows or should know that some event or condition exists or fails to exist), or (iii) except to the extent set forth in
Section 8.5(f) below, the existence of any Event of Default or Default.

            (d) The Administrative Agent shall not be under any obligation, either initially or on a continuing basis, to provide any Lender Party with any notices, reports or information of any nature, whether in its possession presently or hereafter, whether obtained under or in connection with this Agreement or otherwise, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Administrative Agent to such Lender Party.

      8.5   ADMINISTRATION BY THE ADMINISTRATIVE AGENT.

            (a) The Administrative Agent may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and the Administrative Agent shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.

            (b) The Administrative Agent may consult with legal counsel (including in-house counsel for the Administrative Agent or in-house or other counsel for any Loan Party), independent public accountants and any other experts selected by it from time to time, and the Administrative Agent shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

            (c) The Administrative Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Administrative Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Administrative Agent shall deem it necessary or desirable that a matter be proved or established with respect to any Loan Party or Lender Party, such matter may be established by a certificate of such Loan Party or Lender Party, as the case may be, and the Administrative Agent may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).

            (d) The Administrative Agent may fail or refuse to take any action unless it shall be directed by the Required Lenders (or all of the Lenders, or some other Person or group of Persons, if this Agreement or another Loan Document so expressly requires) to take such action and it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Administrative Agent by reason of taking or continuing to take any such action.

            (e) The Administrative Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

            (f) The Administrative Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default or Default unless the Administrative Agent has received notice from a Lender Party or a Borrower referring to this Agreement, describing such Event of Default or Default, and stating that such notice is a "notice of default." If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to each Lender Party.

      8.6 LENDER PARTIES NOT RELYING ON ADMINISTRATIVE AGENT OR OTHER LENDERS. Each Lender Party acknowledges as follows: (a) neither the Administrative Agent nor any other Lender Party has made any representations or warranties to it, and no act taken hereafter by the Administrative Agent or any other Lender Party shall be deemed to constitute any representation or warranty by the Administrative Agent or such other Lender Party to it; (b) it has, independently and without reliance upon the Administrative Agent or any other Lender Party, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents; and (c) it will, independently and without reliance upon the Administrative Agent or any other Lender Party, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

      8.7 INDEMNIFICATION. Each Lender agrees to reimburse and indemnify each Agent and its directors, officers, employees and agents (to the extent not reimbursed by a Loan Party and without limitation of the obligations of the Loan Parties to do so), in proportion to the Lenders' respective pro rata share of (without duplication) the Commitment and the Loans, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including the fees and disbursements of counsel for such Agent or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Agent or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against such Agent or such other Person as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any Acquisition or any other transaction from time to time contemplated hereby or thereby, or any transaction actually or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan, provided that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements that such Lender Party proves were the result of the gross negligence or willful misconduct of such Agent or such other Person. Payments under this Section 8.7 shall be due and payable on demand.

      8.8 HOLDERS OF NOTES. The Administrative Agent may deem and treat the Lender which is payee of a Note as the owner and holder of such Note for all purposes hereof unless and until a an Assignment and Acceptance with respect to the assignment or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 10.9 hereof.

      8.9 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to the other Lender Parties and Multicare on behalf of the Borrowers. The Administrative Agent may be removed by the Required Lenders at any time for cause by such Required Lenders giving 30 days' prior written notice thereof to the Administrative Agent, the other Lender Parties and Multicare on behalf of the Borrowers. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent with (so long as no Default or Event of Default shall have occurred and then be continuing) the consent of Multicare on behalf of the Borrowers whose consent shall not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed and consented to, and shall have accepted such appointment, within 30 days after such notice of resignation or removal, then the retiring Administrative Agent may (but shall not be required to) appoint a successor Administrative Agent. Each successor Administrative Agent shall be a Lender if any Lender shall at the time be willing to become the successor Administrative Agent, and if no Lender shall then be so willing, then such successor Administrative Agent shall be an Eligible Institution. Upon the acceptance by a successor Administrative Agent of its appointment as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Administrative Agent in its capacity as such, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Administrative Agent, such Administrative Agent shall be discharged from its duties under this Agreement and the other Loan Documents, but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Administrative Agent under this Agreement. If and so long as no successor Administrative Agent shall have been appointed, then any notice or other communication required or permitted to be given by the Administrative Agent shall be sufficiently given if given by the Required Lenders, all notices or other communications required or permitted to be given to the Administrative Agent shall be given to each Lender, and all payments to be made to the Administrative Agent shall be made directly to the Loan Party or Lender Party for whose account such payment is made.

      8.10  ADDITIONAL ADMINISTRATIVE AGENTS; COLLATERAL AGENT.
If the Administrative Agent shall from time to time deem it necessary or advisable, for its own protection in the performance of its duties hereunder or in the interest of the Lender Parties, the Administrative Agent and the Borrowers shall (and the Borrowers shall cause the other Loan Parties to) execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the opinion of the Administrative Agent, to constitute one or more other Persons designated by the Administrative Agent, to act as co-Administrative Agent or agent with respect to any part of the Collateral, with such powers of the Administrative Agent as may be provided in such supplemental agreement, and to vest in such other Person as such co-Agent or separate agent, as the case may be, any properties, rights, powers, privileges and duties of the Administrative Agent under this Agreement or any other Loan Document.

      8.11 CALCULATIONS. The Administrative Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith and without gross negligence or willful misconduct. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender Party to whom payment was due but not made shall be to recover from the other Lender Parties any payment in excess of the amount to which they are determined to be entitled or, if the amount due was not paid by the appropriate Loan Party, to recover such amount from the appropriate Loan Party.

      8.12  OTHER AGENTS.

      (a) In General. The title "Syndication Agent" given to Citicorp USA, Inc. and NationsBank, in this Agreement and the title "Documentation Agent" given to First Union National Bank in this Agreement are solely for identification purposes and imply no rights in favor of such Person and no responsibility by such Person except such rights or obligations of "Agents" (including the right to make certain determinations) as are expressly stated herein. No such Agent shall be liable for any act or failure to act on its part except for that which the claimant proves constitutes the gross negligence or willful misconduct of such Agent.

      (b) Successor Agents. Any Syndication Agent and the Documentation Agent may resign at any time and such Agents may be removed at any time for cause by the other Agents and Multicare in which event, Multicare (on behalf of the Borrowers) if no Default or Event of Default shall then exist, and the Administrative Agent may (in their sole discretion) appoint a successor Agent.

      8.13 ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. With respect to its Commitment hereunder and the Loan Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender", "Holder of Notes" and like terms shall include the Administrative Agent in its individual capacity as such. The Administrative Agent and its Affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, enter into Interest Rate Hedging Agreements with, serve as "Administrative Agent" for other financing vehicles, issue letters of credit on behalf of, and engage in any other business with (a) any Loan Party, or any stockholder, Subsidiary of Affiliate of any Loan Party, or (b) any other Person, whether such other Person may be engaged in any conflict or dispute with any Loan Party or any Lender Party or otherwise, as though the Administrative Agent were not the Administrative Agent hereunder.

                                  ARTICLE 8A
                       SPECIAL INTER-BORROWER PROVISIONS

      8A.1  CERTAIN BORROWER ACKNOWLEDGEMENTS.

            (a) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the credit facilities on favorable terms granted by this Agreement and other Loan Documents which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure credit facilities which each Borrower may utilize directly and which receive the credit support of the other Borrowers as contemplated by this Agreement and the other Loan Documents.

            (b) The Lenders have advised the Borrowers that they are unwilling to enter into this Agreement and the other Loan Documents and make available the credit facilities extended hereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the obligations of each other Borrower under this Agreement and other Loan Documents. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Lenders to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the credit facilities, the interest rates and the modes of borrowing available hereunder,
(ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth.

            (c) Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (including, without limitation, the inter-Borrower arrangement set forth in this Article 8A) will have assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section 8A) is reasonably equivalent to the obligations undertaken pursuant hereto.

      8A.2  CERTAIN INTER-BORROWER AGREEMENTS.

            (a) Subject to paragraph (b) below, each Borrower as indemnitor shall indemnify the other Borrowers as indemnitees for all Loan Obligations incurred by the indemnitee Borrowers for Loans advanced to, or Letters of Credit issued for the account of, the indemnitor Borrower.

            (b) The rights and obligations of the Borrowers pursuant to paragraph (a) above shall be subordinated in all respects to the rights of the Administrative Agent and the other Lender Parties with respect to the Loan Obligations and, accordingly, each Borrower agrees that it shall not make any payment or receive any payment pursuant to the preceding paragraph (a) at any time a Default has occurred and is continuing or would be caused thereby. Each Borrower agrees that in the event it receives any payment described by this paragraph (a), it shall accept such payment as agent of the Administrative Agent, for the benefit of the Lender Parties, and hold the same in trust on behalf of and for the benefit of the Administrative Agent, for the benefit of the Lender Parties.

      8A.3 RECORDS. Multicare (on behalf of each Borrower) shall maintain records specifying (a) all Loan Obligations incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Loan Obligations and (d) all inter-Borrower obligations pursuant to paragraph 8A.2 above. Multicare shall make copies of such records available to the Administrative Agent, upon request.

                                  ARTICLE 9

                           DEFINITIONS; CONSTRUCTION

            9.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings, (terms defined in the singular to have a correlative meaning when used in the plural) unless the context hereof otherwise clearly requires:

            "Accumulated Funding Deficiency" has the meaning given to such term in ss.4001(a)(18) of ERISA.

            "Acquisition" means any acquisition by one or more of the Borrowers, directly or indirectly, whether in one transaction or in a series of related transactions (and whether by merger, consolidation, acquisition of assets or otherwise) of all or any substantial portion of the ownership interests in or assets of any separate business enterprise.

            "Acquisition Corp." means Genesis ElderCare Acquisition Corp., a Delaware corporation.

            "Acquisition Corp. Credit Agreement" has the meaning ascribed to such term in Section 2.1(v).

            "Acquisition Cost" means, with respect to any Acquisition, the value in Dollars of the total consideration paid or payable (whether immediate or deferred and whether in cash, equity or other assets) by any of the Borrowers (such consideration including the amount of any Assumed Indebtedness) for or in respect of the ownership interests or assets being acquired in such Acquisition.

            "Adjusted Senior Debt/Cash Flow Ratio" means as of any date of determination:

                  (a) Adjusted Senior Debt as of such date of determination

            divided by

                  (b) Cash Flow of Multicare and its Restricted Subsidiaries, on a consolidated basis, for the four fiscal quarters ending on, or most recently prior to, such date of determination.

            "Adjusted Senior Debt" means, as of any date of determination, the result of:

                  (a) Adjusted Total Indebtedness, as of such date of determination less

                  (b) the sum of (i) Indebtedness which is evidenced by the 1997 Subordinated Notes, and (ii) any other Indebtedness which is both permitted under the terms of this Agreement and expressly subordinated in right of payment to all Loan Obligations under terms satisfactory to the Administrative Agent.

            "Adjusted Total Debt/Cash Flow Ratio" means, as of any date of determination, the ratio of:

                  (a) Adjusted Total Indebtedness as of such date of determination divided by

                  (b) Cash Flow of Multicare and its Restricted Subsidiaries, on a consolidated basis, for the four fiscal quarters ended on, or most recently prior to, such date of determination.

            "Adjusted Total Indebtedness" means, as at any date of determination, the sum of:

                 (a) Total Funded Indebtedness as of such date of determination plus

                  (b) the product of (i) the amount of Rental Expense of Multicare and its Restricted Subsidiaries, on a consolidated basis, for the four fiscal quarters ended on, or most recently prior to, such date of determination multiplied by (ii) eight
                  (8).

            "Administrative Agent" has the meaning ascribed to such term in the preamble of this Agreement.

            "Affiliate" of a Person means (a) any other Person which directly or indirectly controls, or is controlled by, or is under common control with, such Person, (b) any director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of such Person or of a Person who is an Affiliate of such Person, and (c) any individual related to such Person or Affiliate by consanguinity or adoption within the third degree. For purposes of the preceding sentence, "control" of a Person means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise and (b) in any case shall include direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 5% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 5% or more of any class of equity interest). Excluded Subsidiaries may be "Affiliates" of Multicare.

            "Agents" means collectively the Administrative Agent, Citicorp USA, Inc., and NationsBank, N.A., each as a Syndication Agent, and First Union National Bank, as Documentation Agent.

            "Agreement" means this Credit Agreement as the same may be amended, modified, restated or supplemented from time to time in accordance with its terms.

            "Agreement Date" means the date first-above written.

            "Amount of Unfunded Benefit Liabilities" has the meaning given to such term in ss.4001(a)(18) of ERISA.

            "Assignment and Acceptance" shall have the meaning ascribed to such term in Section 10.9.

            "Assumed Indebtedness" means Indebtedness incurred by a Person which is not a Borrower and which (a) is existing at the time such Person (or assets of such Person) is acquired by a Borrower and (b) is assumed by a Borrower in connection with such Acquisition, other than Indebtedness incurred by the original obligor in connection with, or in contemplation of, such Acquisition.

            "Available Commitment" means, as of any date, the difference between
(a) and (b) where (a) is the amount of the RC Commitment on such date and (b) is the sum of (i) the aggregate outstanding principal amount of all Loans on such date, (ii) the face amount of all outstanding Letters of Credit on such date,
(iii) the aggregate unpaid amount of all Drawings under Letters of Credit as of such date, (iv) the aggregate outstanding principal amount of all Swing Loans on such date, (v) the maximum amount necessary to redeem by March 16, 1998, all shares of stock issuable on conversion of Multicare's Convertible Subordinated 7% Debentures outstanding on the date of determination of "Available Commitment," and (v) the maximum amount (including principal, interest, premiums and fees, if any) necessary to repay by January 2, 1998, all of Multicare's Senior Subordinated 12-1/2% Notes outstanding on the date of determination of "Available Commitment." For purposes of clauses (iv) and (v) the phrase "outstanding on the date of determination of "Available Commitment" shall initially be determined with reference to the Officers Certificate delivered by Multicare pursuant to Section 2.1(r) hereof and thereafter shall be determined with reference to updated Officer's Certificates (in the form and with the same level of detail as the Officer's Certificate delivered pursuant to Section 4.1(c) above) which Multicare may deliver to the Administrative Agent from time to time, provided that Multicare shall deliver not more than four (4) such updated Officer's Certificates hereunder.

            "Bank Taxes" means (i) any Tax based on or measured by net income of a Lender Party, any franchise Tax and any doing business Tax imposed upon any Lender Party by any jurisdiction (or any political subdivision thereof) in which such Lender Party or any lending office of a Lender Party is located and (ii) for the purposes of Section 1.13, any other Tax imposed by a jurisdiction other than the United States or a political subdivision thereof that would not have been imposed but for a present or former connection between such Lender Party or lending office (as the case may be) and such jurisdiction.

            "Borrowers" has the meaning ascribed to such term in the preamble hereto. It is the intent of the parties (and a covenant of the Borrowers herein) that each Person which is now or hereafter becomes a direct or indirect Subsidiary of Multicare other than Excluded Subsidiaries shall at all times after becoming a Subsidiary of Multicare be a "Borrower" pursuant to the terms of this Agreement.

            "Business Day" means any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania and the State of New York, or other day on which banking institutions are authorized or obligated to close in the city in which the Administrative Agent's domestic lending office is located.

            "Capital Expenditures", with respect to any Person, means, for any period, all expenditures (whether paid in cash or accrued as liabilities) of such Person during such period which are, or should be, classified as capital expenditures in accordance with GAAP.

            "Capitalized Lease" means at any time any lease which is, or should be, capitalized on the balance sheet of the lessee at such time in accordance with GAAP.

            "Capitalized Lease Obligation" of any Person at any time means the aggregate amount which is, or should be, reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease in accordance with GAAP.

            "Cash Equivalent Investments" means any of the following: (i) full faith and credit obligations of the United States of America, or fully guaranteed as to interest and principal by the full faith and credit of the United States of America, maturing in not more than one year from the date such investment is made; (ii) time deposits and certificates of deposit having a final maturity of not more than one year after the date of issuance thereof of any commercial bank incorporated under the laws of the United States of America or any state thereof or the District of Columbia, which bank is a member of the Federal Reserve System and has a combined capital and surplus of not less than $1,000,000,000.00 and with a senior unsecured debt credit rating of at least "A" by Moody's Investors Service, Inc. or "A" by Standard & Poor's Ratings Group;
(iii) commercial paper of companies, banks, trust companies or national banking associations (in each case excluding Multicare and its Affiliates) incorporated or doing business under the laws of the United States or one of the States thereof, in each case having a remaining term until maturity of not more than 180 days from the date such investment is made and rated at least P-1 by Moody's Investors Service,

Inc. or at least A-1 by Standard & Poor's Ratings Group; and (iv) repurchase agreements with any financial institution having combined capital and surplus of not less than $1,000,000,000.00 with a term of not more than seven days for underlying securities of the type referred to in clause (i) above.

            "Cash Flow", with respect to any Person, for any period, means (a) Net Income of such Person plus (b) each of the following to the extent deducted in determining Net Income: (i) Interest Expense, (ii) Rental Expense, (iii) depreciation expense, (iv) amortization expense and, (v) income taxes, all as adjusted for changes in accrued management fees under the Multicare Management Agreement, in each case for such period.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

            "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List, as the same may be amended from time to time.

            "Change of Control" means the occurrence of any of the following events:

                  (a) any "person" or "group" (as such terms are used in
            Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than a Permitted Holder (as hereinafter defined), in a single transaction or through a series of related transactions, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, except that a Person shall be deemed a "beneficial owner" of all securities that such Person has a right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than, on a fully diluted basis, 35% of the total Voting Stock of the Genesis ElderCare Corp. (and all rights and options to purchase such Voting Stock) if such beneficial ownership is greater than the amount of voting power of the Voting Stock (and all rights and options to purchase such Voting Stock) of Genesis ElderCare Corp. held by Genesis and its Affiliates on such date;

                  (b) if TPG, Cypress, Nazem and Genesis, collectively, shall cease to own beneficially and of record at least 51% of the shares of each class of capital stock of Genesis ElderCare Corp. (and all rights and options to purchase such shares of capital stock) subject to no Liens;

                  (c) if Genesis ElderCare Corp. at any time fails to own
            beneficially and of record 100% of the capital stock of Acquisition Corp (and all rights and options to purchase such capital stock);

                  (d) if Acquisition Corp. at any time fails to own beneficially and of record at least 51% of the capital stock of Multicare (and all rights and options to purchase such capital stock);

                  (e) if Multicare at any time fails to own beneficially and of record 100% of the capital stock (and all rights and options to purchase such capital stock) of all the Borrowers (subject to any permitted disposition pursuant to Section 6.5 hereof);

                  (f) if Genesis, Genesis ElderCare Corp., Acquisition Corp.,
            Multicare or any other Loan Party consolidates or merges with or into another corporation or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates or merges with or into Genesis, Genesis ElderCare Corp., Acquisition Corp., Multicare or any other Loan Party, in any such event pursuant to a transaction in which the outstanding Voting Stock of Genesis, Genesis ElderCare Corp., Acquisition Corp., Multicare or any other Loan Party is changed into or exchanged for cash, securities or other property, other than the Merger and other than any such transaction where (i) the outstanding Voting Stock of Genesis, Genesis ElderCare Corp., Acquisition Corp., Multicare or any other Loan Party is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock (as hereinafter defined) or (y) cash, securities or other property in an amount which such party would not be prohibited, under the 1997 Subordinated Note Indenture if then in effect from paying as a "restricted payment" (as defined in such indentures), and (ii) the holders of the Voting Stock of Genesis, Genesis ElderCare Corp., Acquisition Corp., Multicare or any other Loan Party, as the case may be, immediately prior to such transaction own, directly or indirectly, not less than 50% of the Voting Stock of the surviving corporation immediately after such transaction;

                  (g) if during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Genesis, Genesis ElderCare Corp., Acquisition Corp., Multicare or any other Loan Party (together with any new directors whose election by any such Board of Directors or whose nomination for election by the stockholders of such company was approved by a vote of at least 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; except in the case of a change in the composition of the Board of Directors of Acquisition Corp. or Genesis ElderCare Corp., approved by Genesis in connection with its acquisition of the common stock of Genesis ElderCare Corp. held by Nazem, Cypress and TPG; or

                  (h) if Genesis, Genesis ElderCare Corp., Acquisition Corp.,
            Multicare or any other Loan Party is liquidated or dissolved or adopts a plan of liquidation.

For purposes of this definition of "Change of Control," (A) "Voting Stock" shall mean stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency); (B) "Redeemable Capital Stock" of a Person shall mean any capital stock or equity interests that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to any stated maturity of the principal of the 1997 Subordinated Notes or is redeemable at the option of the holder thereof at any time prior to any such stated maturity, or is convertible into or exchangeable for debt securities at any time prior to any such stated maturity at the option of the holder thereof; (C) "Board of Directors" of a company shall mean the board of directors of such company or the executive committee of such company; and (D) "Permitted Holder" shall mean (i) Genesis, Cypress and TPG, in the case of Genesis ElderCare Corp., (ii) Genesis ElderCare Corp. in the case of Acquisition Corp., (iii) Genesis ElderCare Corp. or Acquisition Corp. in the case of Multicare, and (iv) Multicare in the case of its Subsidiaries.

            "Closing Date" means the date that the initial Loans are made hereunder.

            "COBRA Violation" means any violation of the "continuation coverage requirements" of "group health plans" of former ss.162(k) of the Code (as in effect for tax years beginning on or before December 31, 1988) and of ss.4980B of the Code (as in effect for tax years beginning on or after January 1, 1989) and Part 6 of Subtitle B of Title I of ERISA.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time, and the Treasury regulations thereunder.

            "Collateral" means (a) the cash collateral account, if any, in respect of Letters of Credit from time to time and (b) the collateral subject to, or purported to be subject to, the Liens of the Pledge Agreement, from time to time.

            "Commitment" means, (1) with respect to any Lender, (i) the amount set forth opposite such Lender's name under the heading "Commitment" on Schedule
1.1 hereto or, in the case of a Lender that becomes a Lender pursuant to an assignment, the amount of the assignor's Commitment assigned to such Lender, in either case as the same may be reduced from time to time pursuant to Section 1.7 or increased or reduced from time to time pursuant to assignments in accordance with Section 10.9 or (ii) as the context may require, the obligation of such Lender to make Loans in an aggregate unpaid principal amount not exceeding such amount pursuant to this Agreement, and with respect to the Issuer, to issue Letters of Credit; and (2) with respect to all Lenders, the sum of each Lender's Commitment.

            "Contingent Reimbursement Obligation" means the contingent obligation of the Borrowers to reimburse the Issuer for any Drawings that may be made under an outstanding Letter of Credit, whenever issued. Without limiting the generality of the foregoing, the amount of all Contingent Reimbursement Obligations at any time shall be the aggregate amount available to be drawn under outstanding Letters of Credit at such time.

            "Controlled Group" means a group of employers, of which any Borrower is a member and which group constitutes:

                  (a) A controlled group of corporations (as defined inss.414(b) of the Code);

                  (b) Trades or businesses (whether or not incorporated) which are under common control (as defined in ss.414(c) of the Code);

                  (c) Trades or businesses (whether or not incorporated) which constitute an affiliated service group (as defined in ss.414(m) of the Code); or

                  (d) Any other entity required to be aggregated with any Borrower pursuant to ss.414(o) of the Code.

            "Cypress" shall mean The Cypress Group L.L.C., a Delaware limited liability company together with (a) any Subsidiary thereof and (b) any other Affiliate thereof reasonably acceptable to the Administrative Agent. Without limiting the generality of the foregoing, "Cypress" shall include Cypress Associates L.P., Cypress Offshore Partners L.P., Cypress Merchant Banking Partners L.P. and Cypress Advisors Inc.

            "Default" means any event or condition which with notice, passage of time or both, would constitute an Event of Default.

            "Default Rate" means, with respect to any amounts payable hereunder or under the other Loan Documents, a rate equal to the sum of (a) two percent (2%) per annum plus (b) the interest rate otherwise in effect with respect to such amounts.

            "Defined Benefit Pension Plan" means a defined benefit plan (other than a Multiemployer Plan) as defined in ss.3(35) of ERISA which is maintained by any Borrower or any member of its Controlled Group.

            "Defined Contribution Plan" means an individual account plan (other than a Multiemployer Plan) as defined in ss.3(34) of ERISA which is maintained by any Borrower or any member of its Controlled Group.

            "Dollar," "Dollars" and the symbol "$" means lawful money of the United States of America.

            "Drawing" means (a) any amount disbursed by the Issuer pursuant to the terms of a Letter of Credit or (b) as the context may require, the obligation of the Borrowers to reimburse the Issuer for such disbursement.

            "EBITDA" means Net Income before Interest Expense, provision for income taxes, depreciation and amortization, as adjusted on a pro forma basis for the transactions contemplated by the Multicare Management Agreement.

            "Eligible Institution" means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital surplus of at least $1,000,000,000.00; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital surplus of at least $1,000,000,000.00; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrower or under the laws of a political subdivision of any such country, and having a combined capital and surplus of at least $1,000,000,000.00, so long as such bank is acting through a branch or agency located in the United States; and (vi) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus or total assets of at least $500,000,000.00 and (vii) with respect to any Lender that is a fund, any other fund with assets in excess of $100,000,000.00 that invests in bank loans and is managed by the same investment advisor as such Lender; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Institution under this definition.

            "Environmental Affiliate" means, with respect to any Person, any other Person whose liability (contingent or otherwise) for any Environmental Claim such Person has retained, assumed or otherwise is liable for (by Law, agreement or otherwise).

            "Environmental Approvals" means any approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, any Governmental Authority pursuant to or required under any Environmental Law.

            "Environmental Claim" means, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other Person (including but not limited to any Governmental Authority, citizens' group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or (c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Environmental Concern Materials at any location, whether or not owned by such Person.

            "Environmental Cleanup Site" means any location which is listed or proposed for listing on the National Priorities List (as established under CERCLA), on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

            "Environmental Concern Materials" means (a) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Law (including but not limited to any "hazardous substance" as defined in CERCLA or any similar state
Law), (b) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

            "Environmental Law" means any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Environmental Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. "Environmental Law" shall also include any Environmental Approval and the terms and conditions thereof.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

            "Event of Default" means any of the Events of Default described in
Section 7.1 hereof.

            "Excluded Subsidiaries" means the entities listed on Schedule 9.1 attached hereto and, after the Closing Date, each Subsidiary of any Excluded Subsidiary.

            "Federal Funds Rate" for any day means the rate per annum determined by the Administrative Agent (which determination shall be conclusive) to be the rate per annum announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by federal funds brokers on the previous trading day, or, if such Federal Reserve Bank does not announce such rate on any day, the rate for the last day on which such rate was announced.

            "Fixed Charge Coverage Ratio" means, as of any date of determination, the result of:

                  (a) Cash Flow of Multicare and its Restricted Subsidiaries, on a consolidated basis, for the four fiscal quarters ending on, or most recently prior to, such date of determination divided by

                  (b) the sum of (i) Interest Expense, income taxes and Rental Expense of Multicare and its Restricted Subsidiaries, on a consolidated basis, for the four fiscal quarters ending on, or most recently prior to such date of determination and (ii) principal payments scheduled or required to be made on Total Funded Indebtedness for the four fiscal quarters ending on, or most recently prior to, such date of determination.

            "GAAP" has the meaning set forth in Section 9.3(a) hereof.

            "Genesis" has the meaning ascribed to such term in Section 2.1(f) hereof.

            "Genesis Credit Agreement" has the meaning ascribed to such term in
Section 2.1 hereof.

            "Genesis ElderCare Corp." means the Delaware corporation of that name, formerly named Waltz Corp.

            "Genesis Group" means Genesis and those of its Subsidiaries which filed tax returns on a consolidated basis with Genesis prior to the acquisition of capital stock of Multicare by Acquisition Corp. under the Tender Offer.

            "Governmental Authority" means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

            "Guaranty" means, with respect to any Person (a "Guarantor"), any contractual or other obligation, contingent or otherwise, of such Person to pay any Indebtedness or other obligation of any other Person or to otherwise protect the holder of any such Indebtedness or other obligation against loss (whether such obligation arises by agreement to pay, to keep well, to purchase assets, goods, securities or services or otherwise) provided, however, that the term "Guaranty" shall not include an endorsement for collection or deposit in the ordinary course of business. The term, "Guaranty," when used as a verb has the correlative meaning.

            "Health Care Business" means any healthcare related business including a facility, unit, operation, or business supplying health care services, supplies or products, including long-term care, rehabilitation therapy, specialized health care, health care management and pharmacies.

            "Indebtedness" of any Person means (without duplication):

                  (a) all obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person;

                  (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

                  (c) all obligations of such Person for the deferred purchase price of property or services;

                  (d) all obligations secured by a Lien on property owned by such Person (whether or not assumed) provided, however, for purposes of determining the amount of such Indebtedness under this clause (d), the amount of any such non-recourse Indebtedness shall be limited to the lesser of (i) the fair market value of the asset subject to such Lien and (ii) the amount of such Indebtedness;

                  (e) all obligations of such Person under Capitalized Leases (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property);

                  (f) the face amount of all letters of credit issued for the account of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other obligations of such Person associated with such letters of credit or draws thereon;

                  (g) all obligations of such Person with respect to acceptances or similar obligations issued for the account of such Person;

                  (h) all obligations of such Person under a product financing or similar arrangement described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP;

                  (i) all obligations of such Person under any Interest Rate Hedging Agreement or any currency protection agreement, currency future, option or swap or other currency hedge agreement;

                  (j) all Guaranties of such Person; and

                  (k) all obligations of such Person under, or in respect of, any Synthetic Leases.

Indebtedness shall not include accounts payable to trade creditors arising out of purchases of goods or services in the ordinary course of business, provided that (i) such accounts payable are payable on usual and customary trade terms, and (ii) such accounts payable are not overdue by more than 60 days according to the original terms of sale except (if no foreclosure, distraint, levy, sale or similar proceeding shall have been commenced) where such payments are being contested in good faith by appropriate proceedings diligently conducted and subject to such reserves or other appropriate provisions as may be required by GAAP.

            "Indemnified Parties" means collectively, the Lender Parties and their respective Affiliates and (without duplication) the directors, officers, employees, attorneys and agents of each of the foregoing.

            "Indemnitees" has the meaning set forth in Section 10.12 hereof.

            "Interest Expense" means, for any Person, for any period, the sum (without duplication) of (a) all interest accrued (or accreted) on Indebtedness of such Person during such period whether or not actually paid excluding any obligations under any Synthetic Leases) plus (b) the net amount accrued under any Interest Rate Hedging Agreements (or less the net amount receivable thereunder) during such period.

            "Interest Rate Hedging Agreement" means any rate swap, cap or collar agreement to which any or all of the Borrowers are party and which is on terms and conditions satisfactory to the Administrative Agent.

            "Investments" has the meaning set forth in Section 6.3 hereof.

            "JCAHO" means Joint Commission on Accreditation of Healthcare Organizations.

            "Joinder Effective Date" means the date that any Joining Subsidiary becomes a Borrower hereunder.

            "Joinder Supplement" has the meaning ascribed to such term in
Section 4.10 hereof.

            "Joining Subsidiary" has the meaning set forth in Section 4.10 hereof.

            "Law" means any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

            "Lender" has the meaning ascribed to such term in the preamble hereto and shall include the Swing Loan Lender.

            "Lender Parties" means collectively the Lenders and the Agents.

            "Letter of Credit" means any letter of credit issued by the Issuer pursuant to Article 1A hereof.

            "Letter of Credit Participation" means, with respect to any Lender, the participation interest of such Lender in any Letter of Credit acquired pursuant to Article 1A above. The amount of the Letter of Credit Participation of a Lender in any Letter of Credit shall be deemed to be the amount equal to such Lender's pro rata share (determined on the basis of the Commitment at such time) of the sum of (a) the aggregate unpaid amount of all Drawings thereunder at such time and (b) the amount of any Contingent Reimbursement Obligations with respect thereto at such time.

            "Licenses" means any and all licenses, including provisional licenses, certificates of need, JCAHO and/or other accreditations, permits, franchises, rights to conduct business, approvals by a Governmental Authority or otherwise, consents, qualifications, operating authority, and/or any other authorizations.

            "Lien" means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

            "Limitation" means a revocation, suspension, termination, impairment, probation, limitation, non-renewal, forfeiture, declaration of ineligibility, loss of status as a participating provider in a Third Party Payor Arrangement and/or loss of any other rights.

            "Loans" means RC Loans or Swing Loans or either or both as the context indicates.

            "Loan Documents" means this Agreement, the Notes, Letters of Credit, the Pledge Agreement, each Joinder Supplement and all other agreements and instruments executed in connection herewith or therewith, in each case as the same may be amended, modified or supplemented from time to time.

            "Loan Obligations" means all obligations, from time to time, of any Loan Party to any Lender Party or other Indemnified Party under, or arising out of, this Agreement or any Loan Document whether such obligations are direct or indirect, absolute or contingent, due or to become due, now or hereafter arising (specifically including obligations arising or accruing after the commencement of any bankruptcy, insolvency, or similar proceeding with respect to any Loan Party, or which would have accrued but for the commencement of such proceeding even if the claim is not allowed in such proceeding under applicable law).

            "Loan Parties" means the Borrowers and any other Person who from time to time grants or purports to grant to the Administrative Agent a Lien on any property pursuant to the Pledge Agreement or is a Guarantor of any Loan Obligations.

            "Management Agreement" means any agreement pursuant to which a Person (or group of Persons) manages the business of another Person (or group of Persons).

            "Management Fee Subordination Agreement" has the meaning given to such term in Section 2.1 (z) hereof.

            "Material Adverse Effect" means (a) a material adverse effect on the business, operations, condition (financial or otherwise), properties or prospects of Multicare or of the Borrowers, taken as a whole, or (b) an adverse effect on the legality, validity, binding effect or enforceability of any Loan Document, or the ability of the Administrative Agent or any Lender Party to enforce any rights or remedies under or in connection with any Loan Document. Without limiting the generality of the foregoing, as used in connection with any provisions respecting the ownership or operation of any Health Care Business, Material Adverse Effect may include, among other things, any loss or suspension of a License or Reimbursement Approval for any material nursing home or other material Health Care Business or material group of nursing homes or other material group of Health Care Businesses of the Borrowers, or any event, occurrence or matter or series thereof giving rise to a reasonable probability of any of the foregoing consequences.

            "Maturity Date" has the meaning ascribed to such term in Section 1.4 hereof.

            "Mellon" means Mellon Bank, N.A., a national banking association, and any successor or assign thereof.

            "Merger" means the merger of Acquisition Corp., into Multicare on the terms stated in the Merger Agreement without any change therein or waiver of any provision thereof not approved the Required Lenders.

            "Merger Agreement" means the Agreement and Plan of Merger dated as of June 16, 1997, among Multicare, Genesis ElderCare Corp. and Acquisition Corp.

            "Multicare" has the meaning ascribed to such term in the preamble of this Agreement.

            "Multicare Group" has the meaning ascribed to such term in Section
4.1 hereof.

            "Multicare Management Agreement" has the meaning ascribed to such term in Section 2.1(f).

            "Multicare Management Subordination Agreement" means the Subordination Agreement among Genesis, Multicare and the Agents dated of even date herewith whereby Genesis has agreed to subordinate its rights to payments under the Multicare Management Agreement to the extent and on the terms and conditions as set forth in the Multicare Management Subordination Agreement, which such terms and conditions are subject to the Agents' approval.

            "Multicare Shares" means shares of Multicare common stock, par value $0.01 per share.

            "Multiemployer Plan" means such term in ss.4001(a)(3) of ERISA.

            "Nazem" means Nazem, Inc., a Delaware corporation and (a) any Subsidiary thereof and (b) any other Affiliate thereof reasonably acceptable to the Administrative Agent. Without limiting the generality of the foregoing, "Nazem" shall include Genesis ElderCare Portfolio K, L.P.

            "Net Cash Proceeds" means, with respect to any transaction involving a Borrower, the gross proceeds thereof in the form of cash or cash equivalents, net of the sum of the following (without duplication): (a) payments made to retire obligations (other than to a Borrower) that are attributable to or secured by the properties that are the subject of a sale, assignment or other disposition which is part of the transaction, (b) reasonable brokerage commissions and other reasonable fees and expenses (including reasonable fees and expenses of legal counsel and investment bankers) related to such transaction, and (c) all taxes actually paid or estimated in good faith to be or become payable as a result of such transaction.

            "Net Cash Provided by Operations" means for any period, the Net Income of the Borrowers on a consolidated basis for such period plus amortization and depreciation expense of the Borrowers for such period plus cash extraordinary gains less Capital Expenditures of the Borrowers for such period (to the extent permitted by this Agreement), all as adjusted for changes in working capital (as determined in accordance with GAAP) of the Borrowers during such period less increases in working capital (or plus decreases in working capital).

            "Net Income" means, with respect to any Person, for any period the net earnings (or loss) after taxes of such Person for such period less non-cash interest income, less extraordinary gains, plus extraordinary non-cash losses.

            "1997 Subordinated Note Indenture" means the Indenture, dated as of August 11, 1997 between Acquisition Corp., PNC Bank, National Association as trustee, and Banque Internationale a Luxembourg, S.A., as paying agent, relating to the 1997 Subordinated Notes, as such Indenture may be amended, restated, modified or supplemented from time to time in accordance with the terms of this Agreement.

            "1997 Subordinated Notes" means Acquisition Corp.'s 9% Senior Subordinated Note issued pursuant to the 1997 Subordinated Note Indenture, in the original principal amount of $250,000,000.00.

            "Note" means each promissory note of the Borrowers issued to Lender relating to such Lender's RC Loans and Commitments substantially in the form of Exhibit A-1 hereto, together with any allonges thereto, from time to time, and any promissory note issued in substitution therefor pursuant to the terms hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or part, in each case as the same may be amended, modified or supplemented from time to time.

            "Officer's Compliance Certificate" means a certificate, as of a specified date, of the chief financial officer or controller of Multicare in substantially the form of Exhibit E hereto as to each of the following: (a) the absence of any Event of Default or Default on such date, (b) the truth of the representations and warranties herein and in the other Loan Documents as of such date, and (c) compliance (or if required by the terms of this Agreement respecting the delivery of any such Officer's Compliance Certificate, pro forma compliance after taking account of such acquisitions, dispositions, indebtedness or other events as this Agreement shall direct for such pro forma compliance statement) with the financial covenants set forth in Article 5 and the financial limitations set forth in Sections 6.1(e), 6.2(i), 6.4(b), and 6.7(c).

            "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            "Pension Plan" means a pension plan (as defined in ss.3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA or subject to ss.412 of the Code and maintained by any Borrower or any member of its Controlled Group.

            "Permitted Liens" has the meaning set forth in Section 6.2 hereof.

            "Person" means an individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

            "Plan" means an employee benefit plan (other than a Multiemployer
Plan) as defined in ss.3(3) of ERISA which is either (1) maintained by any Borrower or any member of its Controlled Group, or (2) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which any Borrower or any member of its Controlled Group is then making or accruing an obligation to make contributions or has ever been obligated to make contributions.

            "Pledge Agreement" has the meaning ascribed to such term in Section 2.1(e) hereof.

            "Premises" has the meaning set forth in Section 10.12 hereof.

            "Prime Rate" means the interest rate per annum announced from time to time by the Administrative Agent as its prime rate. The Prime Rate may be greater or less than other interest rates charged by the Administrative Agent to other borrowers.

            "Prohibited Transaction" has the meaning given to such term in ss.406 of ERISA or ss.4975(c) of the Code.

            "Quarterly Payment Date" means the last Business Day of each December, March, June and September.

            "RC Loans" has the meaning ascribed to such term in Section 1.1 hereof.

            "Regulatory Action" has the meaning set forth in Section 10.12 hereof.

            "Regulatory Change" means any applicable law, interpretation, directive, request or guideline (whether or not having the force of law), or any change therein or in the administration or enforcement thereof, that becomes effective or is implemented or first required or expected to be complied with after the Agreement Date (including any applicable law that shall have become such as the result of any act of omission of the Borrowers or any of their Affiliates, without regard to when such applicable law shall have been enacted or implemented), whether the same is (i) the result of an enactment by a government or any agency or political subdivision thereof, a determination of a court or regulatory authority or otherwise or (ii) enacted, adopted, issued or proposed before or after the Agreement Date, including any such that imposes, increases or modifies any Tax, reserve requirement, insurance charge, special deposit requirement, assessment or capital adequacy requirement, but excluding any such that imposes, increases or modifies any Bank Tax.

            "Reimbursement Approvals" means, with respect to all Third Party Payor Arrangements, any and all certifications, provider numbers, provider agreements, participation agreements, accreditations (including JCAHO accreditation) and/or any other agreements with or approvals by organizations and Governmental Authorities.

            "Rental Expense" means, with respect to any Person for any period, the aggregate rental obligations of such Person, payable in respect of any leases (including Synthetic Leases but excluding Capitalized Leases) during such period, but in any case including obligations for taxes, insurance, maintenance and similar costs which the lessee is obligated to pay under the terms of such leases and which are attributable to the leases for such period (whether such amounts are accrued or paid during such period).

            "Required Lenders" means, as of any date, Lenders (otherwise eligible to vote pursuant to the terms of this Agreement) holding, in the aggregate, at least 51% of the aggregate outstanding Loans, participations in Letters of Credit and available Commitments held by Lenders so eligible to vote.

            "Reserved Commitment" has the meaning ascribed to such term in
Section 1.1. hereof.

            "Responsible Officer" of a Person means the President, the Secretary, the Chief Executive Officer, any Vice President, the Controller, the Treasurer or the Chief Financial Officer of such Person.

            "Restricted Subsidiaries" means all direct and indirect Subsidiaries of Multicare at any time, other than Excluded Subsidiaries.

            "Secured Parties" has the meaning ascribed to such term in the Pledge Agreement.

            "Subsidiary" of a Person at any time means:

                  (a) any corporation of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person;

                  (b) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person;

                  (c) any partnership, limited liability company, joint venture or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person; or

                  (d) any entity which is consolidated with such Person for
            financial reporting purposes.

            "Swing Loan" means an amount advanced by the Swing Loan Lender pursuant to Section 1.3 hereof.

            "Swing Loan Lender" means Mellon, in its capacity as such.

            "Swing Loan Note" means the promissory note of the Borrowers issued to the Swing Loan Lender in substantially the form of Exhibit A-2 hereto, together with any allonges thereto from time to time and any promissory note issued in substitution therefor pursuant to the terms hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or in part, in each case as the same may be amended, modified, restated or supplemented from time to time.

            "Syndication Agents" has the meaning ascribed to such term in the preamble of this Agreement.

            "Synthetic Lease" means any lease (other than a Capitalized Lease) wherein the lessee is treated (or purported to be treated) as the owner of the leased property for income tax purposes.

            "Tax" means any federal, state, local or foreign tax assessment or other governmental charge or levy (including any withholding tax) upon a Person or upon its assets, revenues, income or profits.

            "Tax Sharing Agreement" has the meaning ascribed to such term in
Section 2.1(y) hereof.

            "Tender Offer" means Acquisition Corp.'s offer to purchase the outstanding common shares of Multicare as contained in its "Offer to Purchase for Cash All Outstanding Shares of Common Stock of Multicare Companies" dated June 20, 1997, as extended from time to time.

            "Third Party Claims" has the meaning set forth in Section 10.12 hereof.

            "Third Party Payor Arrangements" means any and all arrangements with Medicare, Medicaid, CHAMPUS, and any other Governmental Authority, or quasi-public agency, Blue Cross, Blue Shield, any and all managed care plans and organizations, including but not limited to HMOs and preferred provider organizations, private commercial insurance companies, employee assistance programs and/or any other third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.

            "Total Funded Indebtedness" means the aggregate amount of consolidated Indebtedness (including the current portion thereof), of Multicare and its Restricted Subsidiaries (including without limitation all Indebtedness consisting of Capitalized Lease Obligations, Synthetic Leases, Guaranties and letter of credit reimbursement obligations).

            "TPG" means TPG Partners II L.P., a Delaware limited partnership and
(a) any Subsidiary thereof and (b) any other Affiliate thereof reasonably acceptable to the Administrative Agent. Without limitation to the generality of the foregoing, "TPG" shall include TPG Parallel II, L.P., TPG Investors II, L.P. and TPG MC Coinvestment, L.P.

            "Transaction Documents" means each of the material documents as may exist on the date that the Tender Offer is consummated with such changes thereto as are permitted by the terms of this Agreement respecting (i) the Tender Offer,
(ii) the proposed merger between the Acquisition Corp. and Multicare, (iii) the relationship between Genesis, Cypress, Nazem and TPG and the rights and obligations relating thereto and (iv) related matters including the Put/Call Agreement and the Stockholders Agreement respecting Genesis ElderCare Corp., the Merger Agreement and the Multicare Management Agreement.

            "United States Person" has the meaning ascribed to such term in
Section 1.13 hereof.

            "Withdrawal Liability" has the meaning given to such term in ss.4201 of ERISA.

      9.2 CONSTRUCTION. In this Agreement and each other Loan Document, unless the context otherwise clearly requires,

            (a) references to the plural include the singular, the singular the plural and the part the whole;

            (b) "or" has the inclusive meaning represented by the phrase
"and/or;"

            (c) the terms "property" and "assets" each include all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed, now existing or hereafter acquired;

            (d) the words "hereof," "herein" and "hereunder" (and similar terms) in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document;

            (e) the words "includes" and "including" (and similar terms) in this Agreement or any other Loan Document mean "includes, without limitation" and "including, without limitation," respectively whether or not stated; and

            (f) references to "determination" (and similar terms) by any Lender Party include good faith estimates by such Lender Party (in the case of quantitative determinations) and good faith beliefs by such Lender Party (in the case of qualitative determinations).

No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting thereof shall apply to this Agreement or any other Loan Document. The section and other headings contained in this Agreement and in each other Loan Document, and any tables of contents contained herein or therein, are for reference purposes only and shall not affect the construction or interpretation of this Agreement or such other Loan Document in any respect. Whenever this Agreement requires the delivery of financial projections, it is understood that the projections shall be made in good faith, consistent with the Loan Documents and based on Multicare's reasonable judgment as to the anticipated financial performance and results of operations. However, any such financial projections shall not constitute a representation or warranty that such future financial performance or results of operations will in fact be achieved.

      9.3   ACCOUNTING PRINCIPLES.

            (a) As used herein, "GAAP" shall mean generally accepted accounting principles (other than as set forth herein as to consolidation) in the United States, applied on a basis consistent with the principles used in preparing the financial statements of Multicare and its consolidated Subsidiaries as of December 31, 1996 and for the fiscal year then ended. When the word "consolidated" is used in this Agreement, it shall be used in a manner consistent with generally accepted accounting principles in the United States except that such principals relating to what entities shall be consolidated shall be superseded by any terms of this Agreement which designate what entities shall be consolidated for purposes relating hereto.

            (b) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

                          ARTICLE 10 - MISCELLANEOUS

      10.1 NOTICES. Unless otherwise expressly provided under this Agreement all notices, requests, demands, directions and other communications (collectively "notices") given to or made upon any party under the provisions of this Agreement (and unless otherwise specified, in each other Loan Document) shall be by telephone (immediately confirmed in writing) or in writing (including facsimile communication) and if in writing shall be delivered by hand, nationally recognized overnight courier or U.S. mail or sent by facsimile to the respective parties at the addresses and numbers set forth under their respective names on the signature pages of this Agreement or in accordance with any subsequent unrevoked written direction from any party to the others. All notices shall, except as otherwise expressly provided in this Agreement, be effective
(a) in the case of facsimile, when received, (b) in the case of hand-delivered notice, when hand delivered, (c) in the case of telephone, when telephoned, provided, however, that in order to be effective unless otherwise expressly provided, telephonic notices must be confirmed in writing no later than the next day by letter or facsimile, (d) if given by U.S. mail, the day after such communication is deposited in the mails with overnight first class postage prepaid, return receipt requested, and (e) if given by any other means (including by air courier), when delivered; provided, further, that notices to the Administrative Agent shall not be effective until received. Any Lender giving any notice to the Borrowers shall simultaneously send a copy of such notice to the Administrative Agent, and the Administrative Agent shall promptly notify the other Lenders of the receipt by it of any such notice. Except as otherwise provided in this Agreement, in the event of a discrepancy between any telephonic or written notice, the written notice shall control.

      10.2 PRIOR UNDERSTANDINGS; ENTIRE AGREEMENT. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein except as expressly provided otherwise (e.g., certain fee agreements and fee arrangements set forth in the commitment letter relating hereto). This Agreement and the other Loan Documents represent the entire agreement between the parties to this Agreement with respect to the transactions contemplated hereby or thereby and, except as expressly provided herein or in the other Loan Documents, shall not be affected by reference to any other documents.

      10.3 SEVERABILITY. Every provision of this Agreement and each of the other Loan Documents is intended to be severable, and if any term or provision of this Agreement or any of the other Loan Documents shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, be deemed amended to modify or delete, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it or them valid and enforceable to the maximum extent permitted by applicable Law, without in any manner affecting the validity or enforceability of such provision or provisions in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

      10.4 DESCRIPTIVE HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of any of the provisions of this Agreement.

      10.5 GOVERNING LAW. This Agreement and the rights and obligations of the parties under this Agreement and under the other Loan Documents shall be construed in accordance with and shall be governed by the laws of the Commonwealth of Pennsylvania.

      10.6 NON-MERGER OF REMEDIES. The covenants and obligations of the Borrowers and the rights and remedies of the Administrative Agent and other Lender Parties hereunder and under the other Loan Documents shall not merge with or be extinguished by the entry of a judgment hereunder or thereunder, and such covenants, obligations, rights and remedies shall survive any entry of a judgment until payment in full of the Loan Obligations and termination of the Commitment. All obligations under the Loan Documents shall continue to apply with respect to and during the collection of amounts due under the Loan Documents or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and in any workout, restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms of this Agreement or of any rights under this Agreement or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings. Without limiting the generality of the foregoing, post-judgment interest rate shall be the interest rate provided in paragraph (c) of Section
1.8 (Default Rate) above.

      10.7 NO IMPLIED WAIVER; CUMULATIVE REMEDIES. No course of dealing and no delay or failure of the Administrative Agent or any other Lender Party in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Administrative Agent and the other Lender Parties under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any other Lender Party would otherwise have hereunder or thereunder, at law, in equity or otherwise. Any waiver of a specific default made in accordance with Section 10.8 below shall be effective only as to such specific default and shall not apply to any subsequent default.

      10.8 AMENDMENTS; WAIVERS. Any term, covenant, agreement or condition of any Loan Document to which the Lenders (or the Administrative Agent) are party may be amended, and any right under the Loan Documents may be waived, if, but only if, such amendment or waiver is in writing and is signed by the Required Lenders (or by the Administrative Agent at the direction of the Required Lenders); provided, however, if the rights and duties of the Administrative Agent are affected thereby, such amendment or waiver must be executed by the Administrative Agent; and provided, further, that any amendment or waiver of the terms of Article 1A hereof or any other amendment or waiver that relates to Letters of Credit or rights or obligations relating thereto or the rights or obligations of the Issuer must also be executed by the Issuer; and provided, further, that no such amendment or waiver shall be effective unless in writing and signed by each Lender referred to below, if it would

                  (a) increase such Lender's Commitment or the outstanding amount of such Lender's Loans or Letters of Credit Participation, or

                  (b) extend the maturity of any Loan held by such Lender or the time of any scheduled principal payment of any Loan of such Lender, or

                  (c) decrease the rate of interest or amount of fees due to such Lender, or decrease the principal amount in respect of any Loan held by such Lender or extend the time of payment of interest or fees due to such Lender, provided that the written consent of the Required Lenders, rather than the consent of all Lenders, shall be sufficient to waive imposition of the Default Rate, or

                  (d) reduce or waive any payment owing to such Lender in respect to any unreimbursed Drawings; or

                  (e) change the number of Lenders which are required to consent to any proposed action under this Agreement before such action may be taken under this Agreement if such change could cause such Lender to lose its right to participate in such consent;

and provided, further, that no such amendment or waiver shall be effective unless in writing and signed by all the Lenders if it would

                        (i) amend the definition of "Required Lenders" or

                        (ii) release any Borrower of its Obligations or release
            any guaranty or collateral security granted pursuant to the Loan Documents; provided, however, the Administrative Agent may, without the consent of any Person, release any Borrower, guarantor or collateral security granted pursuant to the Loan Documents, (A) as a court of competent jurisdiction may direct, or (B) in connection with a disposition permitted under Section 6.5 above (other than a disposition to another Borrower) or as may be otherwise provided under the Loan Documents and provided, further, that for purposes of determining whether "all Lenders", "the Required Lenders" or "any Lender" has consented to any amendment or waiver, no effect shall be given to the determination of any Lender who has lost its right to vote pursuant to Sections 1.3(c), 1.3(e)(iii), or 1.6(e). Without limiting the generality of the foregoing, the Administrative Agent is authorized and directed to take such action as it deems necessary or desirable (including, without limitation, the execution and filing of UCC-3 termination statements or the giving of direction to another Person to do the same) to release any security interest referred to in the proviso to this clause (ii).

Further, the Administrative Agent and the Lenders may amend or modify the provisions of Article 8 hereof (except for Section 8.9 (Successor Administrative Agent) and Section 8.12(b) (Successor Agent)) without the need for any consent or approval from the Borrowers, it being acknowledged that the Borrowers are not third party beneficiaries of the provisions of said Article 8 (except for Section 8.9 (Successor Administrative Agent) and Section 8.12(b) (Successor Agent)) and (y) without the consent of any Lenders, the Administrative Agent may enter into amendments and modifications to this Agreement and the other Loan Documents as necessary or desirable to cure any ambiguities herein or therein or to add additional borrowers or add additional Collateral.

      10.9  SUCCESSORS AND ASSIGNS

            (a) Assignments by the Borrowers. Without the prior written consent of all of the Lenders, no Borrower may assign any of its rights or delegate any of its duties or obligations under this Agreement or any other Loan Document.

            (b) Participations. Any Lender may sell participations to one or more Eligible Institutions of all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment); provided, however, that, with respect to any Lender, (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, (iii) all amounts payable by the Borrowers under this Agreement shall be determined as if such transferor Lender had not sold such participation and no participant shall be entitled to receive any greater amount pursuant to this Agreement than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such participant had no such transfer occurred, (iv) such participant shall agree to be bound by the provisions of this Agreement and the other Loan Documents, and (v) with respect to any sale of a participation hereunder, such Lender shall contemporaneously sell to the same participant a proportionately equal amount of its interest in the Acquisition Corp. Credit Agreement, the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such transferor Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole rights and responsibility vis-a-vis the Borrowers to enforce the obligations of the Borrowers relating to the Loans and Letters of Credit including the right to approve any amendment, modification or waiver of any provision of this Agreement (except that such Lender may give its participants the right to direct such Lender to approve or disapprove any amendment, modification or waiver which would require such Lender's consent under clause (a), (c), (i) or (ii) of the preceding Section 10.8).

            (c) Assignments by Lenders. Each Lender may assign to one or more Eligible Institutions all or a portion of its interest, rights and obligations under this Agreement (including all or a portion of its Commitment) and the other Loan Documents; provided, however, that with respect to any assignment,
(i) unless the assignee is (prior to the effective time of the assignment) an existing Lender or an Affiliate of an existing Lender, the Administrative Agent and, if no Event of Default has occurred and is continuing, Multicare (on behalf of the Borrowers) must give their prior written consent to such assignment (which consents shall not be unreasonably withheld), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent and, unless an Event of Default has occurred and is continuing Multicare (on behalf of the Borrowers), for their acceptance, an Assignment and Acceptance Agreement in substantially the form of Exhibit F hereto (the "Assignment and Acceptance"), together with (A) any Note subject to such assignment, and (B) a processing and recordation fee of $3,500.00 or such lesser amount as is required for the Administrative Agent to receive an aggregate amount equal to $3,500.00 under this Agreement and the Acquisition Corp. Credit Agreement in respect of such transfer, (iii) with respect to any assignment of or interest hereunder, such Lender shall contemporaneously assign to the same assignee a proportionately equal amount of its interest in the Acquisition Corp. Credit Agreement, (iv) no Lender may make a partial assignment if the amount of its portion of the Commitment and (without duplication) the outstanding Loans, together with the amount of its interest under the Acquisition Corp. Credit Agreement assigned in accordance with clause (vi) below is, or after giving effect to the proposed assignment would be, less than Ten Million Dollars ($10,000,000.00), (v) unless the assignee is (prior to the effective time of the assignment) a Lender hereunder, the aggregate amount of any interest so sold to any assignee pursuant to any partial assignment hereunder, together with the aggregate amount so sold to such assignee in accordance with clause (vi) below may not be less than Ten Million Dollars ($10,000,000.00), and (vi) with respect to any assignment of an interest hereunder, the assigner shall contemporaneously assign to the same assignee a proportionately equal amount of its interest under the Acquisition Corp. Credit Agreement. "Partial assignment" as used in clauses (iv) and (v) above means any assignment of a Lender's rights and obligations hereunder except an assignment of all of such Lender's rights and obligations such that after the assignment such Lender shall have no Commitment and no interest in any Loans or Letters of Credit hereunder. Upon compliance with clauses (i) through (vi) above, from and after the effective date specified in the relevant Assignment and Acceptance, (x) the assignee shall be a party to this Agreement and the other Loan Documents to which the assignor was a party, and to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and under the other Loan Documents and (y) the assigning Lender shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement and the other Loan Documents.

            (d) Procedures Respecting Assignment. Upon their receipt of an Assignment and Acceptance executed by the assignor and the assignee, subject to the conditions set forth in the preceding paragraph (c), the Administrative Agent and (unless an Event of Default shall have occurred and be continuing) Multicare (on behalf of the Borrowers) shall accept such Assignment and Acceptance. Within thirty (30) Business Days after such Assignment and Acceptance is signed and accepted by all parties, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent new Notes in exchange for the surrendered Notes, each to the order of such assignee in an amount equal to its portion of the Commitment and Loans assigned to it pursuant to such Assignment and Acceptance and new Notes to the order of the assigning Lender in an amount equal to the Commitment and Loans retained by it. Such Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the date of such surrendered Notes (each assignee shall confirm in the Assignment and Acceptance that, notwithstanding the date of the new Notes made in favor of such assignee, such assignee shall have no right to, or interest in, any fees or interest which shall have accrued on the Loans prior to the effective date of the Assignment and Acceptance). Cancelled or replaced Notes shall be returned to the Borrowers upon the execution of such new Notes.

            (e) Assignments to Federal Reserve Bank. Notwithstanding any of the terms of this Section 10.9, without consent of Administrative Agent or Borrower any Lender may assign all or any portion of its rights to payments in connection with this Agreement to a Federal Reserve Bank as collateral in accordance with Regulation A of the Board of Governors of the Federal Reserve System. Such assignment shall not affect any other rights or any obligations of the assigning Lender.

      10.10  COUNTERPARTS; PHOTOCOPIED OR TELECOPIED SIGNATURE
PAGES. Any Loan Document may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. Delivery of a photocopy or telecopy of an executed counterpart of a signature page to any Loan Document shall be as effective as delivery of a manually executed counterpart of such Loan Document.

      10.11 MAXIMUM LAWFUL INTEREST RATE. Notwithstanding any provision contained in this Agreement or the Notes or any other Loan Document, the total liability of the Borrowers for payment of interest pursuant to this Agreement and the Notes shall not exceed the maximum amount of such interest permitted by Law to be charged, collected, or received from the Borrowers, and if any payment by the Borrowers includes interest in excess of such a maximum amount, each Lender shall apply such excess to the reduction of the unpaid principal amount due pursuant to this Agreement and the Notes, or if none is due, to the other Loan Obligations, if any, and then such excess shall be refunded to Multicare (on behalf of the Borrowers).

      10.12  INDEMNIFICATION.

            (a) Whether or not any fundings are made under this Agreement, the Borrowers jointly and severally shall unconditionally upon demand, pay or reimburse the Administrative Agent and other Lender Parties for, and indemnify and save the Administrative Agent, the other Lender Parties and their respective Affiliates, officers, directors, employees, agents, attorneys, shareholders and consultants (collectively, "Indemnitees") harmless from and against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnitee as a result of, or arising out of, or in any way related to or by reason of, this Agreement or any other Loan Document, any Acquisition or transaction from time to time contemplated hereby or by any other Loan Document, the Tender Offer, the Merger, or any transaction actually or proposed to be financed in whole or in part or directly or indirectly with the proceeds of any Loan pr Letter of Credit, any transaction contemplated by the Transaction Documents but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements that the Borrower proves were the result solely of the gross negligence or willful misconduct of such Indemnitee, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Borrowers under this paragraph (a), or any other indemnification obligation of the Borrowers hereunder or under any other Loan Document are unenforceable for any reason, the Borrowers hereby agree, jointly and severally, to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

            (b) Without limiting the generality of the foregoing, the Borrowers jointly and severally hereby indemnify and agree to defend and hold harmless each Indemnitee, from and against any and all claims, actions, causes of action, liabilities, penalties, fines, damages, judgments, losses, suits, expenses, legal or administrative proceedings, interest, costs and expenses (including court costs and attorneys', consultants' and experts' fees) arising out of or in any way relating to: (i) the use, handling, management, production, treatment, processing, storage, transfer, transportation, disposal, release or threat of release of any Environmental Concern Material by or on behalf of, any Borrower or any of its Environmental Affiliates; (ii) the presence of Environmental Concern Materials on, about, beneath or arising from any premises owned or occupied by any Borrower or any of its Environmental Affiliates (herein collectively, the "Premises"); (iii) the failure of any Borrower or Environmental Affiliate of a Borrower or any occupant of any Premises to comply with the Environmental Laws; (iv) any Borrower's breach of any of the representations, warranties and covenants contained herein or in any Loan Documents; (v)

Regulatory Actions (as hereinafter defined) and Third Party Claims (as hereinafter defined); or (vi) the imposition or recording of a Lien against any Premises in connection with any release at, on or from any Premises or any activities undertaken on or occurring at any Premises, or arising from such Premises or pursuant to any Environmental Law. The Borrowers' indemnity and defense obligations under this section shall include, whether foreseeable or unforeseeable, any and all costs related to any remedial action. "Regulatory Action" means any notice of violation, citation, complaint, request for information, order, directive, compliance schedule, notice of claim, consent decree, action, litigation or proceeding brought or instituted by any governmental authority under or in connection with any Environmental Law involving any Borrower or any occupant of any of the Premises or involving any of the Premises or any activities undertaken on or occurring at any Premises. "Third Party Claims" means claims by a party (other than a party to this Agreement and other than Regulatory Actions) based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or welfare due to Environmental Concern Materials on, about, beneath or arising from any Premises or in any way related to any alleged violation of any Environmental Laws or any activities undertaken on or occurring at any Premises.

            (c) The indemnities contained herein shall survive repayment of the Loan Obligations, termination of the Commitment and satisfaction, release, and discharge of the Loan Documents, whether through full payment of the Loans, foreclosure, deed in lieu of foreclosure or otherwise.

            (d) The foregoing amounts are in addition to any other amounts which may be due and payable to the Administrative Agent and/or the Lenders under this Agreement. A certification by the Administrative Agent or a Lender hereunder of the amount of liabilities, losses, costs, expenses, claims and/or charges shall be conclusive, absent manifest error.

      10.13   EXPENSES

            (a) Whether or not there shall be any funding hereunder, the Borrowers agree, jointly and severally, to pay promptly or cause to be paid promptly and to hold harmless:

                  (i) with respect to matters relating to clause (A) of this paragraph (i), the Agents, and with respect to matters relating to (B) and (C) of this paragraph (i), the Administrative Agent (and after an Event of Default and for the period in which the same shall continue, each Lender Party) against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel, including local counsel, auditors, consulting engineers, appraisers, and all other professional, accounting, evaluation and consulting costs) incurred by it from time to time arising from or relating to (A) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents (B) the administration and performance of this Agreement and the other Loan Documents, and (C) any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any other Loan Documents;

                  (ii) the Administrative Agent (and, with respect to clause (D) below, after an Event of Default and for the period in which the same shall continue, each Lender Party), against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel, including local counsel, auditors, consulting engineers, appraisers, and all other professional, accounting, evaluation and consulting costs) incurred by it from time to time arising from or relating to the enforcement or preservation of rights under, or administration of, this Agreement or any other Loan Document (including but not limited to any such costs or expenses arising from or relating to (A) the creation, perfection or protection of any Lien on any Collateral, (B) the protection, collection, lease, sale, taking possession of, preservation of, or realization on, any Collateral, including advances for storage, insurance premiums, transportation charges, taxes, filing fees and the like, (C) collection or enforcement of an outstanding Loan Obligation, and (D) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the other Loan Documents); and

                  (iii) each Lender Party against liability for all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter determined by any Lender Party to be payable in connection with this Agreement or any other Loan Documents.

      10.14 MAXIMUM AMOUNT OF JOINT AND SEVERAL LIABILITY. To the extent that applicable Law otherwise would render the full amount of the joint and several obligations of any Subsidiary of Multicare hereunder and under the other Loan Documents invalid or unenforceable, such Borrower's obligations hereunder and under the other Loan Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower's obligations hereunder and under the other Loan Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 10.14 were not a part of this Agreement.

      10.15 AUTHORIZATION OF MULTICARE BY OTHER BORROWERS. (a) Each of the Borrowers hereby irrevocably authorizes Multicare to give notices, make requests, make payments, receive payments and notices, give receipts and execute agreements, make agreements or take any other action whatever on behalf of such Borrower under and with respect to any Loan Document and each Borrower shall be bound thereby. This authorization is coupled with an interest and shall be irrevocable, and the Administrative Agent and each Lender Party may rely on any notice, request, information supplied by Multicare and every document executed by Multicare, agreement made by Multicare or other action taken by Multicare in respect of the Borrowers or any thereof as if the same were supplied, made or taken by any or all Borrowers. Without limiting the generality of the foregoing, the failure of one or more Borrowers to join in the execution of any writing in connection herewith shall not, unless the context clearly requires, relieve any such Borrower from obligations in respect of such writing.

      The Borrowers acknowledge that the credit provided hereunder is on terms more favorable than any Borrower acting alone would receive and that each Borrower benefits indirectly from all Loans and Letters of Credit hereunder. Multicare and, subject only to the terms of the preceding paragraph (a), each of the other Borrowers, shall be jointly and severally liable for all Loan Obligations, regardless of, inter alia, which Borrower requested (or received the proceeds of) a particular Loan.

            10.16 ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. With respect to its Commitment hereunder and the Loan Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender," "Holders of Notes" and like terms shall include the Administrative Agent in its individual capacity as such. The Administrative Agent and its Affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, serve as "Administrative Agent" for other financing vehicles, issue letters of credit on behalf of, and engage in any other business with, (a) any Loan Party or any stockholder, Subsidiary or Affiliate of any Loan Party or (b) any other Person, whether such other Person may be engaged in any conflict or dispute with any Loan Party or any Lender Party or otherwise, as though the Administrative Agent were not the Administrative Agent hereunder.

      10.17 CERTAIN WAIVERS BY BORROWERS. Each Borrower hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Loan Obligations and any requirement that any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any other Borrower or any other Person or any collateral or other direct or indirect security for any of the Loan Obligations. Without limiting the generality of the foregoing, each Borrower acknowledges and agrees that the Administrative Agent or other Lender Party may commence an action against such Borrower whether or not any action is brought against any other Borrower or against any collateral and it shall be no defense to any action brought against any Borrower that the Lender Parties have failed to bring an action against any other Loan Party or any Collateral.

      10.18 SET-OFF. The Borrowers hereby agree that, to the fullest extent permitted by Law, if any Loan Obligation shall be due and payable (by acceleration or otherwise), each Lender Party shall have the right, without notice to any Borrower, to set-off against and to appropriate and apply to such Loan Obligation any indebtedness, liability or obligation of any nature owing to any Borrower by such Lender Party, including but not limited to all deposits now or hereafter maintained by any Borrower with such Lender Party. Such right shall exist whether or not such Lender Party or any other Person shall have given notice or made any demand to any Borrower or any other Person. The Borrowers hereby agree that, to the fullest extent permitted by Law, any participant and any Affiliate of any Lender Party or any participant shall have the same rights of set-off as a Lender Party as provided in this Section 10.18. The rights provided by this Section 10.18 are in addition to all other rights of set-off and banker's lien and all other rights and remedies which any Lender Party (or any such participant, or Affiliate) may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise.

      10.19 SHARING OF COLLECTIONS. The Lender Parties hereby agree among themselves that if any Lender Party shall receive (by voluntary payment, realization upon security, set-off or from any other source) any amount on account of the Loan Obligations in greater proportion than any such amount received by any other Lender Party (based on the relative amount of each such Lender Party's interest in the Loan Obligations), then the Lender Party receiving such proportionately greater payment shall notify each other Lender Party and the Administrative Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section 10.19 so that, in effect, all such excess amounts will be shared ratably among all of the Lender Parties. The Lender Party receiving such excess amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such excess amount) for cash from the other Lender Parties a participation in the applicable Loan Obligations owed to such other Lender Parties in such amount as shall result in a ratable sharing by all Lender Parties of such excess amount (and to such extent the receiving Lender Party shall be a participant). If all or any portion of such excess amount is thereafter recovered from the Lender Party making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Lender Party making such purchase. The Borrowers hereby consent to and confirm the foregoing arrangements. Each participant shall be bound by this Section 10.19 as fully as if it were a Lender hereunder.

      10.20   CONSENT TO JURISDICTION, SERVICE AND VENUE; WAIVER OF
              JURY TRIAL.

            (a) Consent to Jurisdiction. For the purpose of enforcing payment and performance of the Loan Documents, including, any payment under the Notes and performance of other obligations under the Loan Documents, or in any other matter relating to, or arising out of, the Loan Documents, each of the Borrowers hereby consents to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania or of any federal court located in such state, waive personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to Multicare (on behalf of the applicable Borrowers) at the address provided for in Section 10.1 and service so made shall be deemed to be completed upon actual receipt or execution of a receipt by any Person at such address. Each of the Borrowers hereby waives the right to contest the jurisdiction and venue of the courts located in the Commonwealth of Pennsylvania on the ground of inconvenience or otherwise and, further, waives any right to bring any action or proceeding against (a) the Administrative Agent in any court outside the

Commonwealth of Pennsylvania, or (b) any other Lender other than in a state within the United States designated by such Lender. The provisions of this
Section 10.20 shall not limit or otherwise affect the right of the Administrative Agent or any other Lender Party to institute and conduct an action in any other appropriate manner, jurisdiction or court.

            (b) WAIVER OF JURY TRIAL; DAMAGES. NEITHER ANY LENDER PARTY NOR ANY LOAN PARTY, NOR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF THE FOREGOING SHALL SEEK A JURY TRIAL IN ANY PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR ANY OTHER LOAN DOCUMENT, OR INVOLVING ANY COLLATERAL OR ANY GUARANTY RELATING TO THE INDEBTEDNESS HEREUNDER OR THE RELATIONSHIP BETWEEN OR AMONG SUCH PERSONS OR ANY OF THEM. NO SUCH PERSON WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHTS IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS
SECTION 10.20 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY TO THIS AGREEMENT (i) CERTIFIES THAT NEITHER THE ADMINISTRATIVE AGENT NOR ANY LENDER PARTY NOR ANY REPRESENTATIVE, OR ATTORNEY OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR SUCH LENDER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH (b) OF SECTION 10.20. THE PROVISIONS OF THIS SECTION 10.20 HAVE BEEN FULLY DISCLOSED TO THE PARTIES AND THE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS
SECTION 10.20 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

            IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

                                   Agents and Lenders:

                                   MELLON BANK, N.A., as a Lender
                                   and as Administrative Agent


                                   By
                                       ----------------------------------
                                       Name:
                                       Title:

                                   Address for notices:

                                       street address:

                                          AIM 199-5220
                                          Mellon Independence Center
                                          701 Market Street
                                          Philadelphia, Pennsylvania  19106

                                       mailing address:

                                          AIM 199-5220
                                          P.O. Box 7899
                                          Philadelphia, Pennsylvania  19101-7899

                                       Attention:  Linda Sigler,
                                          Loan Administration

                                       Telephone:  215-553-4583
                                       Facsimile:  215-553-4789

                                   With a copy to

                                       Plymouth Meeting Executive Campus
                                       610 W. Germantown Pike, Suite 200
                                       Plymouth Meeting, Pennsylvania  19462

                                       Attention: Barbara J. Hauswald
                                              Vice President

                                       Telephone:  610-941-8612
                                       Facsimile:  610-941-4136

                                   Domestic Lending Office:

                                   CITICORP, USA, INC., as a Lender and as
                                   Syndication Agent


                                   By
                                       ---------------------------------------
                                       Name:
                                       Title:

                                   Address for notices:

                                       399 Park Avenue
                                       8th Floor
                                       New York, NY  10043

                                       Attention:  Margaret A. Brown

                                       Telephone:  212-559-0501
                                       Facsimile:  212-793-3053

                                   FIRST UNION NATIONAL BANK, as a
                                   Lender and as Documentation Agent



                                   By
                                       ---------------------------------------
                                       Name:
                                       Title:

                                   Address for notices:

                                       One First Union Center TW-5
                                       Charlotte, NC  28288-0735

                                       Attention:  Mr. Joseph H. Towell
                                       Telephone:  704-383-3844
                                       Facsimile:  704-374-4092


                                   NATIONSBANK, N.A., as a Lender and as a
                                   Syndication Agent


                                   By
                                       ---------------------------------------
                                       Name:
                                       Title:

                                   Address for notices:

                                      1 Nationsbank Plaza
                                      5th Floor
                                      Nashville, TN   37239

                                      Attention:  Scott Ward

                                      Telephone:
                                      Facsimile:  615-749-4640

                                      BORROWERS:

                                      THE MULTICARE COMPANIES, INC., a
                                      Delaware corporation



                                      By____________________________
                                      Name: James V. McKeon
                                      Title:  Vice President, Controller
                                      and Assistant Secretary

                                      Address for notices:
                                      148 West State Street
                                      Kennett Square, PA 19348
                                      Attention: Ira C. Gubernick, Esq.

                                      Telephone: (610) 444-6350
                                      Facsimile: (610) 444-3365


ADS APPLE VALLEY LIMITED PARTNERSHIP, a Massachusetts limited partnership, by:
ADS Apple Valley, Inc. its General Partner

ADS DARTMOUTH GENERAL PARTNERSHIP, a Massachusetts general partnership, by ADS Dartmouth ALF, Inc. and ADS Senior Housing, Inc., its General Partners

ADS HINGHAM LIMITED PARTNERSHIP, a Massachusetts limited partnership, by ADS Hingham Nursing Facility, Inc., its General Partner

ADS RECUPERATIVE CENTER LIMITED PARTNERSHIP, a Massachusetts limited partnership, by ADS Recuperative Center, Inc., its General Partner

CARE 4, L.P., a Delaware limited partnership, by Institutional Health Care Services, Inc., its General Partner

CARE HAVEN ASSOCIATES LIMITED PARTNERSHIP, a West Virginia limited partnership, by Glenmark Associates, Inc. and GMA Partnership Holding Company, Inc., its General Partners

                                                         ---------------------
                                                            Initials of Signor

CUMBERLAND ASSOCIATES OF RHODE ISLAND, L.P., a Delaware limited partnership, by Health Resources of Cumberland, Inc., its General Partner

GLENMARK PROPERTIES I, LIMITED PARTNERSHIP, a West Virginia limited partnership, by Glenmark Associates, Inc. and GMA Partnership Holding Company, Inc., its General Partners

GROTON ASSOCIATES OF CONNECTICUT, L.P., a Delaware limited partnership, by Health Resources of Groton, Inc., its General Partner

MIDDLETOWN (RI) ASSOCIATES OF RHODE ISLAND, L.P., a Delaware limited partnership, by Health Resources of Middletown (R.I.), Inc., its General Partner

POINT PLEASANT HAVEN LIMITED PARTNERSHIP, a West Virginia limited partnership, by Glenmark Associates, Inc., its General Partner

RALEIGH MANOR LIMITED PARTNERSHIP, a West Virginia limited partnership, by Glenmark Associates, Inc., its General Partner

ROMNEY HEALTH CARE CENTER LIMITED PARTNERSHIP, a West Virginia limited partnership, by Glenmark Associates, Inc., its General Partner

SISTERVILLE HAVEN LIMITED PARTNERSHIP, a West Virginia limited partnership, by Glenmark Associates, Inc., its General Partner

TEAYS VALLEY HAVEN LIMITED PARTNERSHIP, a West Virginia limited partnership, by Glenmark Associates, Inc., its General Partner

THE STRAUS GROUP - HOPKINS HOUSE, L.P., a New Jersey limited partnership, by Encare of Wyncote, Inc., its General Partner

THE STRAUS GROUP - QUAKERTOWN MANOR, L.P., a New Jersey limited partnership, by Encare of Quakertown, Inc., its General Partner

WALLINGFORD ASSOCIATES OF CONNECTICUT, L.P., a Delaware limited partnership, by Health Resources of Wallingford, Inc., its General Partner

WARWICK ASSOCIATES OF RHODE ISLAND, L.P., a Delaware limited partnership, by Health Resources of Warwick, Inc., its General Partner


Address for notices:
148 West State Street
Kennett Square, PA 19348

Attention: Ira C. Gubernick, Esq.
Telephone: (610) 444-6350
Facsimile: (610) 444-3365



By:__________________________
On behalf of each of the foregoing
as Vice President, Controller
and Assistant Secretary of the General
Partner

HOLLY MANOR ASSOCIATES OF NEW JERSEY, L.P., a Delaware limited partnership, by Encare of Mendham, L.L.C., its General Partner, by Century Care Management, Inc., its authorized manager

MERCERVILLE ASSOCIATES OF NEW JERSEY, L.P., a Delaware limited partnership, by Breyut Convalescent Center, L.L.C., its General Partner, by Century Care Management, Inc., its authorized manager

POMPTON ASSOCIATES, L.P., a New Jersey limited partnership, by Pompton Corp., L.L.C., its General Partner, by Century Care Management, Inc., its authorized manager

THE STRAUS GROUP - OLD BRIDGE, L.P., a New Jersey limited partnership, by Health Resources of Emery, L.L.C., its General Partner, by Century Care Management, Inc., its authorized manager

THE STRAUS GROUP - RIDGEWOOD, L.P., a New Jersey limited partnership, by Health Resources of Ridgewood, L.L.C., its General Partner, by Century Care Management, Inc., its authorized manager


By:__________________________
On behalf of each of the foregoing
as Vice President, Controller
and Assistant Secretary of the manager


Address for notices:
149 West State Street
Kennett Square, PA 19348

Attention: Ira C. Gubernick, Esq.

Telephone: (610) 444-6350
Facsimile: (610) 444-3365

ACADEMY NURSING HOME, INC., a
Massachusetts corporation

ADS APPLE VALLEY, INC., a
Massachusetts corporation

ADS CONSULTING, INC., a
Massachusetts corporation

ADS DANVERS ALF, INC., a Delaware
corporation

ADS DARTMOUTH ALF, INC., a
Delaware corporation

ADS HINGHAM ALF, INC., a Delaware
Corporation

ADS HINGHAM NURSING FACILITY,
INC., a Massachusetts corporation

ADS HOME HEALTH, INC., a Delaware
corporation

ADS MANAGEMENT, INC., a
Massachusetts corporation

ADS/MULTICARE, INC., a Delaware
corporation

ADS RECUPERATIVE CENTER, INC.,
a Massachusetts corporation

ADS SENIOR HOUSING, INC., a
Massachusetts corporation

ADS VILLAGE MANOR, INC., a
Massachusetts corporation

ANR, INC., a Delaware corporation

APPLEWOOD HEALTH RESOURCES,
INC., a Delaware corporation

AUTOMATED PROFESSIONAL
ACCOUNTS, INC., a West Virginia
corporation

BERKS NURSING HOMES, INC., a
Pennsylvania corporation

BETHEL HEALTH RESOURCES, INC.,
a Delaware corporation

BRIGHTWOOD PROPERTY, INC., a
West Virginia corporation

CENTURY CARE CONSTRUCTION,
INC., a New Jersey corporation

CENTURY CARE MANAGEMENT,
INC., a Delaware corporation

CHATEAU VILLAGE HEALTH
RESOURCES, INC., a Delaware
corporation

CHG INVESTMENT CORP., INC., a
Delaware corporation

CHNR-1, INC., a Delaware corporation

COLONIAL HALL HEALTH
RESOURCES, INC., a Delaware
corporation

COLONIAL HOUSE HEALTH
RESOURCES, INC., a Delaware
corporation

COMPASS HEALTH SERVICES, INC.,
a West Virginia corporation

CONCORD HEALTH GROUP, INC., a
Delaware corporation

                                                          --------------------
                                                            Initials of Signor

CONCORD HOME HEALTH, INC., a
Pennsylvania corporation

CONCORD PHARMACY SERVICES,
INC.,  a Pennsylvania corporation

CONCORD REHAB, INC., a
Pennsylvania corporation

CONCORD SERVICE CORPORATION,
a Pennsylvania corporation

CVNR, INC., a Delaware corporation

DELM NURSING, INC., a Pennsylvania
corporation

ELMWOOD HEALTH RESOURCES,
INC., a Delaware corporation

ENCARE OF MASSACHUSETTS, INC.,
a Delaware corporation

ENCARE OF PENNYPACK, INC., a
Pennsylvania corporation

ENCARE OF QUAKERTOWN, INC., a
Pennsylvania corporation

ENCARE OF WYNCOTE, INC., a
Pennsylvania corporation

ENR, INC., a Delaware corporation

GLENMARK ASSOCIATES, INC., a
West Virginia corporation

GMA - BRIGHTWOOD, INC., a West
Virginia corporation

GMA CONSTRUCTION, INC., a West
Virginia corporation


GMA - MADISON, INC., a West
Virginia corporation

GMA PARTNERSHIP HOLDING
COMPANY, INC., a West Virginia
corporation

GMA - UNIONTOWN, INC., a
Pennsylvania corporation

HEALTH RESOURCES OF
BROADMAN, INC., a Delaware
corporation

HEALTH RESOURCES OF CEDAR
GROVE, INC., a New Jersey corporation

HEALTH RESOURCES OF
COLCHESTER, INC., a Connecticut
corporation

HEALTH RESOURCES OF
COLUMBUS, INC., a Delaware
corporation

HEALTH RESOURCES OF
CUMBERLAND, INC., a Delaware
corporation

HEALTH RESOURCES OF
EATONTOWN, INC., a New Jersey
corporation

HEALTH RESOURCES OF
FARMINGTON, INC., a Delaware
corporation

HEALTH RESOURCES OF GARDNER,
INC., a Delaware corporation


                                                          --------------------
                                                            Initials of Signor

HEALTH RESOURCES OF
GLASTONBURY, INC., a Connecticut
corporation

HEALTH RESOURCES OF GROTON,
INC., a Delaware corporation

HEALTH RESOURCES OF LAKEVIEW,
INC., a New Jersey corporation

HEALTH RESOURCES OF LEMONT,
INC., a Delaware corporation

HEALTH RESOURCES OF LYNN,
INC., a New Jersey corporation

HEALTH RESOURCES OF KARMENTA
AND MADISON, INC., a Delaware
corporation

HEALTH RESOURCES OF
MARCELLA, INC., a Delaware
corporation

HEALTH RESOURCES OF
MIDDLETOWN (R.I.), INC., a Delaware
corporation

HEALTH RESOURCES OF
MORRISTOWN, INC., a New Jersey
corporation

HEALTH RESOURCES OF NORFOLK,
INC., a Delaware corporation

HEALTH RESOURCES OF NORWALK,
INC., a Connecticut corporation

HEALTH RESOURCES OF
PENNINGTON, INC., a New Jersey
corporation

HEALTH RESOURCES OF
ROCKVILLE, INC., a Delaware
corporation

HEALTH RESOURCES OF SOUTH
BRUNSWICK, INC., a New Jersey
corporation

HEALTH RESOURCES OF TROY
HILLS, INC., a New Jersey corporation

HEALTH RESOURCES OF
WALLINGFORD, INC., a Delaware
corporation

HEALTH RESOURCES OF WARWICK,
INC., a Delaware corporation

HEALTHCARE REHAB SYSTEMS,
INC., a Pennsylvania corporation

HORIZON ASSOCIATES, INC., a West
Virginia corporation

HORIZON MEDICAL EQUIPMENT
AND SUPPLY, INC., a West Virginia
corporation

HORIZON MOBILE, INC., a West
Virginia corporation

HORIZON REHABILITATION, INC., a
West Virginia corporation

HR OF CHARLESTON, INC., a West
Virginia corporation

HRWV Huntington, Inc., a West Virginia
corporation


                                                          --------------------
                                                            Initials of Signor

INSTITUTIONAL HEALTH CARE
SERVICES, INC., a New Jersey
corporation

LAKEWOOD HEALTH RESOURCES,
INC., a Delaware corporation

LAUREL HEALTH RESOURCES, INC.,
a Delaware corporation

LEHIGH NURSING HOMES, INC., a
Pennsylvania corporation

LWNR, INC., a Delaware corporation

MABRI CONVALESCENT CENTER,
INC., a Connecticut corporation

MARKGLEN, INC., a West Virginia
corporation

MARSHFIELD HEALTH RESOURCES,
INC., a Delaware corporation

MONTGOMERY NURSING HOMES,
INC., a Pennsylvania corporation

MULTICARE AMC, INC., a Delaware
Corporation

MULTICARE HOME HEALTH OF
ILLINOIS, INC., a Delaware corporation

NATIONAL PHARMACY SERVICE,
INC., a Pennsylvania corporation

NURSING AND RETIREMENT
CENTER OF THE ANDOVERS, INC., a
Massachusetts corporation

PHC OPERATING CORP., a Delaware
corporation

POCAHONTAS CONTINUOUS CARE
CENTER, INC., a West Virginia
corporation

PRESCOTT NURSING HOME, INC., a
Massachusetts corporation

PROGRESSIVE REHABILITATION
CENTERS, INC., a Delaware corporation

PROVIDENCE HEALTH CARE, INC., a
Delaware corporation

REST HAVEN NURSING HOME, INC,
a West Virginia corporation

RIDGELAND HEALTH RESOURCES,
INC., a Delaware corporation

RIVER PINES HEALTH RESOURCES,
INC., a Delaware corporation

RIVERSHORES HEALTH RESOURCES,
INC., a Delaware corporation

RLNR, INC., a Delaware corporation

ROSE HEALTHCARE, INC.,
a New Jersey corporation

ROSE VIEW MANOR, INC., a
Pennsylvania corporation

RSNR, INC., a Delaware corporation

RVNR, INC., a Delaware corporation

SENIOR LIVING VENTURES, INC., a
Pennsylvania corporation


                                                            ------------------
                                                            Initials of Signor

SCHUYLKILL NURSING HOMES,
INC., a Pennsylvania corporation

SCHUYLKILL PARTNERSHIP
ACQUISITION CORP., a Pennsylvania
corporation

SENIOR SOURCE, INC., a Massachusetts
corporation

SNOW VALLEY HEALTH
RESOURCES, INC., a Delaware
corporation

SOLOMONT FAMILY FALL RIVER
VENTURE, INC., a Massachusetts
corporation

SOLOMONT FAMILY MEDFORD
VENTURE, INC., a Massachusetts
corporation

STAFFORD CONVALESCENT
CENTER, INC., a Delaware corporation

S.T.B. INVESTORS, LTD., a New York
corporation

SVNR, INC., a Delaware corporation

THE ADS GROUP, INC., a
Massachusetts corporation

TRI-STATE MOBILE MEDICAL
SERVICES, INC., a West Virginia
corporation

WESTFORD NURSING AND
RETIREMENT CENTER, INC., a
Massachusetts corporation

WILLOW MANOR NURSING HOME,
INC., a Massachusetts corporation


By:_______________________
On behalf of each of the foregoing as Vice
President, Controller and Assistant
Secretary


Address for notices:
148 West State Street
Kennett Square, PA 19348

Attention: Ira C. Gubernick, Esq.

Telephone: (610) 444-6350
Facsimile: (610) 444-3365

BREYUT CONVALESCENT CENTER, L.L.C., a New Jersey limited liability company, by Century Care Management, Inc., its authorized manager

ENCARE OF MENDHAM, L.L.C., a New Jersey limited liability company, by Century Care Management, Inc., its authorized manager

HEALTH RESOURCES OF BRIDGETON, L.L.C., a New Jersey limited liability company, by Century Care Management, Inc., its authorized manager

HEALTH RESOURCES OF CINNAMINSON, L.L.C., a New Jersey limited liability company, by Century Care Management, Inc., its authorized manager

HEALTH RESOURCES OF CRANBURY, L.L.C., a New Jersey limited liability company, by Century Care Management, Inc., its authorized manager

HEALTH RESOURCES OF EMERY, L.L.C., a New Jersey limited liability company, by Century Care Management, Inc., its authorized manager

HEALTH RESOURCES OF ENGLEWOOD, L.L.C., a New Jersey limited liability company, by Century Care Management, Inc., its authorized manager

HEALTH RESOURCES OF EWING, L.L.C., a New Jersey limited liability company. by Century Care Management, Inc., its authorized manager

HEALTH RESOURCES OF FAIR LAWN, L.L.C., a New Jersey limited liability company, by Century Care Management, Inc., its authorized manager

HEALTH RESOURCES OF JACKSON, L.L.C., a New Jersey limited liability company, by Century Care Management, Inc., its authorized manager

HEALTH RESOURCES OF RIDGEWOOD, L.L.C., a New Jersey limited liability company, by Century Care Management, Inc., its authorized manager

HEALTH RESOURCES OF WEST ORANGE, L.L.C., a New Jersey limited liability company, by Century Care Management, Inc., its authorized manager

POMPTON CARE, L.L.C., a New Jersey limited liability company, by Century Care Management, Inc., its authorized manager

ROEPHEL CONVALESCENT CENTER, L.L.C., a New Jersey limited liability company, by Century Care Management, Inc., its authorized manager


                                                            ------------------
                                                            Initials of Signor

                                   TOTAL REHABILITATION CENTER, L.L.C., a New
                                   Jersey limited liability corporation, by
                                   Century Care Management, Inc., its authorized manager


                                   By:_______________________
                                   On behalf of each of the foregoing
                                   Vice President, Controller
                                   and Assistant Secretary of the manager

                                   Address for notices:
                                   148 West State Street
                                   Kennett Square, PA 19348

                                   Attention: Ira C. Gubernick, Esq.

                                   Telephone: (610) 444-6350
                                   Facsimile: (610) 444-3365

      The Surety hereby joins this Credit Agreement for the purposes of (1) acknowledging the terms and conditions and receipt of a true, correct and complete copy hereof, (2) representing and warranting to the Lender Parties that the representations and warranties contained herein are true and correct, and
(3) agreeing with the Lender Parties to comply with the affirmative, financial and negative covenants contained herein to the extent they apply, by their terms, to the Surety.

                                    GENESIS ELDERCARE CORP.


                                    By
                                       ----------------------------------
                                    Title:

LIST OF SCHEDULES

1.1         Lenders' Commitments
3.1(a)      Corporate/Partnership Status of Borrowers
3.1(b)      Capitalization of Borrowers
3.1(o)      Management Agreements
3.1(p)      Health Care Businesses
3.1(q)      Leases of Borrowers
3.1(s)      Employee Benefits/ERISA Matters
4.10        Adding Borrowers
6.1         Existing Indebtedness
6.2         Permitted Liens
6.3         Investments
6.4         Acquisition Conditions
6.5(d)      Ohio, Illinois and Wisconsin Operations
6.5(f)      Assisted Living Facilities
6.5(h)      Disposition Conditions
9.1         Excluded Subsidiaries

LIST OF EXHIBITS

A-1         Form of Note
A-2         Form of Swing Loan Note
B           Form of Advance Request
C           Form of Prepayment Notice
D           Form of Pledge Agreement
E           Form of Officer's Compliance Certificate
F           Form of Assignment and Acceptance Agreement

                                 SCHEDULE 1.1


                                  Allocations
                         Multicare Short Term Facility


                                $425,000,000.00


            Bank
            ----

            Mellon                        $106,250,000.00
            Citibank                      $106,250,000.00
            NationsBank                   $106,250,000.00
            First Union                   $106,250,000.00

                                 SCHEDULE 4.10

                             JOINDER OF BORROWERS

            1. Joinder Supplement. Multicare (on behalf of itself and the other Borrowers) and each Joining Subsidiary shall execute and deliver to the Administrative Agent, with an executed counterpart for each Lender Party, a "Joinder Supplement" as defined in Section 4.10 to this Agreement as to becoming a party hereto and to the relevant Loan Documents.

            2. Notes. Each Joining Subsidiary and each existing Borrower shall execute and deliver to the Administrative Agent a replacement Note or Allonge for each Lender, as necessary.

            3. Collateral. Each applicable Borrower and each applicable Joining Subsidiary shall deliver to the Administrative Agent (1) certificates and instruments representing the stock certificates and other instruments to be pledged pursuant to the Pledge Agreement accompanied by duly executed instruments of transfer or assignments in blank to the extent required by the Pledge Agreement and (2) evidence of the completion of all recordings and filings (including Uniform Commercial Code financing statements) as may be necessary or, in the opinion of the Administrative Agent or the Collateral Agent, desirable to create or perfect the Liens granted and created or purported to be granted and created by each Joining Subsidiary (or by each existing Borrower in the collateral comprised of equity of any Joining Subsidiaries) under and pursuant to the Pledge Agreement.

            4. Lien Searches. For each Joining Subsidiary which is acquired by a Borrower pursuant to an Acquisition, each Joining Subsidiary shall deliver to the Administrative Agent such evidence of recent searches of Uniform Commercial Code, tax, judgment records and other appropriate registers as the Administrative Agent shall request.

            5. Corporate or Partnership Proceedings. Each Joining Subsidiary shall deliver to the Administrative Agent, with an executed counterpart for each Lender Party, certificates by the Secretary or Assistant Secretary of each Joining Subsidiary (or general partner thereof), dated as of the Joinder Effective Date (as defined below) as to the incumbency and signatures of the respective officers of such Joining Subsidiary who are authorized to sign Loan Documents, together with (i) true copies of the articles of incorporation and bylaws or partnership agreement (or other constituent documents) of such Joining Subsidiary in effect on such date, (ii) true copies of all corporate or partnership action taken by such Joining Subsidiary relative to this Agreement, the Joinder Supplement and the other Loan Documents. Each Joining Subsidiary shall also deliver certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated not more than 30 days before the relevant Joinder Effective Date showing the good standing of such Joining Subsidiary in its state of incorporation or organization and each state in which such Joining Subsidiary does business.

            6. Legal Opinions of Counsel. The Borrowers and each Joining Subsidiary collectively shall cause to be delivered to the Administrative Agent, with an executed counterpart for each Lender, an opinion or opinions addressed to each Lender, dated the relevant Joinder Effective Date, of counsel to such Joining Subsidiary, Genesis and each of the other Borrowers as to such matters as may be requested by the Administrative Agent, all in form and substance satisfactory to the Administrative Agent.

            7. Fees, Expenses, Etc. The Borrowers and each Joining Subsidiary shall pay or cause to be paid all fees and other compensation required to be paid to the Lender pursuant hereto or pursuant to any other written agreement on or prior to the Joinder Effective Date.

            8. Additional Matters. The Borrowers and each Joining Subsidiary shall deliver, or cause to be delivered, to the Administrative Agent such other revised schedules, certificates, opinions, instruments and other documents (including those relating to licensing) as may be requested by the Administrative Agent. All such schedules, certificates, opinions, instruments and other documents shall be satisfactory in form and substance to the Administrative Agent.

                                 SCHEDULE 6.4

                            ACQUISITION CONDITIONS

            1. Notice. Not later than 15 Business Days before the consummation of a proposed Acquisition, Multicare (on behalf of the Borrowers) shall have delivered to each Lender a notice of the proposed Acquisition, together with the following:

                  (1) copies of audited financial statements of the entity to be acquired (the "Target") for its last three fiscal years (to the extent that such audited statements are available, or, to the extent such audited statements are not so available, unaudited statements for as much of such period as is available);

                  (2) copies of the interim financial statements of the Target for the latest fiscal quarter;

                  (3) a pro forma projected balance sheet of Multicare and its Restricted Subsidiaries as of the date of, and after giving effect to, the proposed Acquisition and a pro forma income statement of Multicare and its Restricted Subsidiaries for the four fiscal quarters ended on, or most recently prior to, the date of such proposed Acquisition after giving effect thereto;

                  (4) an Officer's Compliance Certificate showing pro forma compliance with the covenants referred to therein after giving effect to the proposed Acquisition (which certificate may be delivered after the other items referred to in this paragraph (1) but no later than five (5) Business Days prior to the date of the proposed Acquisition); and

                  (5) revisions to the most recent financial projections delivered to the Lender Parties by Multicare, which revisions shall take into account the projected financial condition and results of operations of the Target for the period covered by such projections.

            2. Other Information. In addition, Multicare (on behalf of the Borrowers) shall have delivered to the Administrative Agent (and with respect to the information referred to in paragraph (2) below, the requesting Lender) the following:

                  (1) copies of any agreements entered into or proposed to be entered into by such Borrower in connection with such Acquisition; and

                  (2) such other information about the Target or such Acquisition as any Lender may reasonably request.

            3. Board Approval. The board of directors (or equivalent governing body) of the Target shall have approved such Acquisition.

            4. Line of Business. Not less than 75% of the Target's revenues during its most recently completed fiscal year shall have been derived from lines of business which are, at the time of the Acquisition, among the principal lines of business of any of the Borrowers.

            5. No Default. No Event of Default or Default shall have occurred and be continuing before, or after giving effect to, the consummation of the Acquisition.

            6. Limitations on Mergers and Consolidations. If any merger is effected in connection with the Acquisition, a Borrower (including an entity that becomes a Borrower consistent with the provisions of this Agreement) shall be the surviving entity in the merger. No consolidation shall be permitted in connection with any Acquisition.

            7. Joinder to Loan Documents. The Borrowers shall cause any new (direct or indirect) Subsidiary of Genesis which is created or acquired as a direct or indirect result of, or in connection with, such Acquisition, to become a Borrower hereunder pursuant to and in accordance with the terms of Section
4.10 of this Agreement and shall cause the ownership interests therein to be pledged under the Pledge Agreement.

            8. Arm's Length. The Acquisition shall be made in good faith in an arm's-length transaction to a Person which is not an Affiliate of any Borrower, except as otherwise agreed to by the Lenders. Without limiting the generality of the foregoing, the total consideration paid for the Acquisition shall be no greater than the fair market value of the subject assets (including intangible assets).

                                SCHEDULE 6.5(h)


                            DISPOSITION CONDITIONS

            1. Notice. Multicare (on behalf of the Borrowers) shall have given each Lender Party at least 5 days prior written notice of any transfer (as defined in Section 6.5 of this Agreement), together with an Officer's Compliance Certificate showing pro forma compliance with the financial covenants referred to therein (including the financial tests set forth in paragraph (h) of Section 6.5) after giving effect to such transfer.

            2. Arm's Length. The transfer shall be made in good faith in an arm's-length transaction to a Person which is not an Affiliate of any Borrower, except as otherwise agreed to by the Required Lenders. Without limiting the generality of the foregoing, the total consideration for the transfer shall be at least equal to the fair market value of the subject assets (including intangible assets).

            3. Transfer of Equity of a Borrower. In the event that any shares of capital stock, partnership interests or other ownership interests of a Borrower are to be disposed of or otherwise transferred in such transaction each of the following additional conditions shall be met:

                  (a) All Loans made to such Borrower and all intercompany obligations of such Borrower shall have been repaid in full and such Borrower shall sign an acknowledgement that all obligations of the Lender to it are terminated; and

                  (b) The Administrative Agent shall have received such replacement Notes, certificates, opinions, documents and/or instruments it shall reasonably request.

            4. 1997 Subordinated Debt Indenture. The disposition shall not be prohibited by or result in a default or breach under, or trigger a mandatory prepayment requirement under the terms of the 1997 Subordinated Debt Indenture.